   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 30, 1998
                                                       REGISTRATION NO. 33-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          PENHALL INTERNATIONAL CORP.
             (Exact name of registrant as specified in its charter)

               ARIZONA                                   7353                                 86-0634394
   (State or other jurisdiction of           (Primary Standard Industrial                  (I.R.S. Employer
    incorporation or organization)           Classification Code Number)                 Identification No.)

                            ------------------------

                                1801 PENHALL WAY
                                 P.O. BOX 4609
                           ANAHEIM, CALIFORNIA 92803
                                 (714) 772-6450
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         ------------------------------

                                MARTIN W. HOUGE
               VICE PRESIDENT-FINANCE AND CHIEF FINANCIAL OFFICER
                          PENHALL INTERNATIONAL CORP.
                        1801 PENHALL WAY, P.O. BOX 4609
                           ANAHEIM, CALIFORNIA 92803
                                 (714) 772-6450
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         ------------------------------

                                WITH COPIES TO:

                              BRUCE B. WOOD, ESQ.
                             DECHERT PRICE & RHOADS
                              30 ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10112
                                 (212) 698-3500

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                      PROPOSED            PROPOSED
                                                                      MAXIMUM             MAXIMUM            AMOUNT OF
          TITLE OF EACH CLASS OF                AMOUNT TO BE       OFFERING PRICE        AGGREGATE          REGISTRATION
        SECURITIES TO BE REGISTERED              REGISTERED         PER UNIT(1)      OFFERING PRICE(1)          FEE
12% Senior Notes due 2006..................     $100,000,000            100%            $100,000,000          $29,500
Guarantees of Senior Notes.................     $100,000,000             --                  --                 None

(1) Estimated pursuant to Rule 457(f) solely for purposes of calculating the registration fee.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          PENHALL INTERNATIONAL CORP.

                        TABLE OF ADDITIONAL REGISTRANTS

                                                                STATE OR
                                                                  OTHER                                      IRS
                                                              JURISDICTION       PRIMARY STANDARD         EMPLOYER
                                                                   OF        INDUSTRIAL CLASSIFICATION  IDENTIFICATION
NAME                                                          INCORPORATION         CODE NUMBER            NUMBER
------------------------------------------------------------  -------------  -------------------------  -------------
Penhall Rental Corp.........................................    California                7353             33-0286366
Penhall Company.............................................    California                7353             33-0349226

    The address, including zip code and telephone number, including area code, for each of the additional registrants' principal executive offices is 1801 Penhall Way, P.O. Box 4609, Anaheim, California 92803, (714) 772-6450.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 1998

PROSPECTUS

                               OFFER TO EXCHANGE

                           12% SENIOR NOTES DUE 2006
                              FOR ALL OUTSTANDING
                           12% SENIOR NOTES DUE 2006
                                       OF

                          PENHALL INTERNATIONAL CORP.

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
           NEW YORK CITY TIME, ON             , 199 , UNLESS EXTENDED
                            ------------------------

    Penhall International Corp., an Arizona corporation formerly known as Phoenix Concrete Cutting, Inc. (the "Company"), hereby offers to exchange an aggregate principal amount of up to $100,000,000 of its 12% Senior Notes due 2006 (the "New Notes") for a like principal amount of its 12% Senior Notes due 2006 (the "Existing Notes") outstanding on the date hereof upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying letter of transmittal (the "Letter of Transmittal" and, together with this Prospectus, the "Exchange Offer"). The New Notes and the Existing Notes are hereinafter collectively referred to as the "Notes." The terms of the New Notes are identical in all material respects to those of the Existing Notes, except for certain transfer restrictions and registration rights relating to the Existing Notes. The New Notes will be issued pursuant to, and be entitled to the benefits of, the Indenture (as defined) governing the Existing Notes.

    The New Notes will bear interest from and including the date of consummation of the Exchange Offer. Interest on the New Notes will be payable semi-annually on February 1 and August 1 of each year, commencing February 1, 1999. Additionally, interest on the New Notes will accrue from the last interest payment date on which interest was paid on the Existing Notes surrendered in exchange therefor or, if no interest has been paid on the Existing Notes, from the date of original issue of the Existing Notes. Holders whose Existing Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Existing Notes.

    The New Notes will mature on August 1, 2006. The New Notes will be redeemable, in whole or in part, at the option of the Company on or after August 1, 2003 at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, at any time on or prior to August 1, 2001, the Company, at its option, may redeem, with the net cash proceeds of one or more Public Equity Offerings (as defined) by the Company, up to 30% of the aggregate principal amount of the Notes, at a redemption price equal to 112% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption; PROVIDED that at least 70% of the aggregate principal amount of the Notes remains outstanding immediately following such redemption. Upon a Change of Control (as defined), each holder of New Notes will have the right, subject to certain conditions, to require the Company to repurchase such holder's New Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the repurchase date. In addition, the Company will be obligated to offer to repurchase the New Notes at 100% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase in the event of certain Asset Sales (as defined). See "Description of the Notes."

    The New Notes will be general unsecured senior obligations of the Company and will rank PARI PASSU in right of payment with all existing and future unsubordinated indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company. The New Notes will

                                                   (CONTINUED ON FOLLOWING PAGE)
                            ------------------------

    SEE "RISK FACTORS" COMMENCING ON PAGE 15 FOR A DISCUSSION OF CERTAIN FACTORS THAT HOLDERS OF EXISTING NOTES SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

               The date of this Prospectus is            , 1998.

be effectively subordinated in right of payment to all secured indebtedness of the Company, including indebtedness incurred under the New Credit Facility (as defined), to the extent of the assets securing such indebtedness. The New Notes will be unconditionally guaranteed (the "Guarantees"), on a senior basis by each of the Company's subsidiaries that guarantee amounts under the New Credit Facility (the "Guarantors"). The Guarantees will be general unsecured obligations of the Guarantors and will rank PARI PASSU in right of payment with all existing and future unsubordinated indebtedness of the Guarantors and senior in right of payment to all existing and future subordinated indebtedness of the Guarantors. The Guarantees will be effectively subordinated in right of payment to all secured indebtedness of the Guarantors to the extent of the assets securing such indebtedness. As of June 30, 1998, on a Pro Forma Basis (as defined), the Company would have had approximately $120.6 million of indebtedness outstanding (exclusive of $30.0 million of unused commitments under the New Credit Facility), $20.0 million of which would have been secured, and the Guarantors would have had approximately $4.1 million of indebtedness outstanding (exclusive of the guarantees by the Guarantors of the Company's obligations under the Notes and the New Credit Facility), all of which would have been secured. See "Description of Certain Indebtedness."

    The Existing Notes were issued by Penhall Acquisition Corp., an Arizona corporation (the "Issuer") formed by Bruckmann, Rosser, Sherrill & Co., L.P. ("BRS") to effect a recapitalization (the "Recapitalization") of Penhall International, Inc., a California corporation and former corporate parent of the Company ("PII"). As part of the Recapitalization, a series of mergers (the "Mergers") were consummated pursuant to which the Company became the corporate parent of PII, BRS acquired an interest in the Company and the Company became the successor obligor on the Existing Notes. Immediately following consummation of the Transactions (as defined), PII changed its name to "Penhall Rental Corp." and the Company changed its name from "Phoenix Concrete Cutting, Inc." to "Penhall International Corp."

    The New Notes are being offered hereunder in order to satisfy certain obligations of the Company and the Guarantors contained in the Registration Rights Agreement dated August 4, 1998 (the "Registration Rights Agreement") by and among the Issuer, the Company, the Guarantors, BT Alex. Brown Incorporated ("BTAB") and Credit Suisse First Boston (collectively with BTAB, the "Initial Purchasers") with respect to the initial sale of the Existing Notes.

    The Company will not receive any proceeds from the Exchange Offer. The Company will pay all the expenses incident to the Exchange Offer. Tenders of Existing Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date (as defined) for the Exchange Offer. In the event the Company terminates the Exchange Offer and does not accept for exchange any Existing Notes with respect to the Exchange Offer, the Company will promptly return such Existing Notes to the holders thereof. See "The Exchange Offer."

    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivery of a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Existing Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    Prior to the Exchange Offer, there has been no public market for the Existing Notes. If a market for the New Notes should develop, such New Notes could trade at a discount from their principal amount. The Company currently does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system, and no active public market for the New Notes is currently anticipated. There can be no assurance that an active public market for the New Notes will develop.

    The Exchange Offer is not conditioned upon any minimum principal amount of Existing Notes being tendered for exchange pursuant to the Exchange Offer.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the New Notes being offered hereby. This Prospectus does not contain all the information set forth in the Exchange Offer Registration Statement. For further information with respect to the Company and the Exchange Offer, reference is made to the Exchange Offer Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Exchange Offer Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

    The Company is not currently subject to the periodic reporting and other information requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). The Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the Notes remain outstanding, it will furnish to the holders of the Notes and to the extent permitted by applicable law or regulation, file with the Commission following the consummation of the Exchange Offer (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company was required to file such Forms, including for each a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's independent auditors and (ii) all reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. All reports filed with the Commission will be available on the Commission's web site at http:\\www.sec.gov. In addition, for so long as any of the Notes remain outstanding, the Company has agreed to make available to any prospective purchaser of the Notes or beneficial owner of the Notes, in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act.

    CERTAIN STATEMENTS CONTAINED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION, STATEMENTS CONTAINING THE WORDS "BELIEVES," ANTICIPATES," "INTENDS," "EXPECT," "SHOULD," "MAY," "WILL," "CONTINUE" AND "ESTIMATE," AND WORDS OF SIMILAR IMPORT, CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY OR INDUSTRY RESULTS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH FACTORS INCLUDE, AMONG OTHERS, THE FOLLOWING: GENERAL ECONOMIC AND BUSINESS CONDITIONS, BOTH DOMESTIC AND FOREIGN; INDUSTRY AND MARKET CAPACITY; DEMOGRAPHIC CHANGES; EXISTING GOVERNMENT REGULATIONS AND CHANGES IN, OR THE FAILURE TO COMPLY WITH, GOVERNMENT REGULATIONS; LIABILITY AND OTHER CLAIMS ASSERTED AGAINST THE COMPANY; COMPETITION; THE LOSS OF ANY SIGNIFICANT CUSTOMERS; CHANGES IN OPERATING STRATEGY OR DEVELOPMENT PLANS; THE ABILITY TO ATTRACT AND RETAIN QUALIFIED PERSONNEL; THE SIGNIFICANT INDEBTEDNESS OF THE COMPANY AFTER THE TRANSACTIONS CONTEMPLATED HEREBY; THE AVAILABILITY AND TERMS OF CAPITAL TO FUND THE EXPANSION OF THE COMPANY'S BUSINESS; AND OTHER FACTORS REFERENCED IN THIS PROSPECTUS. CERTAIN OF THESE FACTORS ARE DISCUSSED IN MORE DETAIL ELSEWHERE IN THIS PROSPECTUS, INCLUDING, WITHOUT LIMITATION, UNDER THE CAPTIONS "SUMMARY," "RISK FACTORS," "UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS." GIVEN THESE UNCERTAINTIES, PROSPECTIVE INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY DISCLAIMS ANY OBLIGATION TO UPDATE FACTORS OR TO PUBLICLY ANNOUNCE THE RESULT OF ANY REVISIONS TO ANY OF THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN TO REFLECT FUTURE EVENTS OR DEVELOPMENTS.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED OR THE CONTEXT OTHERWISE REQUIRES, REFERENCES TO (I) THE "ISSUER" ARE TO PENHALL ACQUISITION CORP., AN ARIZONA CORPORATION, (II) "PENHALL GROUP" ARE TO PENHALL INTERNATIONAL, INC., A CALIFORNIA CORPORATION, AND EACH OF ITS SUBSIDIARIES FOR PERIODS PRIOR TO THE TRANSACTIONS (AS DEFINED) AND TO PENHALL INTERNATIONAL CORP., AN ARIZONA CORPORATION, AND ITS DIRECT AND INDIRECT SUBSIDIARIES FROM AND AFTER THE TRANSACTIONS, AFTER GIVING EFFECT THERETO, (III) "MANAGEMENT" ARE TO THE EXECUTIVE OFFICERS IDENTIFIED UNDER "MANAGEMENT--DIRECTORS AND EXECUTIVE OFFICERS" AND (IV) "FISCAL YEARS" ARE TO THE FISCAL YEARS OF PENHALL INTERNATIONAL, INC., WHICH END ON JUNE 30. INFORMATION PROVIDED HEREIN ON A "PRO FORMA BASIS" FOR ANY PERIOD OR AS OF ANY DATE GIVES EFFECT TO THE HSI ACQUISITION (AS DEFINED) AND THE TRANSACTIONS IN THE MANNER DESCRIBED UNDER "UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS." CERTAIN MARKET DATA USED IN THIS PROSPECTUS REFLECT MANAGEMENT ESTIMATES; WHILE SUCH ESTIMATES ARE BELIEVED BY MANAGEMENT TO BE RELIABLE, NO ASSURANCE CAN BE GIVEN THAT SUCH DATA IS ACCURATE IN ALL MATERIAL RESPECTS.

                               THE PENHALL GROUP

    The Penhall Group, founded in 1957, is one of the largest operated equipment rental providers in the United States. The Penhall Group differentiates itself from other equipment rental companies by providing specialized services in connection with infrastructure projects through renting equipment along with skilled operators on an hourly or fixed-price quote basis ("Operated Equipment Rental Services") to serve construction, industrial, manufacturing, governmental and residential customers. In addition, the Penhall Group complements its Operated Equipment Rental Services by providing services on a fixed-price contract basis for long-term projects. The Penhall Group employs over 510 skilled operators and has approximately 497 units in its diverse operated equipment rental fleet, which includes a broad selection of equipment ranging from smaller items such as diamond abrasive saws and coring units, to large equipment such as backhoes, excavators, water trucks, and concrete grinders. The Penhall Group provides its services from 21 locations in nine states, with a presence in some of the fastest growing states in terms of construction spending and population growth, including its primary market, California, as well as other strategic markets including Arizona, Colorado, Nevada, Texas, Georgia and Utah (collectively, the "Markets"). The Penhall Group has a diverse base of over 6,800 customers, and other than projects for federal, state and municipal agencies, no one customer has accounted for more than 5% of its total revenue in any of the past five fiscal years. The Penhall Group has a reputation for high quality service which results in a high degree of customer loyalty and, based on the last fiscal quarter, Management believes that on average in excess of 95% of its revenues are derived through repeat business from existing customers. The Penhall Group has increased its EBITDA margin from 13.2% in fiscal 1993 to 20.7% in fiscal 1998 due to Management's focus on (i) maximizing high-margin Operated Equipment Rental Services revenues through increased equipment rental fleet utilization, (ii) controlling overhead and (iii) successfully integrating acquisitions and start-up locations. During that same period, revenue and EBITDA grew at a compound annual growth rate ("CAGR") of 15.0% and 25.7%, respectively. During fiscal 1998, on a Pro Forma Basis, the Penhall Group generated revenues and EBITDA of approximately $114.7 million and $24.7 million, respectively.

    Through its skilled operators and equipment rental fleet, the Penhall Group performs new construction, rehabilitation and demolition services in connection with infrastructure projects. For short duration assignments, typically lasting from several hours to a few weeks, the Penhall Group generally provides Operated Equipment Rental Services on an hourly or fixed-price quote basis. Services provided in this manner include specialized work such as highway and airport runway grooving and asphalt cutting, as well as demolition work such as concrete breaking, removal and recycling. Operated Equipment Rental Services represented approximately three quarters of total revenues for fiscal 1998. For longer duration projects, which may last from a few days to several years, the Penhall Group provides services on a fixed-price contractual basis. Services provided in this manner include work for highway, airport and building general contractors, federal, state and municipal agencies and for property owners. A majority of fixed-price contract revenues are derived from long-term highway projects which have an average contract length of approximately ten months. The Penhall Group strives to maximize utilization of its operated equipment rental fleet and uses its fixed-price contract services to (i) market its Operated Equipment Rental Services, (ii) increase utilization of its operated equipment rental fleet and (iii) differentiate it from other equipment rental competitors. As part of a fixed-price contract project, the Penhall Group is responsible for completion of an entire job or project, and typically employs its Operated Equipment Rental Services. On average, approximately 20% to 30% of Operated Equipment Rental Services revenues are generated from fixed-price contracts. Revenues generated by Penhall's contract divisions, excluding services performed by the equipment rental divisions on long-term contracts, represent approximately 23.5% of the total revenues for fiscal 1998.

    The operated equipment rental industry ("Operated Equipment Rental Industry") is a specialized niche segment of the highly fragmented United States equipment rental industry. There are an estimated 17,000 equipment rental companies in the United States, and no single company represented more than 2% of total market revenues in 1996. According to industry sources, the United States equipment rental industry grew from approximately $600 million in revenues in 1982 to an estimated $18 billion in 1997, representing a CAGR of 23.7%. Management believes that the Operated Equipment Rental Industry has grown at a similar rate during this period. This growth has been driven primarily by construction spending and continued outsourcing of equipment needs by construction and industrial companies. While customers traditionally have rented equipment for specific purposes such as supplementing capacity during peak periods and in connection with special projects, customers are increasingly looking to rental operators to provide an ongoing, comprehensive supply of equipment, enabling such customers to benefit from the economic advantages and convenience of rental. Also, according to industry sources, for the six months ended January 31, 1998, construction spending in the Penhall Group's Markets grew by an average of 12.3%, significantly outperforming the 8% growth of United States construction spending, primarily due to strong regional economies, favorable demographics and growing levels of construction activity present in these Markets. In addition, Management believes the Operated Equipment Rental Industry will continue to grow significantly as, according to the United States Department of Transportation, 59% of the nation's major roads are in poor or mediocre condition and 31% of the nation's bridges are structurally deficient and/or functionally obsolete. Also, the Transportation Bill (as defined) recently approved by the President of the United States calls for approximately a 44% increase in national spending on highways and mass transit from current levels over the next six years and approximately a 58% increase in the Penhall Group's Markets overall on a non-weighted average basis.

                             COMPETITIVE STRENGTHS

    Management believes that the following strengths will provide the Penhall Group with significant competitive advantages and the opportunity to achieve continued growth and increased profitability:

    DIVERSIFIED REVENUE BASE. The Penhall Group has a diverse revenue base resulting from (i) a broad base of over 6,800 customers, (ii) serving a broad array of end-user markets, and (iii) offering a variety of services. Management believes that the Penhall Group's diverse revenue base, along with the portion of its business derived from customers that have fixed spending budgets, help insulate it from economic downturns. The Penhall Group derives its revenues from a diverse group of customers consisting of highway, airport and building general contractors, and federal, state and municipal agencies in various construction, industrial, manufacturing, governmental and residential markets. Other than projects for federal, state and municipal agencies, no one customer has accounted for more than 5% of the Penhall Group's total revenue in any of the past five fiscal years. A significant portion of the Penhall Group's revenues are generated from federal, state and municipal agencies, which typically invest in infrastructure projects based on a fixed budget for a certain time period, as opposed to discretionary spending tied to economic cycles. The Penhall Group also offers a broad array of services ranging from the rental of a single unit to contracting for an entire job, and its specialized services are concentrated in both new construction as well as rehabilitation and maintenance of existing infrastructure, which serves to mitigate the effects of cycles within the construction industry. Within its array of services, the Penhall Group's fixed-price contracts complement its Operated Equipment Rental Services and serve to diversify the Penhall Group's revenue base, increase utilization of its operated equipment rental fleet, and differentiate it from other equipment rental competitors.

    BROAD, MODERN OPERATED EQUIPMENT RENTAL FLEET. Management believes that the Penhall Group has one of the most modern, diversified and well-maintained operated equipment rental fleets in the United States and believes that the quality and breadth of its fleet differentiates the Penhall Group from other local operators. The Penhall Group has invested over $59.1 million in new equipment over the past five fiscal years, during which period the Penhall Group's operated equipment rental fleet grew from 298 to approximately 497 units of equipment. The units in the Penhall Group's operated equipment rental fleet have an average age of approximately four and a half years and an average useful life of approximately nine years. The Penhall Group conducts a preventative maintenance program which increases fleet utilization, extends the useful life of the equipment and generally results in higher resale values.

    WELL-POSITIONED FOR GROWTH. Management believes that the Penhall Group is well-positioned for continued growth, primarily due to (i) its presence in high-growth Markets, (ii) its leadership position in the growing Operated Equipment Rental Industry, especially with respect to services for highway projects, and (iii) acquisition opportunities resulting from the fragmented nature of the Operated Equipment Rental Industry. In fiscal 1997, construction spending in the Penhall Group's Markets significantly outperformed the national growth rate of 8%. Management expects construction growth in the Markets to continue to outpace national growth due to strong local economies, favorable demographics and increased spending under the new Transportation Bill. In addition, Management believes that based on the number of grinder units in its operated equipment rental fleet, the Penhall Group is the largest provider of grinding services in the United States, maintaining a market share of over 40% of the national grinding market and approximately 80% of the grinding market in California. As a market leader, the Penhall Group is well-positioned to benefit from highway spending, which will increase from current levels by approximately 44% nationally, and approximately 58% in the Penhall Group's Markets overall on a non-weighted average basis, under the new Transportation Bill. Finally, Management believes that the financial resources available to the Penhall Group following consummation of the Transactions, along with the fragmented nature of the Operated Equipment Rental Industry, will enable the Penhall Group to take advantage of strategic acquisition opportunities in both existing and new markets.

    The Penhall Group has benefited from having the majority of its operations located in some of the fastest growing states in terms of construction spending and population growth. The following table shows construction spending and population growth statistics, two widely used indicators of activity in the Operated Equipment Rental Industry, in the Penhall Group's Markets as compared to national levels:

                                                            INCREASE IN
                               % OF FISCAL 1998 PENHALL    CONSTRUCTION      POPULATION      PROJECTED INCREASE IN
MARKETS                             GROUP REVENUES          SPENDING(1)       GROWTH(2)       HIGHWAY SPENDING(3)
-----------------------------  -------------------------  ---------------  ---------------  -----------------------
Arizona......................                8.7%                 10.1%             2.7%                59.5%
California...................               70.8                  19.5              1.3                 45.6
Colorado.....................                3.4                   4.0              2.0                 52.3
Georgia......................                2.9                   5.3              2.0                 69.7
Nevada.......................                4.3                  19.5              4.8                 61.8
Texas........................                3.8                  19.4              2.0                 60.7
Utah.........................                1.6                   8.6              2.1                 57.8
Other........................                4.5
  Non-weighted average
    for the Markets..........                                     12.3%             2.4%                58.2%
  National average...........                                      8.0%             0.9%                44.1%

------------------------

(1)  Year-over-year growth for six months ended January 31, 1998.
(2)  Year-over-year growth for year ended December 31, 1997.
(3) Represents the projected percentage increase in aggregate highway spending under the Transportation Bill for the period between 1998-2003 as compared to the aggregate highway spending for the period between the 1992-1997.

    STRONG REPUTATION AND SUPERIOR CUSTOMER SERVICE. Over its 40-year history, the Penhall Group has built a reputation for high quality service, encompassing
(i) responsiveness to customer requirements, (ii) quality and availability of equipment, (iii) experienced operators, and (iv) reliability of service. As a result of its focus on customer service, the Penhall Group has developed many long-term relationships, and based on the last fiscal quarter, Management believes that on average in excess of 95% of its revenues are derived through repeat business from existing customers. In addition, the Penhall Group's skilled operators contribute to its superior customer service as they are trained to specialize in the operation of particular types of equipment and provide effective and efficient on-site services to complement the Penhall Group's modern equipment rental fleet.

    EXPERIENCED MANAGEMENT TEAM WITH SIGNIFICANT EQUITY STAKE. Management has an average of approximately 19 years of industry experience and 17 years of experience with the Penhall Group. The Penhall Group's senior and regional managers have successfully developed and implemented equipment rental fleet management and financial strategies which have enabled the Penhall Group to become one of the largest operators in its Markets. Upon consummation of the Transactions, the Management Stockholders (as defined) held approximately 37.5% of the common equity of the Company.

                                GROWTH STRATEGY

    Management has implemented a business strategy which is designed to enhance the Penhall Group's position as one of the leading Operated Equipment Rental Services companies in its Markets and to capitalize on opportunities to enter new markets through a combination of acquisitions and start-up operations. The Penhall Group has increased its EBITDA margin from 13.2% in fiscal 1993 to 20.7% in fiscal 1998, and during the same period revenues and EBITDA grew at a CAGR of 15.0% and 25.7%, respectively. The Penhall Group believes that the following key elements of its on-going strategy will provide it with the opportunity to continue to achieve growth and increased profitability:

    EXPAND GEOGRAPHIC PRESENCE. Management intends to continue to expand the Penhall Group's geographic presence through both acquisitions and start-up operations. Since 1994, the Penhall Group has effected four strategic acquisitions and plans to continue to opportunistically target acquisition candidates that (i) have a strong local market share and participate in a high-growth market, and (ii) are led by an experienced management team that will continue to manage the acquired business. Acquisitions enable the

Penhall Group to (i) enter new markets and increase geographic diversity, (ii) realize synergies by leveraging its expertise in operated equipment rental fleet management, and (iii) expand its operated equipment rental fleet and range of services. Management believes that the equipment rental industry offers substantial consolidation opportunities for large equipment rental providers such as the Penhall Group. Relative to smaller companies with only one or two rental locations, multi-regional operators such as the Penhall Group benefit from a number of competitive advantages, including access to capital, the ability to offer a broader range of modern, high-quality equipment, standardized management information systems, volume purchasing discounts and the ability to service larger, multi-regional accounts. Management also plans to selectively enter new markets which have favorable growth dynamics through start-up operations. The Penhall Group's decision to open a start-up location is based upon its review of demographic information, business growth projections and the level of existing competition. The Penhall Group opened three start-up locations in fiscal 1997, the benefits of which have not yet been fully realized. Based on the Penhall Group's historical experience, a new location tends to realize significant increases in revenues, cash flow and profitability during the first two years of operation as the Penhall Group builds a diverse operated equipment rental fleet and contributes skilled management.

    EXPAND OPERATED EQUIPMENT RENTAL FLEET AND INCREASE RANGE OF SERVICES OFFERED. Management intends to continue to grow the Penhall Group's business in both new and existing markets through further expansion of its operated equipment rental fleet and services provided to its customers. Management plans to expand the Penhall Group's operated equipment rental fleet by (i) adding new units to existing equipment lines as utilization increases, and (ii) expanding into new equipment lines which complement an existing Penhall Group service. In addition, Management intends to further increase utilization through the introduction of new services. To that end, the Penhall Group has recently started offering non-operated equipment rentals ("Bare Equipment Rentals") to its customers in Southern California and expects to introduce this service to other markets. Management believes that this strategy will help continue to increase profitability and enable the Penhall Group to attract new business as a single source supplier for its customers.

                              RECENT DEVELOPMENTS

    ACQUISITION OF HSI. In April 1998, Penhall Company, a California corporation and a wholly-owned subsidiary of PII ("PenCo"), purchased substantially all of the assets of Highway Services, Inc. ("HSI") for approximately $9.7 million plus the assumption of approximately $1.3 million of liabilities (the "HSI Acquisition"). PenCo paid approximately $6.0 million of the purchase price in cash, with the remainder payable in equal installments in April 1999 and 2000 pursuant to a $3.7 million secured promissory note which bears interest at 5.5% per annum. In connection with the HSI Acquisition, certain stockholders of HSI purchased $1.0 million of PII's common stock. Based in Minnesota, HSI operates in approximately 25 states and is a national provider of construction services including grinding, grooving, sawing, sealing and pavement replacement. The HSI Acquisition has combined two of the largest grinding operations in the United States, and will provide the Penhall Group with a strong platform for growth in the Mid-West and the South. During fiscal 1998, HSI generated revenues and EBITDA of $16.7 million and $2.3 million, respectively.

    THE TRANSPORTATION BILL. On June 9, 1998, the President of the United States approved the approximately $216.0 billion transportation bill (the "Transportation Bill") which will increase spending by approximately 44% from current levels nationally, and approximately 58% overall on a non-weighted average basis in the Penhall Group's Markets, over the next six years and is aimed at financing the repair and new construction of roads, mass transit, bridges, bike paths, bus garages and other infrastructure in the United States. Approximately 80% of the proposed funding has been designated for maintenance and new construction of highways. Approximately 24% of total United States highway spending appropriated by the Transportation Bill will be allocated to the Penhall Group's Markets, and Management believes that the Transportation Bill represents a significant growth opportunity for the Penhall Group.

                                THE TRANSACTIONS

    PII is a California corporation which, prior to the consummation of the Transactions, conducted all its operations through the Company, an Arizona corporation, and PenCo, a California corporation. As of June 30, 1998, PII, the stockholders of PII, the Company, BRS and the Issuer entered into an Agreement and Plan of Merger (as amended pursuant to letter agreements executed in connection therewith, the "Merger Agreement"). Pursuant to the Merger Agreement, a newly formed, wholly-owned subsidiary of the Company ("Phoenix Merger Sub") was merged with and into PII (the "Reorganization Merger"), with the result that
(i) PII continued as the surviving corporation, (ii) each stockholder of PII had his or her common equity in PII converted into common equity in the Company,
(iii) PII received common equity in the Company approximately equal in value to the value of its common equity in the Company immediately prior to the consummation of the Reorganization Merger and (iv) the Company received common equity in PII such that the Company became the corporate parent of and obtained ownership of all the outstanding capital stock of PII (which continued to hold all the outstanding capital stock of PenCo). In accordance with the Merger Agreement, immediately following the Reorganization Merger the Issuer was merged with and into the Company (the "Recapitalization Merger" and, together with the Reorganization Merger, the "Mergers"), with the Company continuing as the surviving corporation (the "Surviving Corporation"). Prior to or simultaneously with the consummation of the Recapitalization Merger, the Issuer entered into a new senior secured credit facility (the "New Credit Facility") providing for $20.0 million of Term Loans (as defined) and up to $30.0 million of Revolving Loans (as defined), and all indebtedness of the Penhall Group except $4.7 million of notes payable was repaid (the "Refinancing"). Following the consummation of the Mergers, the Company changed its corporate name to "Penhall International Corp." and PII changed its corporate name to "Penhall Rental Corp."

                 CORPORATE STRUCTURE PRIOR TO THE TRANSACTIONS

                                     [LOGO]

                          EXISTING CORPORATE STRUCTURE

                                     [LOGO]

------------------------
(1) Corporate name was changed from "Phoenix Concrete Cutting, Inc." to "Penhall International Corp."
(2) Corporate name was changed from "Penhall International, Inc." to "Penhall Rental Corp."

    The aggregate consideration paid upon consummation of the Recapitalization Merger (the "Merger Consideration") was approximately $136.2 million. Pursuant to the Merger Agreement, (i) certain management stockholders of PII (the "Existing Management Stockholders") converted a portion of the common equity in the Company received by them pursuant to the Reorganization Merger into $8.7 million of common and preferred equity of the Surviving Corporation (the "Equity Rollover"), (ii) the National Christian Charitable Foundation, Inc., an existing stockholder of PII (the "Foundation"), received $10.0 million of preferred equity of the Surviving Corporation in lieu of $10.0 million of cash Merger Consideration otherwise payable to it in the Recapitalization Merger and (iii) BRS and certain persons affiliated with BRS (together with BRS, the "BRS Entities"), and certain members of PII management other than the Existing Management Stockholders (the "New Management Stockholders" and, together with the Existing Management Stockholders, the "Management Stockholders"), purchased $21.1 million and $0.2 million, respectively, of common and preferred equity of the Surviving Corporation for an aggregate of $21.3 million (the "Equity Contribution" and, together with the Mergers, the Refinancing, the Equity Rollover and the issuance of preferred equity of the Surviving Corporation to the Foundation, the "Recapitalization"). Following the consummation of the Recapitalization, the BRS Entities held approximately 62.5% of the Common Stock, par value $.01 per share, of the Surviving Corporation ("Common Stock"), 100.0% of the Series A Preferred Stock, par value $.01 per share, of the Surviving Corporation ("Series A Preferred Stock") and 43.3% of the Series B Preferred Stock, par value $.01 per share, of the Surviving Corporation ("Series B Preferred Stock"); the Management Stockholders held approximately 37.5% of the Common Stock and 38.6% of the Series B Preferred Stock; the Foundation held 100% of the 10.5% Senior Exchangeable Preferred Stock, par value $.01 per share, of the Surviving Corporation ("Senior Exchangeable Preferred Stock"); and PII held approximately 18.1% of the Series B Preferred Stock.

    The foregoing transactions, together with the issuance of the Notes, the application of the proceeds therefrom and the payment of related fees and expenses, are collectively referred to herein as the "Transactions." See "The Transactions."

    The Company will not receive any proceeds from the Exchange Offer. The following table sets forth the sources and uses of funds in connection with the Recapitalization. To reflect the conversion by the Existing Management Stockholders of a portion of the common equity in the Company received by them pursuant to the Reorganization Merger into $8.7 million of common and preferred equity of the Surviving Corporation and the receipt by the Foundation of $10.0 million of Senior Exchangeable Preferred Stock in lieu of $10.0 million of cash Merger Consideration otherwise payable to if in the Recapitalization Merger, the table includes each of the Equity Rollover and the issuance of Senior Exchangeable Preferred Stock as both a source and a use of funds.

                                                                                     AMOUNT
                                                                                       (IN
                                                                                    MILLIONS)
                                                                                   -----------
SOURCES OF FUNDS:

Term Loans(1)....................................................................   $    20.0
Senior Notes.....................................................................       100.0
Equity Rollover..................................................................         8.7
Senior Exchangeable Preferred Stock..............................................        10.0
Equity Contribution..............................................................        21.3
Working capital..................................................................         1.0
                                                                                   -----------
      Total sources..............................................................   $   161.0
                                                                                   -----------
                                                                                   -----------
USES OF FUNDS:

Cash portion of Merger Consideration(2)..........................................   $   117.5
Equity Rollover..................................................................         8.7
Senior Exchangeable Preferred Stock..............................................        10.0
Refinancing of existing indebtedness(3)..........................................        14.5
Fees and expenses................................................................        10.3
                                                                                   -----------

      Total uses.................................................................   $   161.0
                                                                                   -----------
                                                                                   -----------

------------------------

(1) The New Credit Facility entered into in connection with the Recapitalization provides for $20.0 million of Term Loans and up to $30.0 million of Revolving Loans. See "Description of Certain Indebtedness--New Credit Facility." Term Loans in an aggregate principal amount of $20.0 million were drawn on the closing date of the New Credit Facility in connection with the Recapitalization.

(2) The $117.5 million cash portion of the Merger Consideration is net of the $8.7 million Equity Rollover and the issuance of $10.0 million of Senior Exchangeable Preferred Stock. See "The Transactions."

(3) The outstanding indebtedness which was repaid pursuant to the Refinancing consisted of $14.5 million of revolving loans (including approximately $6.3 million of revolving loans used to finance the HSI Acquisition and repay certain notes payable assumed in connection with the HSI Acquisition).

                               THE EXCHANGE OFFER

SECURITIES OFFERED...........................  Up to $100,000,000 aggregate principal amount of 12% Senior Notes due 2006. The terms of
                                               the New Notes and Existing Notes are
                                               identical in all material respects, except
                                               for certain transfer restrictions and
                                               registration rights relating to the Existing
                                               Notes.

THE EXCHANGE OFFER...........................  The New Notes are being offered in exchange for a like principal amount of Existing
                                               Notes. Existing Notes may be exchanged only
                                               in integral multiples of $1,000. The issuance
                                               of the New Notes is intended to satisfy
                                               obligations of the Company contained in the
                                               Registration Rights Agreement.

EXPIRATION DATE; WITHDRAWAL OF TENDER........  The Exchange Offer will expire at 5:00 p.m.,
                                               New York City time, on       , 199  , or such
                                               later date and time to which it may be
                                               extended by the Company. The tender of
                                               Existing Notes pursuant to the Exchange Offer
                                               may be withdrawn at any time prior to the
                                               Expiration Date. Any Existing Notes not
                                               accepted for exchange for any reason will be
                                               returned without expense to the tendering
                                               holder thereof as promptly as practicable
                                               after the expiration or termination of the
                                               Exchange Offer.

ACCRUED INTEREST ON THE NEW NOTES AND THE      The New Notes will bear interest from and
  EXISTING NOTES.............................  including the date of consumation of the
                                               Exchange Offer. Additionally, interest on the
                                               New Notes will accrue from the last interest
                                               payment date on which interest was paid on
                                               the Existing Notes surrendered in exchange
                                               therefor or, if no interest has been paid on
                                               the Existing Notes, from the date of original
                                               issue of the Existing Notes. Holders whose
                                               Existing Notes are accepted for exchange will
                                               be deemed to have waived the right to receive
                                               any interest accrued on the Existing Notes.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER.....  The Company's obligation to accept for exchange, or to issue New Notes in exchange
                                               for, any Existing Notes is subject to certain
                                               customary conditions relating to compliance
                                               with any applicable law and any applicable
                                               interpretation by the staff of the
                                               Commission, which may be waived by the
                                               Company in its reasonable discretion. The
                                               Company currently expects that each of the
                                               conditions will be satisfied and that no
                                               waivers will be necessary. See "The Exchange
                                               Offer--Certain Conditions to the Exchange
                                               Offer."

PROCEDURES FOR TENDERING EXISTING NOTES......  Each holder of Existing Notes wishing to accept the Exchange Offer must complete, sign
                                               and date the

                                               Letter of Transmittal, or a facsimile
                                               thereof, in accordance with the instructions
                                               contained herein and therein, and mail or
                                               otherwise deliver such Letter of Transmittal,
                                               or such facsimile, together with such
                                               Existing Notes and any other required
                                               documentation, to the Exchange Agent (as
                                               defined) at the address set forth herein. See
                                               "The Exchange Offer--Procedures for Tendering
                                               Existing Notes."

USE OF PROCEEDS..............................  The Company will not receive any proceeds from the Exchange Offer.

EXCHANGE AGENT...............................  United States Trust Company of New York (the
                                               "Exchange Agent") is serving as the Exchange
                                               Agent in connection with the Exchange Offer.

FEDERAL INCOME TAX CONSEQUENCES..............  The exchange of Notes pursuant to the
                                               Exchange Offer should not be a taxable event
                                               for federal income tax purposes. See "Certain
                                               Federal Income Tax Considerations."

    CONSEQUENCES OF EXCHANGING EXISTING NOTES PURSUANT TO THE EXCHANGE OFFER

    Based on certain interpretive letters issued by the staff of the Commission to third parties in unrelated transactions, the Company is of the view that holders of Existing Notes (other than any holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchange their Existing Notes for New Notes pursuant to the Exchange Offer generally may offer such New Notes for resale, resell such New Notes and otherwise transfer such New Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided such New Notes are acquired in the ordinary course of the holders' business and such holders have no arrangement with any person to participate in a distribution of such New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Existing Notes must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or in compliance with an available exemption from registration or qualification. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the New Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the Notes reasonably requests in writing. If a holder of Existing Notes does not exchange such Existing Notes for New Notes pursuant to the Exchange Offer, such Existing Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Existing Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Holders of Existing Notes do not have any appraisal or dissenters' rights under the Arizona Business Corporation Act in connection with the Exchange Offer. See "The Exchange Offer--Consequences of Failure to Exchange; Resales of New Notes."

    The Existing Notes are currently eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. Following commencement of the Exchange Offer but prior to its consummation, the Existing Notes may continue to be traded in the PORTAL market. Following consummation of the Exchange Offer, the New Notes will not be eligible for PORTAL trading.

                                 THE NEW NOTES

    The terms of the New Notes are identical in all material respects to the Existing Notes, except for certain transfer restrictions and registration rights relating to the Existing Notes.

SECURITIES OFFERED...........................  $100,000,000 aggregate principal amount of
                                               12% Senior Notes due 2006.

MATURITY DATE................................  August 1, 2006.

INTEREST PAYMENT DATES.......................  February 1 and August 1 of each year, commencing February 1, 1999.

RANKING......................................  The New Notes will be general unsecured senior obligations of the Company and will
                                               rank PARI PASSU in right of payment with all
                                               existing and future unsubordinated
                                               indebtedness of the Company and senior in
                                               right of payment to all existing and future
                                               subordinated indebtedness of the Company. The
                                               New Notes will be effectively subordinated in
                                               right of payment to all secured indebtedness
                                               of the Company, including indebtedness
                                               incurred under the New Credit Facility, to
                                               the extent of the assets securing such
                                               indebtedness. As of June 30, 1998, on a Pro
                                               Forma Basis, the Company would have had
                                               approximately $120.6 million of indebtedness
                                               outstanding (exclusive of $30.0 million of
                                               unused commitments under the New Credit
                                               Facility), $20.0 million of which would have
                                               been secured.

GUARANTEES...................................  The New Notes will be unconditionally guaranteed on a senior basis by the
                                               Guarantors. The Guarantees will be general
                                               unsecured obligations of the Guarantors and
                                               will rank PARI PASSU in right of payment with
                                               all existing and future unsubordinated
                                               indebtedness of the Guarantors and senior in
                                               right of payment to all existing and future
                                               subordinated indebtedness of the Guarantors.
                                               The Guarantees will be effectively
                                               subordinated in right of payment to all
                                               secured indebtedness of the Guarantors to the
                                               extent of the assets securing such
                                               indebtedness. As of June 30, 1998, on a Pro
                                               Forma Basis, the Guarantors would have had
                                               approximately $4.1 million of indebtedness
                                               outstanding (exclusive of guarantees by the
                                               Guarantors of the Company's obligations under
                                               the Notes and the New Credit Facility), all
                                               of which would have been secured.

OPTIONAL REDEMPTION..........................  The New Notes will be redeemable, in whole or in part, at the option of the Company on or
                                               after August 1, 2003, at the redemption
                                               prices set forth herein, plus accrued and
                                               unpaid interest to the date of redemption. In
                                               addition, at any time on or prior to August
                                               1, 2001, the Company, at its option, may

                                               redeem up to 30% of the aggregate principal
                                               amount of the New Notes with the net cash
                                               proceeds of one or more Public Equity
                                               Offerings (as defined) of the Company, at a
                                               redemption price equal to 112% of the
                                               principal amount thereof, plus accrued and
                                               unpaid interest to the date of redemption;
                                               PROVIDED that at least 70% of the aggregate
                                               principal amount of New Notes originally
                                               issued remains outstanding immediately
                                               following such redemption. See "Description
                                               of the Notes-- Redemption."

CHANGE OF CONTROL............................  Upon a Change of Control, each holder of the
                                               New Notes will have the right, subject to
                                               certain conditions, to require the Company to
                                               repurchase such holder's New Notes at a price
                                               equal to 101% of the principal amount
                                               thereof, plus accrued and unpaid interest to
                                               the repurchase date. See "Description of
                                               Notes."

CERTAIN COVENANTS............................  The Indenture governing the New Notes (the
                                               "Indenture") will contain certain covenants
                                               that limit the ability of the Company and its
                                               Restricted Subsidiaries to, among other
                                               things, incur additional indebtedness, pay
                                               dividends or make investments and certain
                                               other restricted payments, consummate certain
                                               asset sales, enter into certain transactions
                                               with affiliates, incur liens, impose
                                               restrictions on the ability of a subsidiary
                                               to pay dividends or make certain payments to
                                               the Company and its subsidiaries, merge or
                                               consolidate with any other person or sell,
                                               assign, transfer, lease, convey or otherwise
                                               dispose of all or substantially all of the
                                               assets of the Company. In addition, the
                                               Company will be obligated to offer to
                                               repurchase the New Notes at 100% of the
                                               principal amount thereof plus accrued and
                                               unpaid interest to the date of repurchase in
                                               the event of certain Asset Sales (as
                                               defined). See "Description of the
                                               Notes--Certain Covenants."

    For additional information regarding the New Notes, see "Description of the Notes."

                                  RISK FACTORS

    Holders of Existing Notes should carefully consider the specific matters set forth under "Risk Factors," as well as the other information and data included in this Prospectus, in connection with the Exchange Offer.

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

    The following table sets forth summary historical consolidated financial information of PII for the three fiscal years ended June 30, 1998. The consolidated statement of earnings data for the three years ended June 30, 1998 and the consolidated balance sheet data as of June 30, 1997 and 1998 was derived from the audited consolidated financial statements of PII included elsewhere herein. The consolidated balance sheet data as of June 30, 1996 was derived from audited consolidated financial statements of PII. The other data presented below was derived from PII prepared schedules. This table is qualified in its entirety by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of PII, including the related notes thereto, included elsewhere herein.

                                                                              FISCAL YEAR ENDED JUNE 30,
                                                                            -------------------------------
                                                                              1996       1997       1998
                                                                            ---------  ---------  ---------
                                                                                (DOLLARS IN THOUSANDS)
CONSOLIDATED STATEMENT OF EARNINGS DATA:
Revenues..................................................................  $  74,895  $  95,298  $ 101,170
Gross profit..............................................................     23,695     26,757     28,775
General and administrative expenses.......................................     15,156     16,953     19,880
Other compensation........................................................     --         --          3,271
Earnings before interest expense and income taxes.........................      9,406     10,675      6,268
Interest expense..........................................................        783        811      1,036
Net earnings..............................................................      5,085      5,457      2,701

EARNINGS PER SHARE:
Basic.....................................................................      13.24      13.61       6.67
Diluted...................................................................      13.05      13.38       6.55

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic.....................................................................    383,958    400,813    405,103
Diluted...................................................................    389,621    407,728    412,434

OTHER DATA:
EBITDA (1)................................................................  $  15,644  $  19,565  $  20,931
EBITDA margin (2).........................................................       20.9%      20.5%      20.7%
Depreciation and amortization.............................................  $   5,417  $   6,878  $   8,870
Capital expenditures......................................................  $  11,511  $  16,089  $  13,816
Units of operated equipment rentals at end of period......................        369        420        497
Number of operating locations at end of period............................         16         21         22

CONSOLIDATED BALANCE SHEET DATA AT PERIOD END:
Total assets..............................................................  $  53,378  $  69,833  $  88,323
Long-term obligations, including current maturities.......................      8,981     14,111     18,564
Stockholders' equity......................................................     32,032     39,253     43,606

------------------------

(1) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization, and excludes stock-related compensation expense, reorganization costs and other compensation (for discussion of stock-related compensation expense and reorganization costs and other compensation, see notes 8 and 14, respectively, to consolidated financial statements). EBITDA is presented because Management believes it provides useful information regarding a company's ability to incur and/or service debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles ("GAAP") or as a measure of a company's profitability or liquidity.

(2)  EBITDA margin is defined as EBITDA divided by total revenues.

            SUMMARY UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL DATA

    The following table sets forth summary unaudited consolidated pro forma financial data of the Company for the fiscal year ended June 30, 1998. The summary unaudited consolidated pro forma financial data is based on the historical consolidated financial statements of PII and the historical financial statements of HSI, and gives effect to the HSI Acquisition and the Transactions in the manner described under "Unaudited Pro Forma Condensed Consolidated Financial Statements." The summary unaudited consolidated pro forma financial data is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations of the Company had the HSI Acquisition and the Transactions actually occurred on the indicated dates or been in effect for the period presented and does not purport to be indicative of the financial position or results of operations of the Company as of any future date or for any future period. The summary unaudited consolidated pro forma financial data is qualified in its entirety by reference to, and should be read in conjunction with, "Unaudited Pro Forma Condensed Consolidated Financial Statements," the consolidated financial statements of PII and the financial statements of HSI, including the related notes thereto, included elsewhere herein.

                                                                                         FISCAL YEAR
                                                                                            ENDED
                                                                                        JUNE 30, 1998
                                                                                     --------------------
                                                                                         (DOLLARS IN
                                                                                          THOUSANDS)
CONSOLIDATED STATEMENT OF EARNINGS DATA:
Revenues...........................................................................      $    114,706
Gross profit.......................................................................            32,526
General and administrative expenses................................................            20,449
Earnings before interest expense and income taxes..................................            12,721
Interest expense...................................................................            13,973
Net loss...........................................................................              (751)

LOSS PER SHARE:
Basic..............................................................................             (5.57)
Diluted............................................................................             (5.57)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic..............................................................................         1,000,000
Diluted............................................................................         1,000,000
OTHER DATA:
EBITDA (1).........................................................................      $     24,735
EBITDA margin (2)..................................................................              21.6%
Depreciation and amortization......................................................      $     10,699
Capital expenditures...............................................................      $     12,389
Units of operated equipment rentals at end of period...............................               497
Number of operating locations at end of period.....................................                22
Ratio of Total Debt to EBITDA......................................................               5.0x
Ratio of EBITDA to Interest Expense................................................               1.8x

                                                                                                         AS OF
                                                                                                     JUNE 30, 1998
                                                                                                     -------------
CONSOLIDATED BALANCE SHEET DATA:
Total assets.......................................................................................   $    97,175
Long-term obligations, including current maturities................................................       124,704
Stockholders' deficit..............................................................................       (74,048)

------------------------

(1) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization, and excludes stock-related compensation expense and reorganization costs and other compensation (for discussion of stock-related compensation expense and reorganization costs and other compensation, see notes 8 and 14, respectively, to consolidated financial statements). EBITDA is presented because Management believes it provides useful information regarding a company's ability to incur and/or service debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of a company's profitability or liquidity.

(2)  EBITDA margin is defined as EBITDA divided by total revenues.

                                  RISK FACTORS

    HOLDERS OF EXISTING NOTES SHOULD CAREFULLY CONSIDER THE RISK FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION APPEARING IN THIS PROSPECTUS, IN CONNECTION WITH THE EXCHANGE OFFER. THE RISK FACTORS SET FORTH BELOW ARE GENERALLY APPLICABLE TO THE EXISTING NOTES AS WELL AS THE NEW NOTES.

SUBSTANTIAL LEVERAGE AND DEBT SERVICE

    The Company has substantial indebtedness and debt service obligations. See "Description of Certain Indebtedness--New Credit Facility" and "Description of the Notes." As of June 30, 1998, on a Pro Forma Basis, the Company and its subsidiaries would have had approximately $124.7 million of total indebtedness outstanding (including the Notes) and a stockholders' deficit of approximately $74.0 million. The Company would also have had borrowing availability under the New Credit Facility of $30.0 million, subject to the borrowing conditions contained therein. On a Pro Forma Basis, the Company's ratio of earnings to fixed charges was 0.9x for fiscal 1998.

    The degree to which the Company is leveraged could have important consequences to holders of the Notes, including, but not limited to, the following: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate or other purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on indebtedness; (iii) the agreements governing the Company's long-term indebtedness will contain restrictive financial and operating covenants that could limit the Company's ability to compete and expand; (iv) the Company's leverage may make it more vulnerable to industry-related or general economic downturns and may limit its ability to withstand competitive pressures; and (v) certain of the Company's borrowings are and will continue to be at variable rates of interest, which exposes the Company to the risk of increased interest rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company's ability to meet its debt service obligations and to reduce or refinance its total debt (including the Notes) will depend upon its future operating performance, which, in turn, is subject to general economic conditions and to financial, business and other factors affecting the Company, many of which are beyond its control. There can be no assurance that the Company's business will generate sufficient cash flow for the Company to meet its debt service obligations. If the Company is unable to generate sufficient cash flow from operations or to borrow sufficient funds in the future to service its debt, it may be required to sell assets, reduce capital expenditures, refinance all or a portion of its existing debt (including the Notes) or obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained, particularly in view of the Company's high level of debt, the restrictions on the Company's ability to incur additional debt under the New Credit Facility and the Indenture, and the fact that substantially all of the Company's assets will be pledged to secure obligations under the New Credit Facility.

RANKING; ASSET ENCUMBRANCE

    The Notes are general unsecured senior obligations of the Company and rank PARI PASSU in right of payment with all existing and future unsubordinated indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company. The Notes are unconditionally guaranteed on a senior basis by the Guarantors. The Guarantees are general unsecured obligations of the Guarantors and rank PARI PASSU in right of payment with all existing and future unsubordinated indebtedness of the Guarantors and senior in right of payment to all existing and future subordinated indebtedness of the Guarantors. However, the Notes are effectively subordinated in right of payment to all secured indebtedness of the Company and the Guarantees are effectively subordinated in right of payment to all secured indebtedness of the Guarantors, in each case to the extent of the assets securing such indebtedness.

    As of June 30, 1998, on a Pro Forma Basis, the Company would have had approximately $120.6 million of indebtedness outstanding (exclusive of $30.0 million of unused commitments under the New Credit Facility), $20.0 million of which would have been secured, and the Guarantors would have had approximately $4.1 million of indebtedness outstanding (exclusive of the guarantees by the Guarantors of the Company's obligations under the Notes and the New Credit Facility), all of which would have been secured. In the event of a default on such secured indebtedness (or other secured indebtedness incurred by the Company), or a bankruptcy, liquidation or reorganization of the Company and its subsidiaries, the assets secured by such indebtedness will be available to satisfy obligations with respect to such secured indebtedness before any payment therefrom will be made on the Notes.

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

    The Indenture contains covenants that restrict, among other things, the ability of the Company to: incur additional indebtedness, pay dividends or make certain other Restricted Payments (as defined therein), enter into transactions with affiliates, allow its subsidiaries to make certain payments, create certain liens, make certain asset dispositions and merge or consolidate with, or transfer substantially all of its assets to, another person, or engage in certain change of control transactions. See "Description of the Notes--Certain Covenants." If the Company fails to comply with these covenants, it would be in default under the Indenture and the principal and accrued interest on the Notes would become due and payable. In addition, the New Credit Facility contains other and more restrictive covenants and prohibits the Company from prepaying certain of its indebtedness, including the Notes. Under the New Credit Facility, the Company is required to maintain specified financial ratios, including maintaining specified Interest Coverage Ratios, Fixed Charge Coverage Ratios and Leverage Ratios (each as defined in the New Credit Facility). The failure by the Company to maintain such financial ratios or to comply with the restrictions contained in the New Credit Facility or the Indenture could result in a default thereunder, which in turn could cause such indebtedness (and by reason of cross-default provisions, other indebtedness) to become immediately due and payable. No assurance can be given that the Company's future operating results will be sufficient to enable compliance with such covenants, or in the event of a default, to remedy such default. If the Company is unable to pay amounts due under the New Credit Facility, the lenders thereunder could proceed against the collateral granted to them to secure that indebtedness. There can be no assurance that the Company's assets would be sufficient to repay in full such indebtedness or the Company's other indebtedness, including the Notes. See "Description of Certain Indebtedness--New Credit Facility" and "Description of the Notes--Certain Covenants."

RISKS INHERENT IN GROWTH STRATEGY

    The Penhall Group has recently accelerated its growth, expanding its operated equipment rental fleet at existing locations, adding three new locations during fiscal 1997 and consummating the HSI Acquisition in April 1998. The Penhall Group intends to continue this rapid growth by expanding its operated equipment rental fleet at existing locations, continuing to make acquisitions and opening several new locations each year. There can be no assurance that the Penhall Group will be able to identify acquisition candidates and attractive new locations or obtain financing for acquisitions and internal expansion on satisfactory terms, or at all. The Penhall Group's growth strategy presents the risks inherent in assessing the value, strengths and weaknesses of growth opportunities, in evaluating the costs and uncertain returns of expanding its operations, and in integrating acquisitions with existing operations. The Penhall Group expects that its growth strategy will affect short-term cash flow and net income as the Penhall Group increases the amount of its indebtedness and incurs expenses to expand its operated equipment rental fleet, make acquisitions and open new locations. There can be no assurance that the Penhall Group will successfully expand, that any acquired businesses will be successfully integrated into its operations or that any expansion will result in profitability.

    The integration of the administrative, finance and other operations of HSI and other acquired businesses, the coordination of their respective sales and marketing organizations with those of the Penhall

Group and the implementation of appropriate operational, financial and management systems and controls may require significant financial resources and substantial attention from Management, and will result in the diversion of such resources and attention from the Penhall Group's existing businesses. Any inability of the Penhall Group to integrate the operations of such businesses successfully in a timely and efficient manner could adversely affect the its financial condition and results of operations. In addition, the Penhall Group's future growth will place significant demands on Management and its operational, financial and marketing resources. In connection with acquisitions and the start-up of new locations, the Penhall Group anticipates experiencing growth in the number of its employees, the scope of its operating and financial systems and the geographic area of its operations. The Penhall Group believes this growth will increase the operating complexity of the Penhall Group and the level of responsibility exercised by both existing and new management personnel. To manage this expected growth, the Penhall Group intends to invest further in its operating and financial systems and to continue to expand, train and manage its employee base. There can be no assurance that the Penhall Group will be able to attract and retain qualified management and employees or that the its current operating and financial systems and controls will be adequate as the Penhall Group grows or that any steps taken to improve such systems and controls will be successful. See "Business--Growth Strategy."

COMPETITION

    The equipment rental industry is highly competitive. The Penhall Group's competitors include large national rental companies, regional companies, smaller independent businesses and equipment vendors which both sell and rent equipment to customers. Some of the Penhall Group's competitors are more geographically diverse, have greater name recognition than the Penhall Group, have greater financial and other resources available to them and may be substantially less leveraged than the Penhall Group. There can be no assurance that the Penhall Group will not encounter increased competition from existing competitors or new market entrants, such as manufacturers of heavy equipment, that may be significantly larger and have greater financial and marketing resources than the Penhall Group. If existing or future competitors reduce prices to gain or retain market share and the Penhall Group must also reduce prices to remain competitive, the Penhall Group's operating results could be adversely affected. Additionally, existing or future competitors may seek to compete with the Penhall Group for start-up locations or acquisition candidates, which may have the effect of increasing acquisition prices and reducing the number of suitable acquisition candidates or expansion locations. See "Business--Competition."

GOVERNMENTAL REGULATION

    The operations of the Penhall Group are subject to certain federal, state and local laws and regulations concerning labor relations, wage rates, equal opportunity employment and affirmative action. While compliance with such laws and regulations has not adversely affected the Penhall Group's operations in the past, there can be no assurance that these requirements will not change or that future compliance will not adversely affect the Penhall Group's operations.

    The Penhall Group's facilities and operations are also subject to certain federal, state and local laws and regulations relating to environmental protection and occupational health and safety, including those governing wastewater discharges, the treatment, storage and disposal of solid and hazardous wastes and materials, and the remediation of contamination associated with the release of hazardous substances. The Penhall Group believes that it is in material compliance with such requirements. The Penhall Group operates at a number of locations at which petroleum products are stored in underground tanks. The Penhall Group is currently in the process of complying with up-coming regulatory obligations to upgrade or close underground storage tanks under the Resource Conservation and Recovery Act of 1980, as amended ("RCRA"), including all applicable requirements of state regulatory agencies, which must be met by December 22, 1998. The Penhall Group believes that the costs associated with the storage tank upgrades or closures (including the cost to address any associated contamination) would not reasonably be expected to exceed $170,000.

    Certain of the Penhall Group's present and former facilities and operations at off-site construction sites have used substances and generated or disposed of wastes which may include material which is or may be considered hazardous or are otherwise regulated by environmental laws, and the Penhall Group may incur liability in connection therewith. Moreover, there can be no assurance that environmental and safety requirements will not become more stringent or be interpreted and applied more stringently in the future. Such future changes or interpretations, or the identification of adverse environmental conditions currently unknown to the Penhall Group, could result in additional environmental compliance or remediation costs to the Penhall Group. Such compliance and remediation costs could be material to the Penhall Group's financial condition or results of operations. See "Business--Governmental Regulation."

SENSITIVITY TO GENERAL ECONOMIC CONDITIONS; SEASONALITY

    A majority of the Penhall Group's revenues are derived from customers who are in industries and businesses that are cyclical in nature and subject to changes in general economic conditions, such as the construction industry. In addition, because the Penhall Group conducts its operations in a variety of geographic markets, it is subject to economic conditions in each such geographic market. In fiscal 1998, the Penhall Group derived 70.8% and 8.7% of its revenues from customers located in California and Arizona, respectively, and therefore the Penhall Group's operations are particularly affected by the economic conditions in such states. Although the Penhall Group believes that its operating strategy may help to mitigate the effects of economic downturns, general economic conditions or localized downturns in markets where the Penhall Group has operations, including any downturns in the construction industry, could have a material adverse effect on the Penhall Group's financial condition and results of operations.

    Equipment rental businesses often experience a slowdown in demand during the winter months when adverse weather conditions affect construction activity. To date, seasonal demand fluctuations have not materially affected the Penhall Group's operating results. However, as the Penhall Group expands geographically, seasonal demand fluctuations may lower operating results, particularly in the second and third fiscal quarters.

INSURANCE AND BONDING

    The Penhall Group's business exposes it to possible claims for property damage and personal injury or death resulting from the use of equipment rented by the Penhall Group and from injuries caused in motor vehicle accidents in which Penhall Group delivery and service personnel are involved. The Penhall Group maintains general liability and excess liability insurance for all of its operations, as well as an equipment floater covering contractors' equipment. Workers' compensation insurance is maintained in amounts consistent with industry practices. Although Management believes that the Penhall Group's insurance programs are sufficient to cover existing and future claims, there can be no assurance that existing or future claims will not exceed the level of the Penhall Group's insurance or that such insurance will continue to be available on economically reasonable terms, or at all. In addition, the Penhall Group, in the course of providing its operated equipment rental services, places its employees at the worksites of other companies. An attendant risk of such activity includes possible claims for property damage caused by the activities of such employees, in addition to possible claims for theft of property, discrimination, harassment and other criminal or tort claims. While the Penhall Group has not historically experienced any material claims of these types, there can be no assurance that the Penhall Group will not experience such claims in the future.

    The Penhall Group is required under the terms of approximately 15% of its subcontracts to provide surety bonds to ensure that such contracts will be completed in accordance with their terms and conditions. The Penhall Group recently retained a new surety for the writing of all of its surety bonds. The Penhall Group believes that there are a number of other companies providing similar services that would be available to the Penhall Group in the event that such surety becomes unable or unwilling to continue to meet the Penhall Group's surety bond needs. In the short term, however, the loss of such surety's services could have a material adverse effect on the Penhall Group and its operations.

DEPENDENCE ON KEY PERSONNEL

    The Penhall Group's success depends to a significant degree upon the continued contributions of Management, certain of whom would be difficult to replace. The loss of the services of certain of these executives could have an adverse effect on the Penhall Group. There can be no assurance that the services of such personnel will continue to be available to the Penhall Group. See "Management."

LABOR RELATIONS

    Approximately 376 of the Penhall Group's employees are represented by various labor unions. These unionized employees are organized into 16 certified or lawfully recognized bargaining units several of which are represented by the same local union. Although the Penhall Group considers its employee relations generally to be good, a prolonged work stoppage or strike by union employees could have a material adverse effect on the business and operations of the Penhall Group. In addition, there can be no assurance that upon the expiration of existing collective bargaining agreements new agreements will be reached without union action or that any such new agreements will be on terms satisfactory to the Penhall Group. One collective bargaining agreement expired in May 1998, and the Penhall Group and the union have agreed to abide by the terms of the expired agreement on a month-to-month basis while the multi-employer association attempts to negotiate a successor agreement. Although the Penhall Group is currently negotiating a successor agreement, there can be no assurance that the Penhall Group will be able to successfully negotiate a new agreement or that the terms of any such new agreement will not have an adverse effect on the Penhall Group's results of operations. Moreover, the ability of the Penhall Group to implement its growth strategy may be adversely affected by the unavailability of qualified and skilled workers. See "Business--Labor Relations."

MULTI-EMPLOYER PENSION PLANS

    The Penhall Group's collective bargaining agreements provide for Penhall's participation in multi-employer pension plans. In the event of the Penhall Group's partial or total withdrawal from such plans, it may be liable for its share of any unfunded vested benefits thereunder. The Penhall Group also may be assessed for its share of any unfunded vested benefits resulting from partial or total withdrawal from such plans and any non-payment by other employer participants.

FRAUDULENT CONVEYANCE CONSIDERATIONS; AVOIDANCE OF GUARANTEES

    Various fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court to subordinate or avoid the Notes or any Guarantee in favor of other existing or future creditors of the Company or a Guarantor.

    The Company believes that the indebtedness represented by the Existing Notes was incurred for proper purposes and in good faith, and that based on asset valuations and other financial information, the Company was, at the time it issued the Existing Notes, solvent, will have sufficient capital for carrying on its business and will be able to pay its debts as they mature. Notwithstanding the Company's belief, if a court of competent jurisdiction in a suit by an unpaid creditor or a representative of creditors (such as a trustee in bankruptcy or a debtor-in-possession) were to find that, at the time of the incurrence of the indebtedness represented by the Existing Notes, either (i) the Company incurred such indebtedness with the intent of hindering, delaying or defrauding creditors, or (ii) the Company received less than a reasonably equivalent value or fair consideration for incurring such indebtedness and the Company (a) was insolvent or rendered insolvent by reason of the incurrence of such indebtedness, (b) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the Company after giving effect to the incurrence of such indebtedness constituted an unreasonably small amount of capital or (c) intended to incur, or believed that it would incur, debts beyond its ability to pay as they matured, such court could avoid the Company's obligations under the Notes and direct the repayment of any amounts paid thereunder to a fund for the benefit of the Company's creditors, or take other action detrimental to the holders of the Notes. Such other action could include subordinating the Notes to claims of existing or future creditors of the Company.

    Similarly, indebtedness under the Guarantees also may be subject to review under relevant federal and state fraudulent conveyance and similar laws in a bankruptcy or reorganization of a Guarantor or in a lawsuit brought by or on behalf of creditors of a Guarantor under the same standards described above. Pursuant to the terms of the Guarantees, the liability of each Guarantor is limited to the maximum amount of indebtedness permitted to be incurred in compliance with fraudulent conveyance or similar laws. To the extent any Guarantee was avoided as a fraudulent conveyance, limited as described above or held unenforceable for any other reason, holders of the Notes would, to such extent, cease to have a claim in respect to such Guarantee and, to such extent, would be creditors solely of the Company and any Guarantor whose Guarantee was not avoided, limited or held unenforceable. In such event, the claims of the holders of the Notes with respect to an avoided, limited or unenforceable Guarantee would be subject to the prior payment of all liabilities of such Guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of Notes.

VOTING CONTROL OF THE COMPANY

    Following consummation of the Transactions, the BRS Entities held approximately 62.5% of the outstanding voting stock of the Company. Accordingly, the BRS Entities have the ability to elect the entire Board of Directors of the Company and, in general, to determine the outcome of any other matter submitted to the stockholders for approval, including the power to determine the outcome of all corporate transactions, such as mergers, consolidations and the sale of all or substantially all of the assets of the Company. Circumstances may occur in which the interests of the BRS Entities could be in conflict with the interests of the holders of the Notes. For example, the BRS Entities may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to the holders of Notes. See "Ownership of Capital Stock."

POSSIBLE INABILITY TO REPURCHASE NOTES UPON A CHANGE OF CONTROL

    The Indenture provides that, upon the occurrence of a Change of Control (as defined therein), the Company will be required to make an offer to purchase all of the Notes issued and then outstanding under the Indenture at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages (if any) thereon to the date of purchase. Any Change of Control under the Indenture would constitute a default under the New Credit Facility and may result in a default under other indebtedness of the Company that may be incurred in the future. Therefore, upon the occurrence of a Change of Control, the lenders under the New Credit Facility would have the right to accelerate the Company's obligations under the New Credit Facility and the holders of the Notes would have the right to require the Company to purchase their Notes. The New Credit Facility prohibits the purchase of outstanding Notes prior to repayment of borrowings under the New Credit Facility and the exercise by the holders of their right to require the Company to repurchase the Notes will cause an Event of Default under the New Credit Facility. If a Change of Control were to occur, it is unlikely that the Company would be able to repay all of its obligations under the New Credit Facility and the Notes, unless it could obtain alternate financing. There can be no assurance that the Company would be able to obtain any such financing on commercially reasonable terms, or at all, and consequently no assurance can be given that the Company would be able to purchase any of the Notes tendered pursuant to such an offer.

ABSENCE OF PUBLIC MARKET FOR THE NOTES

    The Existing Notes currently are eligible for trading in the PORTAL Market. The New Notes are new securities for which there is currently no established market. The Company does not intend to list the New Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Initial Purchasers have advised the Company that they currently intend to make a market in the New Notes but that they are not obligated to do so and any such market making may be discontinued at any time. There can be no assurance as to the development of any market or the liquidity of any market that may develop for the New Notes. If an active public market does not develop, the market, price and liquidity of the New Notes may be adversely affected. Future trading prices of the New Notes will depend on prevailing interest rates, the market for similar securities and other factors, including general economic conditions and the financial condition and performance of the Company. Holders of the New Notes should be aware that they may be required to bear the financial risks of their investment for an indefinite period of time. See "Description of the Notes."

YEAR 2000

    The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. The Penhall Group has established an informal Year 2000 task force. The Penhall Group has a plan which lists the milestones achieved and yet to be completed to become Year 2000 ready. A checklist of potential failure sources has been compiled and includes both information technology and embedded technology systems. The Penhall Group has completed its assessment of its information technology and embedded technology systems and is in the testing phase of their plan. The Penhall Group expects to be Year 2000 ready by June 30, 1999. The Penhall Group does not believe it has a material relationship with any one third party that would have a significant impact to the Penhall Group if that third party was not Year 2000 ready.

    The Penhall Group recently upgraded their information technology system, both hardware and software, and feel those systems are Year 2000 ready. The Penhall Group does not anticipate significant additional costs to become Year 2000 ready.

    Delays in the implementation of the Year 2000 solutions or the failure of any critical technology components to operate properly in the Year 2000 could adversely affect the Penhall Group's operations. In addition, the Penhall Group is uncertain as to the extent its customers may be affected by Year 2000 issues that require commitment of significant resources and may cause disruptions in its customers' businesses. Contingency plans have not been developed for all mission critical information and embedded technologies in the event Year 2000 readiness is not met. The Penhall Group plans to have these contingency plans in place by June 30, 1999.

FORWARD-LOOKING STATEMENTS

    Certain statements contained in this Prospectus, including without limitation, statements containing the words "believes," anticipates," "intends," "expect," "should," "may," "will," "continue" and "estimate," and words of similar import, constitute "forward-looking statements" within the meaning of
Section 27A of the Securities Act. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions, both domestic and foreign; industry and market capacity; demographic changes; existing government regulations and changes in, or the failure to comply with, government regulations; liability and other claims asserted against the Company; competition; the loss of any significant customers; changes in operating strategy or development plans; the ability to attract and retain qualified personnel; the significant indebtedness of the Company after the Transactions; the availability and terms of capital to fund the expansion of the Company's business; and other factors referenced in this Prospectus. Certain of these factors are discussed in more detail elsewhere in this Prospectus, including, without limitation, under the captions "Summary," "Risk Factors," "Unaudited Pro Forma Condensed Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                                THE TRANSACTIONS

    PII is a California corporation which, prior to the consummation of the Transactions, conducted all its operations through the Company and PenCo. As of June 30, 1998, PII, the stockholders of PII, the Company, BRS and the Issuer entered into the Merger Agreement, pursuant to which the following transactions (among others) were consummated: (i) PII and the Company amended their charters to authorize various new classes of capital stock necessary for the consummation of the Mergers; (ii) the stockholders of PII exchanged their common equity in PII for shares of the newly-authorized classes of common equity of PII; (iii) the Company formed Phoenix Merger Sub; (iv) Phoenix Merger Sub was merged with and into PII pursuant to the Reorganization Merger, with the result that (A) PII continued as the surviving corporation, (B) each stockholder of PII had his or her common equity in PII converted into common equity in the Company, (C) PII received common equity in the Company approximately equal in value to the value of its common equity in the Company immediately prior to the consummation of the Reorganization Merger and (D) the Company received common equity in PII such that the Company became the corporate parent of and obtained ownership of all the outstanding capital stock of PII (which continued to hold all the outstanding capital stock of PenCo); and (v) the Issuer was merged with and into the Company pursuant to the Recapitalization Merger, with the Company continuing as the Surviving Corporation.

    Prior to or simultaneously with the consummation of the Recapitalization Merger, the Issuer entered into the New Credit Facility providing for $20.0 million of Term Loans (as defined) and up to $30.0 million of Revolving Loans (as defined), and all indebtedness of the Penhall Group except $4.7 million of notes payable was repaid pursuant to the Refinancing. Following the consummation of the Mergers, the Company changed its corporate name to "Penhall International Corp." and PII changed its corporate name to "Penhall Rental Corp."

    The Merger Consideration paid upon consummation of the Recapitalization Merger was approximately $136.2 million. Pursuant to the Merger Agreement, (i) the Existing Management Stockholders converted a portion of the common equity in the Company received by them pursuant to the Reorganization Merger into $8.7 million of common and preferred equity of the Surviving Corporation pursuant to the Equity Rollover, (ii) the Foundation received $10.0 million of preferred equity of the Surviving Corporation in lieu of $10.0 million of cash Merger Consideration otherwise payable to it in the Recapitalization Merger and (iii) the BRS Entities and the New Management Stockholders purchased $21.1 million and $0.2 million, respectively, of common and preferred equity of the Surviving Corporation pursuant to the Equity Contribution for an aggregate of $21.3 million. Following the consummation of the Recapitalization, the BRS Entities held approximately 62.5% of the Common Stock, 100.0% of the Series A Preferred Stock and 43.3% of the Series B Preferred Stock; the Management Stockholders held approximately 37.5% of the Common Stock and 38.6% of the Series B Preferred Stock; the Foundation held 100% of the Senior Exchangeable Preferred Stock; and PII held approximately 18.1% of the Series B Preferred Stock.

    PII was obligated to make approximately $3 million of tax gross-up payments to certain members of Management on or before September 15, 1998. The Company made such payments out of working capital on September 15, 1998. The Penhall Group expects that it will realize tax benefits of approximately $3 million in the form of reduced tax payment obligations or refunds of tax overpayments as a result of deductions for certain of such tax gross-up payments and deductions with respect to employee stock options. The Penhall Group has realized or anticipates it will realize these tax benefits during a four-month period that began June 15, 1998.

    In addition, the Company will be obligated to pay approximately $2.2 million to the current stockholders of PII within ten days following the first anniversary of the HSI Acquisition in the event that certain performance criteria concerning the business of HSI acquired by PenCo is satisfied.

                                USE OF PROCEEDS

    The Company will not receive any proceeds from the Exchange Offer. The following table sets forth the sources and uses of funds in connection with the Recapitalization. To reflect the conversion by the Existing Management Stockholders of a portion of the common equity in the Company received by them pursuant to the Reorganization Merger into $8.7 million of common and preferred equity of the Surviving Corporation and the receipt by the Foundation of $10.0 million of Senior Exchangeable Preferred Stock in lieu of $10.0 million of cash Merger Consideration otherwise payable to it in the Recapitalization Merger, the table includes each of the Equity Rollover and the issuance of Senior Exchangeable Preferred Stock as both a source and a use of funds.

                                                                                     AMOUNT
                                                                                       (IN
                                                                                    MILLIONS)
                                                                                   -----------
SOURCES OF FUNDS:
Term Loans(1)....................................................................   $    20.0
Senior Notes.....................................................................       100.0
Equity Rollover..................................................................         8.7
Senior Exchangeable Preferred Stock..............................................        10.0
Equity Contribution..............................................................        21.3
Working capital..................................................................         1.0
                                                                                   -----------
      Total sources..............................................................   $   161.0
                                                                                   -----------
                                                                                   -----------
USES OF FUNDS:
Cash portion of Merger Consideration(2)..........................................   $   117.5
Equity Rollover..................................................................         8.7
Senior Exchangeable Preferred Stock..............................................        10.0
Refinancing of existing indebtedness(3)..........................................        14.5
Fees and expenses................................................................        10.3
                                                                                   -----------
      Total uses.................................................................   $   161.0
                                                                                   -----------
                                                                                   -----------

------------------------

(1) The New Credit Facility entered into in connection with the Recapitalization provides for $20.0 million of Term Loans and up to $30.0 million of Revolving Loans. See "Description of Certain Indebtedness--New Credit Facility." Term Loans in an aggegate principal amount of $20.0 million were drawn on the closing date of the New Credit Facility in connection with the Recapitalization.

(2) The $117.5 million cash portion of the Merger Consideration is net of the $8.7 million Equity Rollover and the issuance of $10.0 million of Senior Exchangeable Preferred Stock. See "The Transactions."

(3) The outstanding indebtedness which was repaid pursuant to the Refinancing consisted of $14.5 million of revolving loans (including approximately $6.3 million of revolving loans used to finance the HSI Acquisition and repay certain notes payable assumed in connection with the HSI Acquisition) that were to mature on October 31, 1998. At June 30, 1998, the weighted average interest rate with respect to such indebtedness was approximately 7.55%.

                                 CAPITALIZATION

    The following table sets forth, at June 30, 1998, the actual capitalization of PII and the pro forma capitalization of the Company after giving effect to the HSI Acquisition and the Transactions. The information set forth below should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this Prospectus.

                                                                                                AT JUNE 30, 1998
                                                                                             ----------------------
                                                                                              ACTUAL     PRO FORMA
                                                                                             ---------  -----------

                                                                                             (DOLLARS IN THOUSANDS)
Long-term debt, including current portion:
  Existing Credit Facility (as defined)....................................................  $  13,860   $  --
  Notes payable............................................................................      4,704       4,704
  Term Loans...............................................................................     --          20,000
  Senior Notes.............................................................................     --         100,000
                                                                                             ---------  -----------
    Total long-term debt...................................................................     18,564     124,704
                                                                                             ---------  -----------

Mandatorily redeemable preferred stock:
  Senior Exchangeable Preferred Stock......................................................     --          10,000
  Series A Preferred Stock.................................................................     --          10,428

Stockholders' equity (deficit).............................................................     43,606     (74,048)
                                                                                             ---------  -----------

  Total capitalization.....................................................................  $  62,170   $  71,084
                                                                                             ---------  -----------
                                                                                             ---------  -----------

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    The accompanying unaudited pro forma condensed consolidated financial statements of the Company present pro forma information giving effect to the HSI Acquisition and the Transactions which are described in the accompanying notes to the unaudited pro forma condensed consolidated financial statements.

    The unaudited pro forma condensed consolidated balance sheet as of June 30, 1998 assumes that the Transactions occurred on June 30, 1998. The unaudited pro forma condensed consolidated statement of earnings for the year ended June 30, 1998 assumes that the HSI Acquisition and the Transactions occurred on July 1, 1997.

    The unaudited pro forma condensed consolidated financial statements are presented for informational purposes only, are not necessarily indicative of the financial position or results of operations of the Company had the HSI Acquisition and the Transactions actually occurred on the indicated dates or been in effect for the periods presented and do not purport to be indicative of the financial position or results of operations of the Company as of any future date or for any future period. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements of PII and the financial statements of HSI, including the related notes thereto, included elsewhere herein.

    The pro forma adjustments are based on available information and upon certain assumptions that the Company believes are reasonable under the circumstances.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1998

                                                                                                      PRO FORMA
                                                                                       HISTORICAL    TRANSACTION
                                                                                          PII        ADJUSTMENTS     PRO FORMA
                                                                                       ----------   --------------   ---------
                                                                                               (DOLLARS IN THOUSANDS)
Assets:
  Current assets:
  Cash...............................................................................   $   234       $    (234)(a)  $  --
  Net receivables....................................................................    29,312                        29,312
  Other current assets...............................................................     3,995           3,548(d)      7,543
                                                                                       ----------   --------------   ---------
    Total current assets.............................................................    33,541           3,314        36,855

  Net property, plant and equipment..................................................    45,007                        45,007
  Goodwill, net......................................................................     8,649                         8,649
  Other assets.......................................................................     1,126           5,538(b)      6,664
                                                                                       ----------   --------------   ---------
    Total assets.....................................................................   $88,323       $   8,852      $ 97,175
                                                                                       ----------   --------------   ---------
                                                                                       ----------   --------------   ---------
Liabilities and Stockholders' Equity:
  Current liabilities:
  Current installments of long-term debt.............................................   $ 2,617       $    (583)(c)  $  2,034
  Current installments of notes payable to stockholders..............................       131                           131
  Accounts payable and other current liabilities.....................................     8,197              14(a)      8,211
  Accrued liabilities................................................................     9,041            (350)(b)     7,791
                                                                                                           (900)(e)
                                                                                       ----------   --------------   ---------
    Total current liabilities........................................................    19,986          (1,819)       18,167

  Long-term debt, net of current portion.............................................    15,542           6,723(c)     22,265
  Notes payable to stockholders......................................................       274                           274
  Senior Notes.......................................................................     --            100,000(a)    100,000
  Deferred tax liability.............................................................     3,609                         3,609

  Accrued compensation...............................................................     5,306           1,174(d)      6,480
  Senior Exchangeable
    Preferred Stock..................................................................     --             10,000(e)     10,000

  Series A Preferred Stock...........................................................     --             10,428(e)     10,428

  Stockholders' equity (deficit).....................................................    43,606        (117,654)(e)   (74,048)
                                                                                       ----------   --------------   ---------
  Total liabilities and stockholders' equity (deficit)...............................   $88,323       $   8,852      $ 97,175
                                                                                       ----------   --------------   ---------
                                                                                       ----------   --------------   ---------

 See accompanying notes to unaudited pro forma condensed consolidated financial statements.

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

(a) Represents the New Credit Facility, Notes and Senior Exchangeable Preferred Stock used to fund the Recapitalization and repay existing indebtedness other than a promissory note. See "Use of Proceeds."

   Components of pro forma adjustment are as follows:

New Credit Facility and Notes..............................................  $ 120,000
Equity Contribution and Equity Rollover....................................     30,000
Senior Exchangeable Preferred Stock........................................     10,000
Consideration in Recapitalization (including fees and expenses)(i).........   (140,500)
Repayment of debt..........................................................    (13,860)
Financing fees(i)..........................................................     (5,888)
                                                                             ---------
Reduction in working capital...............................................  $    (248)
                                                                             ---------
                                                                             ---------

------------------

(i) Fees and expenses exclude amounts that were paid as of June 30, 1998.

    Components of the reduction in working capital are as follows:

Reduction in working capital..................................................        248
Amount paid with available cash...............................................       (234)
                                                                                ---------
Increase to accounts payable..................................................         14
                                                                                ---------
                                                                                ---------

(b) Represents financing fees incurred in connection with the incurrence of the New Credit Facility, and the issuance of the Existing Notes and the New Notes.

    Components of the pro forma adjustment are as follows:

Financing fees................................................................      5,888
Financing fees previously accrued.............................................       (350)
                                                                                ---------
                                                                                    5,538
                                                                                ---------
                                                                                ---------

(c) Reflects the repayment of debt with proceeds from the Transactions.

Current installments of long-term debt.......................................  $     583
Long term debt...............................................................     13,277(i)
                                                                               ---------
Repayment of debt............................................................  $  13,860
                                                                               ---------
                                                                               ---------

------------------

(i) Components of pro forma adjustment to long-term debt are as follows:

New Credit Facility..........................................................  $  20,000
Repayment of long-term debt..................................................    (13,277)
                                                                               ---------
Adjustment to long-term debt.................................................  $   6,723
                                                                               ---------
                                                                               ---------

(d) Reflects stock-based compensation expense and the related deferred tax asset that is triggered by the Transactions.

Accrued compensation.........................................................  $  (8,870) (i)
Deferred tax asset...........................................................      3,548
                                                                               ---------
Effect on stockholders' equity (deficit).....................................  $  (5,322)
                                                                               ---------
                                                                               ---------

------------------

(i) Components of pro forma adjustment to accrued compensation:

  Additional accrued compensation...........................................  $   8,870
  Consideration in recapitalization related to stock-based accrued
    compensation............................................................     (7,696)
                                                                              ---------
  Net pro forma adjustment..................................................  $   1,174
                                                                              ---------
                                                                              ---------

(e) Components of pro forma adjustments to stockholders' equity (deficit) are as follows:

Equity Contribution........................................................  $  21,300
Equity Rollover............................................................      8,700
Senior Exchangeable Preferred Stock........................................     10,000
                                                                             ---------
  Subtotal.................................................................     40,000
Less:
  Amount attributable to Senior Exchangeable Preferred Stock...............     10,000
  Amount attributable to Series A Preferred Stock..........................     10,428
  Adjustment related to stock-based compensation...........................      5,322
  Consideration in Recapitalization (including fees and expenses)(ii)......    132,804(i)
  Less: Fees and expenses accrued (but unpaid) as of June 30, 1998.........       (900)
                                                                             ---------
       Net pro forma adjustment............................................  $(117,654)
                                                                             ---------
                                                                             ---------

      ------------------------

(i) Consideration in Recapitalization includes:
    Consideration in Recapitalization affecting stockholders' equity
      (deficit).............................................................  $ 128,504
    Fees and expenses (excluding financing fees)............................      4,300
                                                                              ---------
      Subtotal..............................................................    132,804
    Consideration attributable to stock-based accrued compensation..........      7,696
                                                                              ---------
      Total consideration...................................................  $ 140,500
                                                                              ---------
                                                                              ---------
(ii) Fees and expenses exclude amounts that were paid as of June 30, 1998.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                            YEAR ENDED JUNE 30, 1998

                                                                                  PRO FORMA ADJUSTMENTS
                                                                                 ------------------------
                                                                                     HSI
                                                       HISTORICAL   HISTORICAL   ACQUISITION  TRANSACTION
                                                         PII(A)       HSI(A)     ADJUSTMENTS  ADJUSTMENTS   PRO FORMA
                                                      ------------  -----------  -----------  -----------  ------------
                                                                           (DOLLARS IN THOUSANDS)
Revenues............................................   $  101,170    $  13,536                             $    114,706
Cost of Revenues....................................       72,395        9,785                                   82,180
                                                      ------------  -----------  -----------  -----------  ------------
  Gross profit......................................       28,775        3,751                                   32,526
General and administrative expense..................       19,880        2,164    $     461(b)  $  (2,056)(b)       20,449
Other compensation..................................        3,271       --           --           (3,271)(c)      --
Other operating income..............................          644       --                                          644
                                                      ------------  -----------  -----------  -----------  ------------
  Earnings before interest expense and income
    taxes...........................................        6,268        1,587         (461)       5,327         12,721
Interest expense....................................        1,036           21          169(f)     12,747(d)       13,973
                                                      ------------  -----------  -----------  -----------  ------------
  Earnings (loss) before income taxes...............        5,232        1,566         (630)      (7,420)        (1,252)
Income tax expense (benefit)........................        2,531       --                        (3,032)(e)         (501)
                                                      ------------  -----------  -----------  -----------  ------------
  Net earnings (loss)...............................        2,701        1,566         (630)      (4,388)          (751)
Accretion of preferred stock to redemption value....       --           --           --            2,406(g)        2,406
                                                      ------------  -----------  -----------  -----------  ------------
  Net earnings (loss) available to common
    stockholders....................................   $    2,701    $   1,566    $    (630)   $  (6,794)  $     (3,157)
                                                      ------------  -----------  -----------  -----------  ------------
                                                      ------------  -----------  -----------  -----------  ------------
Earnings (loss) per share(j):
  Basic.............................................   $     6.67       --           --           --              (5.57)
  Diluted...........................................   $     6.55       --           --           --              (5.57)
Weighted average number of shares outstanding:
  Basic.............................................      405,103       --           --           --          1,000,000
  Diluted...........................................      412,434       --           --           --          1,000,000

 See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED

                       CONSOLIDATED STATEMENT OF EARNINGS

                             (DOLLARS IN THOUSANDS)

(a) Historical PII includes twelve months of PII results of operations and HSI results of operations from April 30, 1998 through June 30, 1998. Historical HSI includes HSI results of operations for the period July 1, 1997 through April 29, 1998.

(b) Pro forma adjustment to reflect general and administrative expenses is as follows:

                                                                                                     FOR THE
                                                                                                   YEAR ENDED
                                                                                                  JUNE 30, 1998
                                                                                                  -------------
HSI Acquisition--Goodwill amortization (i)......................................................    $     461
                                                                                                  -------------
                                                                                                  -------------
Compensation expense for certain employee salaries
  and bonuses (ii)..............................................................................    $  (1,180)
Inclusion of the Company in the BRS and Co. Portfolio Insurance Program (iii)...................         (814)
Nonrecurring Transactions related expenses incurred during the year ended June 30, 1998.........       (1,200)
Sponsor management fee (iv).....................................................................          300
Pro forma amortization of financing fees (v)....................................................          838
                                                                                                  -------------
  Net pro forma general and administrative transaction adjustment...............................    $  (2,056)
                                                                                                  -------------
                                                                                                  -------------

    ----------------------------

 (i) Reflects ten months of goodwill amortization related to the HSI Acquisition which is being amortized on a straight line basis over 15 years.

 (ii) As a result of the Recapitalization these functions will no longer be performed or will be performed by other personnel of the Company or by the Sponsor.

 (iii) Reflects the difference between the Company's actual insurance costs and the insurance costs which have been contracted for as a result of the Company's inclusion in the BRS Portfolio Company Insurance Program.

 (iv) Under the terms of the Management Agreement, the Sponsor will receive an annual management fee in consideration for financial and strategic advisory services. See "Certain Relationships and Related Transactions."

 (v) Adjustment to reflect amortization of financing fees related to the Revolving Credit Facility, Term Loan Facility and the Notes is as follows:

                                                                                                          PRO FORMA
                                                                                                        AMORTIZATION
                                                                           ASSUMED                      FOR THE YEAR
                                                                          FINANCING      MATURITY           ENDED
ASSUMED NEW DEBT                                                            FEES        (IN YEARS)      JUNE 30, 1998
-----------------------------------------------------------------------  -----------  ---------------  ---------------
Revolving Credit Facility..............................................   $     600              6        $     100
Term Loan Facility.....................................................         600              6              100
Notes..................................................................       5,100              8              638
                                                                         -----------                          -----
      Total                                                               $   6,300                       $     838
                                                                         -----------                          -----
                                                                         -----------                          -----

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED

                             (DOLLARS IN THOUSANDS)

(c) The pro forma adjustment is to eliminate nonrecurirng other compensation expense incurred in connection with the Transactions.

(d) Pro forma adjustment to record interest expense related to the Revolving Credit Facility, Term Loan Facility and the Notes, net of a decrease in interest expense from the assumed repayment of existing debt, is as follows:

                                                                                                     FOR THE
                                                                                                   YEAR ENDED
                                                                                                  JUNE 30, 1998
                                                                                                  -------------
Pro forma interest expense on new debt (i)......................................................    $  13,600
Fee for unused portion of Revolving Credit Facility (ii)........................................          150
Decrease from repayment of actual interest expense on existing debt.............................       (1,003)
                                                                                                  -------------
  Net pro forma interest expense adjustment.....................................................    $  12,747
                                                                                                  -------------
                                                                                                  -------------

 (i) Pro forma adjustment to record interest expense on new debt is as follows:

                                                                                                    PRO FORMA
                                                                                                    INTEREST
                                                                          ASSUMED      ASSUMED     EXPENSE FOR
                                                                         INTEREST    OUTSTANDING   YEAR ENDED
ASSUMED NEW DEBT                                                           RATE        BALANCE    JUNE 30, 1998
----------------------------------------------------------------------  -----------  -----------  -------------
Revolving Credit Facility.............................................        8.0%(1)         --           --
Term Loan Facility....................................................        8.0%(2)  $  20,000    $   1,600
Notes.................................................................       12.0%      100,000        12,000
                                                                                                  -------------
  Total pro forma interest expense on new debt........................                              $  13,600
                                                                                                  -------------
                                                                                                  -------------

    ------------------------------
 (1) Interest on the Revolving Credit Facility is based on 2.25% in excess of LIBOR (LIBOR assumed to be 5.75%). See "Description of Certain Indebtedness--New Credit Facility".

 (2) Interest on the Term Loan Facility is based on 2.25% in excess of LIBOR (LIBOR assumed to be 5.75%). See "Description of Certain Indebtedness--New Credit Facility".

    If interest rates for the Term Loan Facility and the Revolving Credit Facility were to increase (decrease) by 1/8 of 1%, net income would decrease (increase) by less than $0.1 million for the year ended June 30, 1998.

 (ii) Represents the commitment fee equal to 1/2 of 1% per annum on the undrawn portion of the available commitment under the Revolving Credit Facility. See "Description of Certain Indebtedness--New Credit Facility".

(e) The pro forma income tax adjustment has been computed to result in a pro forma income tax expense (benefit) that is at a 40% effective rate.

(f) Reflects ten months of interest expense related to the promissory note due to the seller of HSI that will remain outstanding after the Transactions. The note bears interest at a rate of 5.51% per annum.

                                                                                                     FOR THE
                                                                                                   YEAR ENDED
                                                                                                  JUNE 30, 1998
                                                                                                  -------------
Interest expense related to promissory note.....................................................    $     169

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED

                             (DOLLARS IN THOUSANDS)

(g) Reflects the accretion of preferred stock to the mandatory redemption price. Increase represents the cumulative dividends which accrue at a 13% and a 10.5% per annum rate for the Series A Preferred Stock and the Senior Exchangeable Preferred Stock, respectively.

                                                                                                     FOR THE
                                                                                                   YEAR ENDED
                                                                                                  JUNE 30, 1998
                                                                                                  -------------
Accretion of Senior Exchangeable Preferred Stock to redemption value............................    $   1,050
Accretion of Series A Preferred Stock to redemption value.......................................        1,356
                                                                                                       ------
                                                                                                    $   2,406
                                                                                                       ------
                                                                                                       ------

(h) Pro forma EBITDA is calculated as follows:

                                                                                                     FOR THE
                                                                                                   YEAR ENDED
                                                                                                  JUNE 30, 1998
                                                                                                  -------------
Earnings before interest expense and income taxes...............................................    $  12,721
Depreciation and amortization...................................................................       10,699
Stock-based compensation expense................................................................        1,315
                                                                                                  -------------
    Pro Forma EBITDA............................................................................    $  24,735
                                                                                                  -------------
                                                                                                  -------------

(i) The stock-based compensation expense of $9,578 and related income tax benefit of $3,831 that is triggered by the Transactions is not reflected in the unaudited pro forma condensed consolidated statements of earnings as this will be a material nonrecurring charge.

(j) Calculation of pro forma net loss available to common stockholders:

  Pro forma net loss available to common stockholders.....................................     (3,157)
  Non-accretive cumulative dividends on Series B Preferred Stock..........................      2,414
                                                                                            ---------
  Adjusted pro forma net loss available to common stockholders............................     (5,571)
                                                                                            ---------
                                                                                            ---------

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    The following table sets forth selected historical consolidated financial data of PII for the five fiscal years ended June 30, 1998. The consolidated statement of earnings data for the three years ended June 30, 1998 and the consolidated balance sheet data as of June 30, 1997 and 1998 was derived from the audited consolidated financial statements of PII included elsewhere herein. The consolidated statement of earnings data for the two years ended June 30, 1995 and the consolidated balance sheet data as of June 30, 1994, 1995 and 1996 was derived from audited consolidated financial statements of PII. The other data presented below was derived from PII prepared schedules. This table is qualified in its entirety by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of PII, including the related notes thereto, included elsewhere herein.

                                                                                 FISCAL YEAR ENDED JUNE 30,
                                                                    -----------------------------------------------------
                                                                      1994       1995       1996       1997       1998
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                                   (DOLLARS IN THOUSANDS)
CONSOLIDATED STATEMENT OF EARNINGS DATA:
Revenues..........................................................  $  69,808  $  70,839  $  74,895  $  95,298  $ 101,170
Cost of revenues..................................................     50,799     50,142     51,200     68,541     72,395
Gross profit......................................................     19,009     20,697     23,695     26,757     28,775
General and administrative expenses...............................     12,659     12,989     15,156     16,953     19,880
Other compensation................................................         --         --         --         --      3,271
Other operating income, net.......................................        502      1,025        867        871        644
Earnings before interest expense and income taxes.................      6,852      8,733      9,406     10,675      6,268
Interest expense..................................................        205        418        783        811      1,036
Earnings before income taxes......................................      6,647      8,315      8,623      9,864      5,232
Income taxes......................................................      2,849      3,455      3,538      4,407      2,531
                                                                    ---------  ---------  ---------  ---------  ---------
Net earnings......................................................  $   3,798  $   4,860  $   5,085  $   5,457  $   2,701
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                    ---------  ---------  ---------  ---------  ---------
EARNINGS PER SHARE:
  Basic...........................................................       9.84      12.64      13.24      13.61       6.67
  Diluted.........................................................       9.78      12.51      13.05      13.38       6.55
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
  Basic...........................................................    386,099    384,464    383,958    400,813    405,103
  Diluted.........................................................    388,315    388,618    389,621    407,728    412,434

OTHER DATA:
EBITDA(1).........................................................  $  10,709  $  13,638  $  15,644  $  19,565  $  20,931
EBITDA margin(2)..................................................       15.3%      19.3%      20.9%      20.5%      20.7%
Depreciation and amortization.....................................  $   3,303  $   4,168  $   5,417  $   6,878  $   8,870
Capital expenditures..............................................  $   5,809  $  11,834  $  11,511  $  16,089  $  13,816
Units of operated equipment rentals at end of period..............        298        335        369        420        497
Number of locations at end of period..............................         15         15         16         21         22
Ratio of earnings to fixed charges(3).............................      17.6x      14.3x      10.4x      11.4x       5.3x

CONSOLIDATED BALANCE SHEET DATA AT PERIOD END:
Total assets......................................................  $  39,376  $  45,473  $  53,378  $  69,833  $  88,323
Long-term obligations, including current maturities...............      6,200      6,781      8,981     14,111     18,564
Stockholders' equity..............................................     22,363     26,912     32,032     39,253     43,606

------------------------

(1) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization, and excludes stock-related compensation expense, reorganization costs and other compensation. Stock related compensation expense was $0.6 million, $0.7 million, $0.8 million, $2.0 million and $1.3 million for fiscal 1994 through fiscal 1998, respectively (for discussion of stock-related compensation expense and reorganization costs and other compensation, see notes 8 and 14, respectively, to consolidated financial statements). EBITDA is presented because Management believes it provides useful information regarding a company's ability to incur and/or service debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of a company's profitability or liquidity.

(2)  EBITDA margin is defined as EBITDA divided by total revenues.

(3) For the purpose of computing the ratio of earnings to fixed charges, "earnings" consists of earnings before income taxes and fixed charges. "Fixed Charges" consist of interest expense, which includes amortization of debt issue costs and the interest portion of the Company's rent expense.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF THE PENHALL GROUP SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF PII, INCLUDING THE NOTES THERETO, INCLUDED ELSEWHERE IN THIS PROSPECTUS.

GENERAL

    The Penhall Group was founded in 1957 in Anaheim, California with one piece of equipment, and today is one of the largest Operated Equipment Rental Services companies in the United States. The Penhall Group differentiates itself from other equipment rental companies by providing specialized services in connection with infrastructure projects through renting equipment along with skilled operators to serve customers in the construction, industrial, manufacturing, governmental and residential markets. In addition, the Penhall Group complements its Operated Equipment Rental Services with fixed-price contracts, which serve to market its Operated Equipment Rental Services business and increase utilization of its operated equipment rental fleet. The Penhall Group provides its services from 22 locations in nine states, with a presence in some of the fastest growing states in terms of construction spending and population growth.

    From fiscal year 1993 to fiscal year 1998, revenue and EBITDA have grown at a CAGR of 15.0% and 25.7% respectively, due primarily to Management's successful implementation of a strategy focused on (i) maximizing high-margin Operated Equipment Rental Services revenues through increased equipment rental fleet utilization, (ii) controlling overhead and (iii) successfully integrating the Penhall Group's acquisitions and start-up locations.

    The Operated Equipment Rental Industry is a specialized niche of the highly fragmented United States equipment rental industry, in which there are approximately 17,000 companies. The Penhall Group has taken advantage of consolidation opportunities by acquiring small companies in targeted markets as well as by establishing new offices in those markets. Since 1994, the Penhall Group has effected four strategic acquisitions, including Concrete Coring Company, an Austin-based company acquired in 1995, Zig Zag Company, a Denver-based firm acquired in 1996, Metro Concrete Cutting, an Atlanta-based company acquired in 1996, and HSI, a Minnesota-based firm acquired in 1998. During the same period, the Penhall Group established operations in four new markets by opening offices in Las Vegas, Salt Lake City, Portland and Dallas.

    The Penhall Group derives its revenues primarily from services provided for infrastructure related jobs. The Penhall Group's Operated Equipment Rental Services are complemented by long-term fixed-price contracts. Approximately 53% of the Penhall Group's revenues are derived from highway-related projects, approximately 29% of revenues are generated from building-related projects and the remainder of revenues are generated from airport, residential and other projects. The following table shows the breakdown of the components of revenue for the periods indicated:

                                                                                       FISCAL YEAR ENDED
                                                                                            JUNE 30,
                                                                ----------------------------------------------------------------
                                                                        1996                  1997                  1998
                                                                --------------------  --------------------  --------------------
                                                                             % OF                  % OF                  % OF
                                                                    $        TOTAL        $        TOTAL        $        TOTAL
                                                                ---------  ---------  ---------  ---------  ---------  ---------
                                                                                     (DOLLARS IN THOUSANDS)
Operated Equipment Rental Services............................  $  59,759       79.8% $  69,510       72.9% $  77,445       76.5%
Contract Services(1)..........................................     15,136       20.2     25,788       27.1     23,725       23.5
                                                                ---------  ---------  ---------  ---------  ---------  ---------

  Total Revenues..............................................  $  74,895      100.0% $  95,298      100.0% $ 101,170      100.0%
                                                                ---------  ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------  ---------

------------------------

(1) Contract services revenues excludes services performed by the operated equipment rental divisions on long-term contracts.

    Revenue growth is influenced by infrastructure change, including new construction, modification, and regulatory changes. The Penhall Group's revenues are also impacted positively after the occurrence of natural disasters, such as the 1989 and 1994 earthquakes in Northern and Southern California. Other factors that influence the Penhall Group's operations are demand for operated rental equipment, the amount and quality of equipment available for rent, rental rates and general economic conditions. Historically, revenues have been seasonal, as weather conditions in the spring and summer months result in stronger performance in the first and fourth fiscal quarters than in the second and third fiscal quarters.

    The principal components of the Penhall Group's operating costs include the cost of labor, equipment rental fleet maintenance costs including parts and service, equipment rental fleet depreciation, insurance and other direct operating costs. Given the varied, and in some cases specialized, nature of its rental equipment, the Penhall Group utilizes a range of periods over which it depreciates its equipment on a straight line basis. On average, the Penhall Group depreciates its equipment over an estimated useful life of six years with a 10% residual value.

    The Penhall Group invests in and maintains a large and versatile fleet of rental equipment ranging from relatively small items such as diamond abrasive saws and coring units to larger equipment, including backhoes, excavators, water trucks and concrete grinders. Used equipment is sometimes sold in the ordinary course of business, and gains on sales of assets are recognized in "Other Operating Income" in PII's consolidated statements of earnings. In fiscal 1996, 1997 and 1998, gains on sales of assets from such equipment sales were $331,000, $258,000 and $203,000, respectively.

    The following table shows the number of units in the Penhall Group's operated equipment rental fleet for the following periods:

                                                                                                        TWELVE MONTHS ENDED
                                                                                                             JUNE 30,
                                                                                               -------------------------------------
                                                                                                  1996         1997         1998
                                                                                                  -----        -----        -----
Beginning of Period..........................................................................         335          369          420
# Units Purchased............................................................................          70           75           99
# Units Disposed.............................................................................          36           24           22
                                                                                                      ---          ---          ---
End of Period................................................................................         369          420          497
                                                                                                      ---          ---          ---
                                                                                                      ---          ---          ---

RESULTS OF OPERATIONS

YEAR ENDED JUNE 30, 1998 COMPARED TO YEAR ENDED JUNE 30, 1997

    REVENUES. Revenues for fiscal 1998 were $101.2 milion, an increase of $5.9 million, or 6.2%, over fiscal 1997 revenues. The increase was primarily attributable to the acquisition of HSI in April 1998, the opening of new locations in Dallas, Portland and Salt Lake City late in fiscal 1997 and general strength in the construction markets which the Company serves. These improvements were partially offset by the impact of the unusual amount of rain experienced during the winter of 1998 in all of California as well as the Southeast.

    The Penhall Group operated through 22 locations in nine states at June 30, 1998, compared to 21 locations in eight states at June 30, 1997. The Penhall Group also expanded the size of its operated equipment rental fleet during this time period from 420 units to 497 units, or 18.3%.

    GROSS PROFIT. Gross profit totaled $28.8 million in fiscal 1998, an increase of $2.0 million, or 7.5%, from fiscal 1997. Gross profit as a percentage of revenues increased from 28.1% for 1997, to 28.4% for 1998. This increase in gross profit as a percentage of revenues was primarily attributable to a lower proportion of the Company's revenues being derived from contract revenues in fiscal 1998. Gross margins for contract services are generally lower than for Operated Equipment Rental Services revenues.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses for fiscal 1998 were $19.9 million, an increase of $2.9 million, or 17.3%, over fiscal 1997. General and administrative expenses as a percentage of revenues increased from 17.8% for fiscal 1997, to 19.7% for fiscal 1998. This increase in general and administrative expenses as a percentage of revenues was primarily attributable to costs associated with the Recapitalization Mergers and increases in payroll and payroll related expenses, offset by a reduction in stock compensation expense.

    EARNINGS BEFORE INTEREST AND INCOME TAXES. Earnings before interest and income taxes decreased $4.4 million, or 41.1%, to $6.3 million for fiscal 1998 as compared to $10.7 million during fiscal 1997. Earnings before interest and income taxes as a percentage of revenues decreased from 11.2% in 1997, to 6.2% in fiscal 1998. The decrease in earnings before interest and income taxes, and decrease in earnings before interest and income taxes as a percentage of revenues, during fiscal 1998 was primarily attributable to $1.2 million in costs associated with the Recapitalization Mergers and other compensation expense of $3.3 million for tax gross-up payments to certain members of management associated with the Recapitalization Mergers.

    INTEREST EXPENSE. Interest expense was slightly higher in fiscal 1998 at $1.0 million as a result of higher average outstanding debt balances during fiscal 1998 as compared with fiscal 1997.

    INCOME TAXES. The effective income tax rate increased from 45% of earnings before income taxes for fiscal 1997 to 48% for fiscal 1998. The increase was attributable to an increase in the non-deductible portion of stock based compensation, state income tax expense and permanent differences as a percentage of total income tax expense.

    NET EARNINGS. Net earnings were $2.7 million in fiscal 1998 compared to net earnings of $5.5 million in fiscal 1997. This decrease of $2.8 million, or 50.5%, was attributable to improved results from operations offset by costs associated with the Recapitalization Mergers.

YEAR ENDED JUNE 30, 1997 COMPARED TO YEAR ENDED JUNE 30, 1996

    REVENUES. Revenues for fiscal 1997 were $95.3 million, an increase of $20.4 million, or 27.2%, over fiscal 1996 revenues. This increase was primarily attributable to an improvement in the Southern California construction market, a large contract in Northern California and the impact of the acquisition of Zig Zag Company, a Denver-based firm, during fiscal 1996, which contributed to revenues in fiscal 1997.

    The Penhall Group operated through 21 locations in eight states at June 30, 1997, compared to 16 locations in five states at June 30, 1996. The Penhall Group also expanded the size of its operated equipment rental fleet during this time period, increasing units from 369 to 420, or 13.8%.

    GROSS PROFIT. Gross profit totaled $26.8 million in fiscal 1997, an increase of $3.1 million, or 12.9%, from fiscal 1996. Gross profit as a percentage of revenues decreased from 31.6% for 1996, to 28.1% for 1997. This decrease in gross profit as a percentage of revenues was primarily attributable to a higher proportion of the Company's revenues being derived from contract revenues in fiscal 1997. Gross margins for contract services are generally lower than for Operated Equipment Rental Services revenues.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses for fiscal 1997 were $17.0 million, an increase of $1.8 million, or 11.9%, over fiscal 1996. General and administrative expenses as a percentage of revenues decreased from 20.2% for fiscal 1996, to 17.8% for fiscal 1997. This decrease in general and administrative expenses as a percentage of revenues was primarily attributable to the Penhall Group's ability to expand its operations and grow without a proportionate increase in overhead cost offset by an increase of $1.2 million in stock related compensation expense for the year ended June 30, 1997 as compared to 1996.

    EARNINGS BEFORE INTEREST AND INCOME TAXES. Earnings before interest and income taxes increased $1.3 million, or 13.5%, to $10.7 million for fiscal 1997 as compared to $9.4 million during fiscal 1996. Earnings before interest and income taxes as a percentage of revenues decreased slightly from 12.6% in 1996, to 11.2% in fiscal 1997. The increase in earnings before interest and income taxes, and decrease in earnings before interest and income taxes as a percentage of revenues, during fiscal 1997 was primarily attributable to substantially higher revenues partially offset by lower gross margins and increases in general and administrative expenses.

    INTEREST EXPENSE. Interest expense was relatively unchanged in fiscal 1997 at $0.8 million as a result of similar average outstanding debt balances during fiscal 1997 as compared with fiscal 1996.

    INCOME TAXES. The effective income tax rate increased from 41% of earnings before income taxes for fiscal 1996 to 45% for fiscal 1997. The increase was attributable to an increase in the non-deductible portion of stock based compensation related to the vesting and increase in repurchase value of PII's common stock under certain buy-out agreements.

    NET EARNINGS. Net earnings were $5.5 million in fiscal 1997 compared to net earnings of $5.1 million in fiscal 1996. This increase of $0.4 million, or 7.3%, was attributable to an improvement in earnings before interest and income taxes partially offset by the increase in the effective tax rate.

LIQUIDITY AND CAPITAL RESOURCES

    Cash provided by operating activities during fiscal 1996, 1997 and 1998 was $10.7 million, $8.6 million and $16.6 million, respectively. In fiscal 1998, higher depreciation, deferred taxes and higher accrued liabilities due to the Recapitalization Mergers accounted for the improved cash from operations. In fiscal 1997, accounts receivable increased due to an increase in average days sales outstanding and strong fourth quarter 1997 revenues. Offsetting this was higher depreciation costs resulting from growth in the Penhall Group's equipment rental fleet and an increase in trade accounts payable.

    Management estimates that the Penhall Group's annual capital expenditures will be approximately $11.0 million to $12.0 million for fiscal 1999, including replacement and maintenance of equipment, purchases of new equipment and acquisitions.

    Net cash used in investing activities during fiscal 1996, 1997 and 1998 was $10.5 million, $15.1 million and $17.0 million, respectively. Such cash was primarily used for capital expenditures of $11.5 million in fiscal 1996, $16.1 million in fiscal 1997, and $12.3 million in fiscal 1998. Also, in 1998 cash used in investing activities includes $5.9 million related to the HSI acquisition.

    Net cash provided by (used in) financing activities during fiscal 1996, 1997 and 1998 was $0.7 million, $6.3 million and $(0.2) million, respectively. Financing activities of the Penhall Group are primarily borrowings and repayments of long-term debt.

    Historically, the Penhall Group has funded its working capital requirements, capital expenditures and other needs principally from operating cash flows. Following consummation of the Transactions, however, the Company has substantial indebtedness and debt service obligations. See "Description of Certain Indebtedness--New Credit Facility" and "Description of the Notes." As of June 30, 1998, on a Pro Forma Basis, the Company and its subsidiaries would have had approximately $124.7 million of total indebtedness outstanding (including the Notes) and a stockholders' deficit of approximately $74.0 million. On a Pro Forma Basis, the Company's ratio of earnings to fixed charges was 0.9x for the latest twelve months ended June 30, 1998.

    It is anticipated that the Company's principal uses of liquidity will be to fund working capital, meet debt service requirements and finance the Company's strategy of pursuing strategic acquisitions and expanding through internal growth. The Company's principal sources of liquidity are expected to be cash flow from operations and borrowings under the New Credit Facility. The New Credit Facility consists of two facilities: (i) a six-year senior secured term loan facility in an aggregate principal amount equal to $20.0 million (the "Term Loan Facility"); and (ii) a six-year revolving credit facility in an aggregate principal amount not to exceed $30.0 million (the "Revolving Credit Facility"). The Company drew $20.0 million of loans under the Term Loan Facility ("Term Loans") on the closing date of the New Credit Facility in connection with the Recapitalization, and $30.0 million of additional borrowings are available under the Revolving Credit Facility. The Term Loans amortize on a quarterly basis commencing in September 2000 and are payable in installments under a schedule set forth in the New Credit Facility. Advances made under the Revolving Credit Facility ("Revolving Loans") are due and payable in full at maturity. The Term Loans and the Revolving Loans are subject to mandatory prepayments and reductions in the event of certain extraordinary transactions or issuances of debt and equity by the Company or any subsidiary of the Company that guarantees amounts under the New Credit Facility. Such loans are also required to be prepaid with 75% of the the Excess Cash Flow (as such term is defined in the New Credit Facility) of the Company or, if the Company's Leverage Ratio (as such term is defined in the New Credit Facility) is less than 4.75 to 1.0, 50% of such Excess Cash Flow.

    The degree to which the Company is leveraged could have important consequences to holders of the Notes, including, but not limited to, the following: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate or other purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on indebtedness; (iii) the agreements governing the Company's long-term indebtedness will contain restrictive financial and operating covenants that could limit the Company's ability to compete and expand; (iv) the Company's leverage may make it more vulnerable to industry-related or general economic downturns and may limit its ability to withstand competitive pressures; and (v) certain of the Company's borrowings are and will continue to be at variable rates of interest, which exposes the Company to the risk of increased interest rates.

RECENT DEVELOPMENTS

NEW ACCOUNTING PRONOUNCEMENTS

    During 1997, the Financial Accounting Standards Board issued two new pronouncements: SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components; and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes new standards for reporting information about operating segments in interim and annual financial statements. Implementation of these statements are effective for fiscal years beginning after December 15, 1997, although SFAS No. 131 does not need to be implemented for interim periods. In the initial year of application, comparative information for earlier years is to be restated. The Company does not expect that adoption of these standards will have a material effect on its financial position or results of operations.

YEAR 2000

    The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. The Penhall Group has established an informal Year 2000 task force. The Penhall Group has a plan which lists the milestones achieved and yet to be completed to become Year 2000 ready. A checklist of potential failure sources has been compiled and includes both information technology and embedded technology systems. The Penhall Group has completed its assessment of its information technology and embedded technology systems and is in the testing phase of their plan. The Penhall Group expects to be Year 2000 ready by June 30, 1999. The Penhall Group does not believe it has a material relationship with any one third party that would have a significant impact to the Penhall Group if that third party was not Year 2000 ready.

    The Penhall Group recently upgraded their information technology system, both hardware and software, and feel those systems are Year 2000 ready. The Penhall Group does not anticipate significant additional costs to become Year 2000 ready.

    Delays in the implementation of the Year 2000 solutions or the failure of any critical technology components to operate properly in the Year 2000 could adversely affect the Penhall Group's operations. In addition, the Penhall Group is uncertain as to the extent its customers may be affected by Year 2000 issues that require commitment of significant resources and may cause disruptions in its customers' businesses. Contingency plans have not been developed for all mission critical information and embedded technologies in the event Year 2000 readiness is not met. The Penhall Group plans to have these contingency plans in place by June 30, 1999.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING EXISTING NOTES

    Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Existing Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m., New
York City time, on          , 199 ; provided, however, that if the Company has
extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.

    As of the date of this Prospectus, $100.0 million aggregate principal amount of the Existing Notes are outstanding. This Prospectus, together with the Letter
of Transmittal, is first being sent on or about          , 1998 to all holders
of Existing Notes known to the Company. The Company's obligation to accept Existing Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "--Certain Conditions to the Exchange Offer" below.

    The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for any exchange of any Existing Notes, by giving notice of such extension to the holders thereof. During any such extension, all Existing Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Existing Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

    The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Existing Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "--Certain Conditions to the Exchange Offer." The Company will give notice of any extension, amendment, non-acceptance or termination to the holders of the Existing Notes as promptly as practicable, such notice in the case of any extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

    Holders of Existing Notes do not have any appraisal or dissenters' rights under the Arizona Business Corporation Act in connection with the Exchange Offer.

PROCEDURES FOR TENDERING EXISTING NOTES

    The tender to the Company of Existing Notes by a holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Existing Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to United States Trust Company of New York at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Existing Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Existing Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or the holder must comply with the guaranteed delivery procedure described below. THE METHOD OF DELIVERY OF EXISTING NOTES, LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE

HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR EXISTING NOTES SHOULD BE SENT TO THE COMPANY.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Existing Notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder of the Existing Notes who has not completed the box entitled "Special Issuance Instruction" or "Special Delivery Instruction" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Existing Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Existing Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by, the registered holder with the signature thereon guaranteed by an Eligible Institution.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Existing Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Existing Notes not properly tendered or to not accept any particular Existing Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Existing Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Existing Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Existing Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Existing Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Existing Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

    If the Letter of Transmittal or any Existing Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

    By tendering, each holder of Existing Notes will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the holder and any beneficial holder, that neither the holder nor any such beneficial holder has an arrangement or understanding with any person to participate in the distribution of such New Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. If the holder is not a broker-dealer, the holder must represent that it is not engaged in nor does it intend to engage in a distribution of the New Notes.

ACCEPTANCE OF EXISTING NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

    For each Existing Note accepted for exchange, the holder of such Existing Note will receive a New Note having a principal amount equal to that of the surrendered Existing Note. For purposes of the

Exchange Offer, the Company shall be deemed to have accepted properly tendered Existing Notes for exchange when, as and if the Company has given oral and written notice thereof to the Exchange Agent.

    In all cases, issuance of New Notes for Existing Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Existing Notes or a timely Book-Entry Confirmation of such Existing Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Existing Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Existing Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Existing Notes will be returned without expense to the tendering holder thereof (or, in the case of Existing Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Existing Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration of the Exchange Offer.

BOOK-ENTRY TRANSFER

    Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Existing Notes by causing the Book-Entry Transfer Facility to transfer such Existing Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Existing Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

    If a registered holder of the Existing Notes desires to tender such Existing Notes and the Existing Notes are not immediately available, or time will not permit such holder's Existing Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Existing Notes and the amount of Existing Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Existing Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent and (iii) the certificates for all physically tendered Existing Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

    Tenders of Existing Notes may be withdrawn at any time prior to the Expiration Date. For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Existing Notes to be withdrawn, identify the Existing Notes to be withdrawn (including the principal amount of such Existing Notes), and (where certificates for Existing Notes have been transmitted) specify the name in which such Existing Notes are registered, if different from that of the withdrawing holder. If certificates for Existing Notes have been delivered or otherwise identified to the Exchange Agent then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Existing Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Existing Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Existing Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Existing Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Existing Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Existing Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Existing Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Existing Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Existing Notes" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Existing Notes and may terminate or amend the Exchange Offer if at any time before the acceptance of such Existing Notes for exchange or the exchange of New Notes for such Existing Notes, the Company determines that the Exchange Offer violates applicable law, any applicable interpretation of the staff of the Commission or any order of any governmental agency or court of competent jurisdiction.

    The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its reasonable discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    In addition, the Company will not accept for exchange any Existing Notes tendered, and no New Notes will be issued in exchange for any such Existing Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). In any such event the Company is required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

EXCHANGE AGENT

    United States Trust Company of New York has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                      BY MAIL, OVERNIGHT COURIER OR HAND:
                    United States Trust Company of New York
                              114 West 47th Street
                            New York, New York 10036
                   Attention: Corporate Trust Administration
                                 BY FACSIMILE:
                                 (212) 852-1626
                             CONFIRM BY TELEPHONE:
                                 (212) 852-1600

    Delivery other than as set forth above will not constitute a valid delivery.

FEES AND EXPENSES

    The Company will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by officers and employees of the Company.

    The expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

    The New Notes will be recorded at the same carrying value as the Existing Notes, which is the principal amount as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The debt issuance costs will be capitalized for accounting purposes.

TRANSFER TAXES

    Holders who tender their Existing Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Existing Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF FAILURE TO EXCHANGE; RESALES OF NEW NOTES

    Holders of Existing Notes who do not exchange their Existing Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Existing Notes as set forth in the legend thereon as a consequence of the issuance of the Existing Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. Existing Notes not exchanged pursuant to the Exchange Offer will continue to accrue interest at 12% per annum and will otherwise remain outstanding in accordance with their terms. Holders of Existing Notes do not have any appraisal or dissenters' rights under the Arizona Business Corporation Act in connection with the Exchange Offer. In general, the Existing Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Existing Notes under the Securities Act. However, (i) if the Initial Purchasers so request with respect to Existing Notes not eligible to be exchanged for New Notes in the

Exchange Offer and held by them following consummation of the Exchange Offer or
(ii) if any holder of Existing Notes is not eligible to participate in the Exchange Offer or, in the case of any holder of Existing Notes that participates in the Exchange Offer, does not receive freely tradable New Notes in exchange for Existing Notes, the Company is obligated to file a registration statement on the appropriate form under the Securities Act relating to the Existing Notes held by such persons.

    Based on certain interpretive letters issued by the staff of the Commission to third parties in unrelated transactions, the Company is of the view that New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than (i) any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or (ii) any broker-dealer that purchases Notes from the Company to resell pursuant to Rule 144A or any other available exemption) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such New Notes. If any holder has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. A broker-dealer who holds Existing Notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of New Notes. Each such broker-dealer that receives New Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

    In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the New Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the Notes reasonably requests in writing.

                               INDUSTRY OVERVIEW

    The United States equipment rental industry serves a wide variety of construction, industrial, manufacturing, governmental and residential markets and benefits from the trend among businesses to outsource non-core operations. Outsourcing reduces capital investment, converts costs from fixed to variable and allows customers to focus on core operations and to minimize the downtime, maintenance, repair and storage associated with equipment ownership. Customers are increasingly using rental companies to provide a comprehensive supply of equipment, ranging from construction and industrial equipment to general tools and homeowner equipment. According to industry sources, the United States equipment rental industry grew from approximately $600 million in 1982 to an estimated $18 billion in 1997, resulting in a CAGR of 23.7%. The industry is highly fragmented, with an estimated 17,000 equipment rental companies in the United States, 85% of which operate four or fewer locations. The top 100 equipment rental firms account for only approximately 17% of industry revenue.

    The Operated Equipment Rental Industry is a specialized niche of the United States equipment rental industry and is characterized by heavy equipment which is rented along with skilled operators to provide demolition, rehabilitation and construction services in connection with infrastructure projects. Like the overall equipment rental industry, the Operated Equipment Rental Industry is highly fragmented and primarily consists of many relatively small, independent businesses typically serving discrete local markets within 30 to 50 miles of the equipment rental location, with few multi-location regional or national operators. Traditionally, large Operated Equipment Rental Services companies have focused their operations on providing a broad array of services to relatively large customers, primarily in medium to large metropolitan markets, while generally serving smaller markets through delivery from distant major markets. The basis of competition in the Operated Equipment Rental Industry is typically the breadth of product lines, the availability of equipment and skilled operators, the condition of equipment, service, name recognition, proximity to customers and price.

    Management does not believe that the Penhall Group faces any significant competitor on a national scale, as the Operated Equipment Rental Services niche of the United States equipment rental industry is characterized primarily by local providers offering a limited array of services. The Penhall Group believes that there are substantial consolidation opportunities for large Operated Equipment Rental Services providers such as itself.

                                    BUSINESS

GENERAL

    The Penhall Group, founded in 1957, is one of the largest operated equipment rental providers in the United States. The Penhall Group differentiates itself from other equipment rental companies by providing specialized services in connection with infrastructure projects through renting equipment along with skilled operators on an hourly or fixed-price quote basis ("Operated Equipment Rental Services") to serve construction, industrial, manufacturing, governmental and residential customers. In addition, the Penhall Group complements its Operated Equipment Rental Services by providing services on a fixed-price contract basis for long-term projects. The Penhall Group employs over 510 skilled operators and has approximately 497 units in its diverse operated equipment rental fleet, which includes a broad selection of equipment ranging from smaller items such as diamond abrasive saws and coring units, to large equipment such as backhoes, excavators, water trucks and concrete grinders. The Penhall Group provides its services from 21 locations in nine states, with a presence in some of the fastest growing states in terms of construction spending and population growth, including its primary market, California, as well as other strategic markets including Arizona, Colorado, Nevada, Texas, Georgia and Utah. The Penhall Group has a diverse base of over 6,800 customers, and other than projects for federal, state and municipal agencies, no one customer has accounted for more than 5% of its total revenue in any of the past five fiscal years. The Penhall Group has a reputation for high quality service which results in a high degree of customer loyalty and, based on the last fiscal quarter, Management believes that on average in excess of 95% of its revenues are derived through repeat business from existing customers. The Penhall Group has increased its EBITDA margin from 13.2% in fiscal 1993 to 20.7% in fiscal 1998 due to Management's focus on (i) maximizing high-margin Operated Equipment Rental Services revenues through increased equipment rental fleet utilization, (ii) controlling overhead and (iii) successfully integrating acquisitions and start-up locations. During that same period, revenue and EBITDA grew at a CAGR of 15.0% and 25.7%, respectively. During fiscal 1998, on a Pro Forma Basis, the Penhall Group generated revenues and EBITDA of approximately $114.7 million and $24.7 million, respectively.

    Through its skilled operators and equipment rental fleet, the Penhall Group performs new construction, rehabilitation and demolition services in connection with infrastructure projects. For short duration assignments, typically lasting from several hours to a few weeks, the Penhall Group generally provides Operated Equipment Rental Services on an hourly or fixed-price quote basis. Services provided in this manner include specialized work such as highway and airport runway grooving and asphalt cutting, as well as demolition work such as concrete breaking, removal and recycling. Operated Equipment Rental Services represented approximately three quarters of total revenues for fiscal 1998. For longer duration projects, which may last from a few days to several years, the Penhall Group provides services on a fixed-price contractual basis. Services provided in this manner include work for highway, airport and building general contractors, federal, state and municipal agencies and for property owners. A majority of fixed-price contract revenues are derived from long-term highway projects which have an average contract length of approximately ten months. The Penhall Group strives to maximize utilization of its operated equipment rental fleet and uses its fixed-price contract services to (i) market its Operated Equipment Rental Services, (ii) increase utilization of its operated equipment rental fleet and
(iii) differentiate it from other equipment rental competitors. As part of a fixed-price contract project, the Penhall Group is responsible for completion of an entire job or project, and typically employs its Operated Equipment Rental Services. On average, approximately 20% to 30% of Operated Equipment Rental Services revenues are generated from fixed-price contracts. Revenues generated by Penhall's contract divisions, excluding services performed by the equipment rental divisions on long-term contracts, represent approximately 23.5% of the total revenues for fiscal 1998.

    The Operated Equipment Rental Industry is a specialized niche segment of the highly fragmented United States equipment rental industry. There are an estimated 17,000 equipment rental companies in the United States, and no single company represented more than 2% of total market revenues in 1996. According to industry sources, the United States equipment rental industry grew from approximately $600 million in revenues in 1982 to an estimated $18 billion in 1997, representing a CAGR of 23.7%. Management believes that the Operated Equipment Rental Industry has grown at a similar rate during this period. This growth has been driven primarily by construction spending and continued outsourcing of equipment needs by construction and industrial companies. While customers traditionally have rented equipment for specific purposes such as supplementing capacity during peak periods and in connection with special projects, customers are increasingly looking to rental operators to provide an ongoing, comprehensive supply of equipment, enabling such customers to benefit from the economic advantages and convenience of rental. Also, according to industry sources, for the six months ended January 31, 1998, construction spending in the Penhall Group's Markets grew by an average of 12.3%, significantly outperforming the 8% growth of United States construction spending, primarily due to strong regional economies, favorable demographics and growing levels of construction activity present in these Markets. In addition, Management believes the Operated Equipment Rental Industry will continue to grow significantly as, according to the United States Department of Transportation, 59% of the nation's major roads are in poor or mediocre condition and 31% of the nation's bridges are structurally deficient and/or functionally obsolete. Also, the Transportation Bill recently approved by the President of the United States calls for approximately a 44% increase in national spending on highways and mass transit from current levels over the next six years and approximately a 58% increase in the Penhall Group's Markets overall on a non-weighted average basis.

COMPETITIVE STRENGTHS

    Management believes that the following strengths will provide the Penhall Group with significant competitive advantages and the opportunity to achieve continued growth and increased profitability:

    DIVERSIFIED REVENUE BASE. The Penhall Group has a diverse revenue base resulting from (i) a broad base of over 6,800 customers, (ii) serving a broad array of end-user markets, and (iii) offering a variety of services. Management believes that the Penhall Group's diverse revenue base, along with the portion of its business derived from customers that have fixed spending budgets, help insulate it from economic downturns. The Penhall Group derives its revenues from a diverse group of customers consisting of highway, airport and building general contractors, and federal, state and municipal agencies in various construction, industrial, manufacturing, governmental and residential markets. Other than projects for federal, state and municipal agencies, no one customer has accounted for more than 5% of the Penhall Group's total revenue in any of the past five fiscal years. A significant portion of the Penhall Group's revenues are generated from federal, state and municipal agencies, which typically invest in infrastructure projects based on a fixed budget for a certain time period, as opposed to discretionary spending tied to economic cycles. The Penhall Group also offers a broad array of services ranging from the rental of a single unit to contracting for an entire job, and its specialized services are concentrated in both new construction as well as rehabilitation and maintenance of existing infrastructure, which serves to mitigate the effects of cycles within the construction industry. Within its array of services, the Penhall Group's fixed-price contracts complement its Operated Equipment Rental Services and serve to diversify the Penhall Group's revenue base, increase utilization of its operated equipment rental fleet, and differentiate it from other equipment rental competitors.

    BROAD, MODERN OPERATED EQUIPMENT RENTAL FLEET. Management believes that the Penhall Group has one of the most modern, diversified and well-maintained operated equipment rental fleets in the United States and believes that the quality and breadth of its fleet differentiates the Penhall Group from other local operators. The Penhall Group has invested over $59.1 million in new equipment over the past five fiscal years, during which period the Penhall Group's operated equipment rental fleet grew from 298 to approximately 497 units of equipment. The units in the Penhall Group's operated equipment rental fleet have an average age of approximately four and a half years and an average useful life of approximately nine years. The Penhall Group conducts a preventative maintenance program which increases fleet utilization, extends the useful life of the equipment and generally results in higher resale values.

    WELL-POSITIONED FOR GROWTH. Management believes that the Penhall Group is well-positioned for continued growth, primarily due to (i) its presence in high-growth Markets, (ii) its leadership position in the growing Operated Equipment Rental Industry, especially with respect to services for highway projects, and (iii) acquisition opportunities resulting from the fragmented nature of the Operated Equipment Rental Industry. In fiscal 1998, construction spending in the Penhall Group's Markets significantly outperformed the national growth rate of 8%. Management expects construction growth in the Markets to continue to outpace national growth due to strong local economies, favorable demographics and increased spending under the new Transportation Bill. In addition, Management believes that based on the number of grinder units in its operated equipment rental fleet, the Penhall Group is the largest provider of grinding services in the United States, maintaining a market share of over 40% of the national grinding market and approximately 80% of the grinding market in California. As a market leader, the Penhall Group is well-positioned to benefit from highway spending, which will increase from current levels by approximately 44% nationally, and approximately 58% in the Penhall Group's Markets overall on a non-weighted average basis, under the new Transportation Bill. Finally, Management believes that the financial resources available to the Penhall Group following consummation of the Transactions, along with the fragmented nature of the Operated Equipment Rental Industry, will enable the Penhall Group to take advantage of strategic acquisition opportunities in both existing and new markets.

    The Penhall Group has benefited from having the majority of its operations located in some of the fastest growing states in terms of construction spending and population growth. The following table shows construction spending and population growth statistics, two widely used indicators of activity in the Operated Equipment Rental Industry, in the Penhall Group's Markets as compared to national levels:

                                                                        INCREASE IN
                                                  % OF 1998 PENHALL    CONSTRUCTION     POPULATION     PROJECTED INCREASE IN
                    MARKETS                        GROUP REVENUES       SPENDING(1)      GROWTH(2)      HIGHWAY SPENDING(3)
-----------------------------------------------  -------------------  ---------------  -------------  -----------------------
Arizona........................................             8.7%              10.1%            2.7%               59.5%
California.....................................            70.8               19.5             1.3                45.6
Colorado.......................................             3.4                4.0             2.0                52.3
Georgia........................................             2.9                5.3             2.0                69.7
Nevada.........................................             4.3               19.5             4.8                61.8
Texas..........................................             3.8               19.4             2.0                60.7
Utah...........................................             1.6                8.6             2.1                57.8
Other..........................................             4.5

    Non-weighted average for the Markets.......                               12.3%            2.4%               58.2%
    National average...........................                                8.0%            0.9%               44.1%

------------------------------

(1)  Year-over-year growth for six months ended January 31, 1998.

(2)  Year-over-year growth for year ended December 31, 1997.

(3) Represents the projected percentage increase in aggregate highway spending under the Transportation Bill for the period between 1998-2003 as compared to the aggregate highway spending for the period 1992-1997.

    STRONG REPUTATION AND SUPERIOR CUSTOMER SERVICE. Over its 40-year history, the Penhall Group has built a reputation for high quality service, encompassing
(i) responsiveness to customer requirements, (ii) quality and availability of equipment, (iii) experienced operators, and (iv) reliability of service. As a result of its focus on customer service, the Penhall Group has developed many long-term relationships, and based on the last fiscal quarter, Management believes that on average in excess of 95% of its revenues are derived through repeat business from existing customers. In addition, the Penhall Group's skilled operators contribute to its superior customer service as they are trained to specialize in the operation of particular types of equipment and provide effective and efficient on-site services to complement the Penhall Group's modern equipment rental fleet.

    EXPERIENCED MANAGEMENT TEAM WITH SIGNIFICANT EQUITY STAKE. Management has an average of approximately 19 years of industry experience and 17 years of experience with the Penhall Group. The Penhall Group's senior and regional managers have successfully developed and implemented equipment rental fleet management and financial strategies which have enabled the Penhall Group to become one of the largest operators in its Markets. Upon consummation of the Transactions, the Management Stockholders held approximately 37.5% of the common equity of the Company.

GROWTH STRATEGY

    Management has implemented a business strategy which is designed to enhance the Penhall Group's position as one of the leading Operated Equipment Rental Services companies in its Markets and to capitalize on opportunities to enter new markets through a combination of acquisitions and start-up operations. The Penhall Group has increased its EBITDA margin from 13.2% in fiscal 1993 to 20.7% in fiscal 1998, and during the same period revenues and EBITDA grew at a CAGR of 15.0% and 25.7%, respectively. The Penhall Group believes that the following key elements of its on-going strategy will provide it with the opportunity to continue to achieve growth and increased profitability:

    EXPAND GEOGRAPHIC PRESENCE. Management intends to continue to expand the Penhall Group's geographic presence through both acquisitions and start-up operations. Since 1994, the Penhall Group has effected four strategic acquisitions and plans to continue to opportunistically target acquisition candidates that (i) have a strong local market share and participate in a high-growth market, and (ii) are led by an experienced management team that will continue to manage the acquired business. Acquisitions enable the Penhall Group to (i) enter new markets and increase geographic diversity, (ii) realize synergies by leveraging its expertise in operated equipment rental fleet management, and (iii) expand its operated equipment rental fleet and range of services. Management believes that the equipment rental industry offers substantial consolidation opportunities for large equipment rental providers such as the Penhall Group. Relative to smaller companies with only one or two rental locations, multi-regional operators such as the Penhall Group benefit from a number of competitive advantages, including access to capital, the ability to offer a broader range of modern, high-quality equipment, standardized management information systems, volume purchasing discounts and the ability to service larger, multi-regional accounts. Management also plans to selectively enter new markets which have favorable growth dynamics through start-up operations. The Penhall Group's decision to open a start-up location is based upon its review of demographic information, business growth projections and the level of existing competition. The Penhall Group opened three start-up locations in fiscal 1997, the benefits of which have not yet been fully realized. Based on the Penhall Group's historical experience, a new location tends to realize significant increases in revenues, cash flow and profitability during the first two years of operation as the Penhall Group builds a diverse operated equipment rental fleet and contributes skilled management.

    EXPAND OPERATED EQUIPMENT RENTAL FLEET AND INCREASE RANGE OF SERVICES OFFERED. Management intends to continue to grow the Penhall Group's business in both new and existing markets through further expansion of its operated equipment rental fleet and services provided to its customers. Management plans to expand the Penhall Group's operated equipment rental fleet by (i) adding new units to existing equipment lines as utilization increases, and (ii) expanding into new equipment lines which complement an existing Penhall Group service. In addition, Management intends to further increase utilization through the introduction of new services. To that end, the Penhall Group has recently started offering Bare Equipment Rentals to its customers in Southern California and expects to introduce this service to other markets. Management believes that this strategy will help continue to increase profitability and enable the Penhall Group to attract new business as a single source supplier for its customers.

EQUIPMENT RENTAL FLEET

    The Penhall Group owns and operates a well-maintained fleet of approximately 497 units of operated equipment, including excavators, stompers, backhoes, compressors, "bobcats," crushing equipment, saws, drills and grinding and grooving equipment. The Penhall Group also carries state-of-the-art manually-operated and remote-controlled breakers, which provide access to contaminated, hazardous or limited access areas and which have been used for hazardous projects such as the demolition of decommissioned nuclear power plants. The following table is a summary of the Penhall Group's operated equipment rental fleet and skilled operators, giving pro forma effect to the HSI Acquisition:

                                                                                        NUMBER OF
                                                                                         SKILLED
DESCRIPTION                                                               QUANTITY      OPERATORS
-----------------------------------------------------------------------  -----------  -------------
Diamonds...............................................................         203           204
Compressors............................................................          80            81
Excavators.............................................................          30            32
Grinders...............................................................          28            30
Backhoes...............................................................          37            38
Bobcats................................................................          41            42
Tankers................................................................          34            37
Stompers...............................................................           8             8
Loaders................................................................           5             7
Miscellaneous..........................................................          31            31
                                                                                ---           ---
  Total Units..........................................................         497           510
                                                                                ---           ---
                                                                                ---           ---

    Management believes that the size of the Penhall Group's operated equipment rental fleet, combined with its inventory of specialty equipment, enables it to compete more effectively by ensuring the availability of equipment at a favorable cost.

    Management estimates the average utilization of the Penhall Group's operated equipment rental fleet to be approximately 71%. The average age of the operated equipment rental fleet is approximately four and a half years, and the average useful life of the fleet is approximately nine years.

    In addition to its 497 unit operated equipment rental fleet, the Penhall Group maintains an inventory of approximately 340 Bare Equipment Rentals which are rented out on an hourly, daily, weekly or monthly basis without skilled operators. Bare Equipment Rentals include personnel lifts, forklifts, front-end loaders and light towers, and revenue generated by such units was not significant for fiscal 1998.

    The Penhall Group protects its investments in its equipment rental fleet with an emphasis on proper operation and regular maintenance of the equipment. Each Penhall Group location has its own shop, repair and maintenance staff that routinely maintains and repairs the equipment rental fleet. The Penhall Group believes that its maintenance program helps ensure maximum economic life of the equipment and improves its ultimate resale value upon disposition. This maintenance program also improves the availability of the equipment for use, which in turn results in higher utilization rates.

SERVICES

    The Penhall Group, through its operated equipment rental fleet and skilled operators, serves its customer base in a wide variety of infrastructure projects, including new construction, rehabilitation and demolition projects, and provides specialized services such as highway and airport runway grooving, asphalt cutting, concrete coring and demolition work. These services are available singly but are more commonly provided by the Penhall Group in conjunction with other services necessary to their application to a particular project, including breaking, excavating, removing and recycling of construction materials. The Penhall Group also provides services in connection with earthquake retrofit projects, particularly in California, which include retrofitting of highways, buildings, bridges and tunnels in order to bring them in compliance with more stringent earthquake safety laws. Moreover, as a result of the HSI Acquisition, the Company is the largest provider of grinding services in the United States.

    SPECIALTY SERVICES:

    - CUTTING. Cutting is the use of diamond abrasive saws to cut concrete and asphalt. This service is frequently utilized in new construction to provide rectangular openings in walls or floors, and is generally more efficient than framing and forming the opening while the concrete is being poured. Flat sawing also is commonly used in modifying existing structures and road rehabilitation.

    - CORING. Coring is the use of rotary drills to create holes ranging from less than one inch to 42 inches in diameter. This service is most frequently utilized both in new construction and in retrofit of existing facilities to create spaces needed for installation of ventilation ducts, conduits, electrical and other cables, and mechanical passageways. Coring is also used in the Company's earthquake retrofit projects.

    - GRINDING. Grinding is the use of diamond abrasive grinders to mill away excess material as necessary to attain a uniform, level finish on flat surfaces, such as highways, airport runways and industrial floors. Grinding is also utilized as a maintenance process to extend the useful life of highways by evening the wear patterns caused by years of heavy traffic, to prevent cracking and subsequent failure of the surface.

    - GROOVING. Grooving is the use of diamond abrasive groove cutting machines to provide safety grooving of flat services. This service is commonly provided in connection with the construction or modification of highways and airport runways and provides for better tire traction on these surfaces.

    - SAWING AND SEALING. Sawing and sealing is the cutting of concrete and the introduction of high-strength epoxy cement and sealant into cracks or spaces to avoid water intrusion into the surface and to provide additional structural strength.

    OTHER SERVICES:

    - BREAKING. Breaking is the use of manually-operated or, in hostile environments, remotely-controlled high-energy hydraulic breaking equipment to remove concrete. This service was most visibly utilized by the Penhall Group in the removal of large sections of the Nimitz Freeway in Oakland, California, following the 1989 earthquake, and in the removal of damaged freeway bridges and overpasses in southern California following the 1994 earthquake. Breaking equipment is more commonly used in less dramatic settings, such as interior renovation of industrial buildings to adapt them to a new use, and in removal of existing structures in preparation for redevelopment of the real estate. The Penhall Group has designed and used remotely-controlled breakers for modification and removal of facilities contaminated with radioactive material, such as nuclear power stations and development laboratories. The Penhall Group is currently providing breaking services in connection with a large-scale project in Salt Lake City which calls for the breaking and removal of approximately 115 highway overpasses on U.S. Interstate 15 in order to widen the Interstate in preparation for the 2002 Olympic Games.

    - CLEARING AND REMOVAL. Clearing and removal is the use of excavators and other heavy-duty equipment to remove broken concrete and other material from a site to a point of recycling or disposal.

    - CRUSHING AND RECYCLING. Crushing and recycling is the use of specialized equipment to reduce the size of the material to a consistent specification, separating out the steel reinforcing material for sale as scrap, and providing an aggregate material suitable for use as construction fill material and roadbase material. Such recycling provides a valuable environmental benefit by conserving solid waste landfill space, and converting a waste into a usable product.

    - COMPACTION. Compaction is the preparation of subsoil base and fill materials to a specification suitable for new construction on the site. Compaction services typically are provided together with removal services in the site preparation process for new construction or redevelopment.

OPERATIONS

    The Penhall Group provides its services through (i) Operated Equipment Rental Services, performed on an hourly as well as a fixed-price quote basis, and (ii) fixed-price contracts, in which the Penhall Group is responsible for the completion of a particular project.

    The Penhall Group's Operated Equipment Rental Services involve short duration assignments lasting from several hours to a few weeks and typically generate revenues of less than $7,500. Services provided on this basis include specialized work such as highway and airport runway grooving, asphalt cutting, and demolition work such as concrete breaking, removal, and recycling. Although all lines of equipment are rented for these types of projects, a given project will typically use only one piece of equipment. Operated Equipment Rental Services are typically provided on an hourly basis or for a project with pre-determined specifications, and the Penhall Group quotes a fixed-price to bid on, perform, and invoice the customer for the project. In fiscal 1998, the Penhall Group generated 76.5% of its revenues from Operated Equipment Rental Services.

    The Penhall Group's services are made available to customers through its 21 regional locations. The Penhall Group maintains a basic equipment rental fleet and operators at each of its 21 locations. If necessary, equipment can be shipped from any of the Penhall Group's locations to projects at remote sites. Rental fees for the Penhall Group's equipment range from $90 to $400 per hour and encompass both the equipment and the operator's time. The Penhall Group guarantees the availability of its equipment and operators for a committed job with an "on-time guarantee," and will provide the first hour of work free if the Penhall Group's operators fail to arrive for work at an appointed time. The Penhall Group has not experienced any significant amount of lost revenues through its "on-time guarantee" policy.

    The Penhall Group solicits and receives business over the telephone, by facsimile, by written purchase order or through Penhall Group salesmen. Each day the Penhall Group's dispatcher at each location is responsible for the allocation of resources to meet the customer's service and timing requirements. The dispatcher matches all of the work requests for that day to available equipment and operators. Each of the Penhall Group's skilled operators has an expertise with a particular piece of equipment. Depending on the requirements for that day, an operator may be assigned from one to four jobs on a given day. An operator's time is allocated by job through job tickets, which generate both payroll and customer billing data.

    Historically, the Penhall Group has rented its equipment only in conjunction with the services of a Penhall Group employee as the operator. Recently, however, the Penhall Group has started operating rental yards and offering Bare Equipment Rentals, or renting equipment without operators. To date, such Bare Equipment Rentals have not constituted a material part of the Penhall Group's revenues; however, the Penhall Group regards equipment only rentals as a potential source of growth going forward.

    Contract pricing involves longer duration assignments lasting from a few days to several years and normally generates revenues of between $7,500 and $10,000,000. Services provided on this basis include work for highway, airport and building general contractors, federal, state and municipal agencies and for property owners. Fixed-price contract projects typically use multiple types of equipment concurrently and require a Penhall Group supervisor to coordinate the safe and efficient function of the Penhall Group's workmen and equipment. For fixed-price contract projects, the Penhall Group typically employs the use of its Operated Equipment Rental Services as well as outside rental equipment and sub-contractors. Although the Penhall Group has obtained contractor's licenses in approximately 15 states (not including 16 states which do not require licensing), it typically provides its services in the capacity of a subcontractor under prime or general contracts in approximately half of its fixed-price contract projects. On average, approximately 20% to 30% of Operated Equipment Rental Services revenues are generated from fixed-price contracts. Revenues generated by Penhall's contract divisions, excluding services performed by the equipment rental divisions on long-term contracts, represent approximately 23.5% of the total revenues for fiscal 1998.

    The majority of the Penhall Group's fixed-price contracts are obtained through competitive bidding for general contractors. The Penhall Group determines whether to bid on a project primarily on the basis of the type of work involved. Other factors, including the time of the project, the Penhall Group's ongoing project schedule and any particular risks involved also affect the Penhall Group's determination whether to bid on a project. In preparing a bid, the Penhall Group's estimators analyze material, labor and all other cost components of the proposed project. The Penhall Group also will make its own determination of the quantity of items needed for the project and assess any special risks involved. The Penhall Group must specify in its bid a fixed-price per unit within the range of the estimated quantity to be provided under the contract. Generally, within this range, no adjustments in unit prices are made and the Penhall Group is committed to provide the items at the fixed unit prices specified in its bid, and any unforeseen increase in the cost of the items over the prices bid is borne by the Penhall Group. The Penhall Group has not borne a significant amount of cost increases in connection with its fixed-price contracting services.

    The Penhall Group sometimes contracts directly with federal, state or local governments or agencies, and in addition some of its work performed for general contractors may relate to a general or prime contract with a governmental entity. Generally the contracting agency reserves the right to terminate the contract with the general contractor, without cause, for its own convenience. In that event, the Penhall Group generally is entitled to be paid its costs for the work performed to the date of termination. The Penhall Group has not experienced any material contract cancellations in the past.

SALES AND MARKETING

    The Penhall Group maintains a sales and estimating force of approximately 64 people, with at least two salespersons based at each of the Penhall Group's operating locations calling on both new and existing customers. These salespeople provide estimates and prepare bids for projects. Management believes that its fixed-price contract services serve as a unique marketing tool for its Operated Equipment Rental Services and help to increase the utilization of the Penhall Group's operated equipment rental fleet.

    Each of the Penhall Group's offices also maintains a sales and marketing staff of approximately five people, which receives and schedules orders for equipment rentals. The Penhall Group also regularly participates in industry trade shows and conferences, and advertises in trade journals.

PURCHASING AND SUPPLIERS

    The Penhall Group's size, status in the industry and relationships enable it to purchase equipment directly from manufacturers at prices and on terms that the Penhall Group believes to be more favorable than are available to its smaller competitors. The Penhall Group's procurement of equipment for its rental fleet is generally coordinated through its headquarters in Anaheim, California, while smaller inventory items are typically purchased at the divisional level. The Penhall Group's suppliers must meet specified standards of quality and experience, and include well-known equipment manufacturers such as Caterpillar, John Deere, Ingersoll-Rand, Kenworth, General Motors Company and Ford Motor Company. The favorable pricing, service, training and information that the Penhall Group receives from its suppliers represent what the Penhall Group believes to be a significant competitive advantage. Management continually analyzes the effectiveness, quality and profitability of the Penhall Group's equipment and addresses equipment procurement issues. The Penhall Group maintains no long-term supply or purchasing contracts and believes that it could readily replace any of its existing suppliers if it were no longer advantageous to purchase equipment from such suppliers.

CUSTOMERS

    Most of the Penhall Group's customers consist of highway, airport and building general contractors and subcontractors, and federal, state and municipal agencies in various construction, industrial, manufacturing, governmental and residential markets. Some of the Penhall Group's major customers include the California Department of Transportation, Wasatch Constructors, Turner Construction, San Diego Gas & Electric, Morrison Knudsen and Koll Construction Company. During fiscal 1998, the Penhall Group served approximately 6,800 customers and, other than projects for federal, state and municipal agencies, no one customer has accounted for more than 5% of the Penhall Group's revenues in any of the past five fiscal years. Based on the last fiscal quarter, Management believes that on average, in excess of 95% of the Penhall Group's revenues represented repeat business from existing customers. The capture rate for contracts on which the Penhall Group bids is greater than 25% based on volume.

COMPETITION

    The Operated Equipment Rental Industry is a specialized niche of the overall equipment rental industry and is highly competitive. The Penhall Group's competitors include large national rental companies, regional companies, smaller independent businesses and equipment vendors which sell and rent equipment to customers. The industry is also highly fragmented, and primarily consists of many relatively small, independent businesses typically serving discrete local markets within 30 to 50 miles of the equipment rental location, with few multi-location regional or national operators. Traditionally, large Operated Equipment Rental Services companies have focused their operations on providing a broad array of services to relatively large customers, primarily in medium to large metropolitan markets, while generally serving smaller markets through delivery from distant major markets.

    Competitive factors in the Operated Equipment Rental Industry include breadth of product lines, the availability of equipment and skilled operators, the condition of equipment, service, name recognition, proximity to customers and price. The Penhall Group believes that it is able to successfully compete in the markets that it serves because of its reputation and large fleet of equipment. In addition, certain of the services provided by the Penhall Group, such as diamond saw cutting services, are highly specialized and therefore not widely available; the market for these services therefore tends to be somewhat less competitive. Management does not believe that the Penhall Group faces any significant competitor on a national scale, as the Operated Equipment Rental Industry is characterized primarily by local providers offering a limited array of services.

    Management believes the Operated Equipment Rental Industry benefits from the trend among businesses to outsource non-core operations to reduce capital investment, convert costs from fixed to variable and minimize the downtime, maintenance, repair and storage associated with equipment ownership. Customers are increasingly using Operated Equipment Rental Services companies to provide a comprehensive supply of equipment and operators.

    The Penhall Group's fixed-price contract projects are obtained through competitive bidding. In many cases, a performance bond is required by a customer before a contract is awarded. The Penhall Group believes that its bonding capacity is a competitive advantage over smaller, less financially stable competitors. Moreover, the Penhall Group believes that it is able to compete effectively for fixed-price contract jobs because of its extensive resources and relationships with general contractors. See "Risk Factors-- Competition."

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

    The Penhall Group currently holds a United States trademark and service mark with respect to the "Penhall" name and logo, which it believes are of particular importance to the Penhall Group's business. Except with respect to the "Penhall" name and logo, the Penhall Group is not dependent on any intellectual property rights.

MANAGEMENT INFORMATION SYSTEM

    The Penhall Group utilizes a state-of-the-art management information system, which was implemented at the beginning of fiscal 1997 and gives Management the ability to analyze divisional results by line of equipment. This information network is used to make decisions with respect to investments in new equipment as well as certain other competitive decisions. In addition, the system provides information with respect to contract work in progress, which is used by project managers and contract division management to monitor the status of jobs in progress. The Penhall Group continues to invest in state-of-the-art network and communications equipment in order to provide more timely information to the outlying locations and to ensure on-line access to the information needed to run their operations.

RADIO COMMUNICATIONS

    The Penhall Group licenses from Motorola and, in one case, from an individual, the right to operate and install certain radio repeater equipment at a number of sites in the State of California. This equipment allows the Penhall Group and its operators in the field to communicate with each other by radio.

    In connection with the radio communications referred to above, the Penhall Group holds several licenses from the Federal Communications Commission ("FCC") that allow it to broadcast over certain designated radio frequencies. These licenses may not be assigned without the FCC's consent. The Penhall Group believes that the Mergers constituted an assignment for purposes of the FCC licenses and has applied for the necessary FCC consent. The Penhall Group expects to receive the FCC's consent by the end of August 1998, if not sooner, and has applied for temporary authorization to continue to use the FCC licenses during the pendency of its application for such consent.

LABOR RELATIONS

    The Penhall Group has approximately 950 full-time employees, including approximately 510 skilled workers and approximately 76 management and supervisory employees who have been employed with the Penhall Group for an average of 11 years. The Penhall Group also hires hourly equipment operators on a project basis and when the number of jobs in progress necessitates additional operators.

    While none of the employees at the Company are represented by a labor union, approximately 376 employees at PenCo are represented by various labor unions. The Penhall Group's unionized workforce is divided into approximately 16 certified or lawfully recognized bargaining units, several of which are represented by the same local union. Approximately 319 of the Penhall Group's employees fall into six bargaining units; the remaining ten bargaining units are quite small, consisting in some cases of only one or two employees. As is common in the industry, most of the collective bargaining agreements covering these bargaining units are multi-employer agreements negotiated by various employer associations.

    One of the agreements expired in May 1998, and the Penhall Group and the union have agreed to abide by the terms of the expired agreement on a month-to-month basis while the multi-employer association attempts to negotiate a successor agreement. The Penhall Group cannot provide assurances that a successor agreement will be reached or that work stoppages will not occur in connection with the negotiation of a successor agreement. Another master agreement covering three bargaining units in Southern California (consisting of approximately 76 employees) expired on June 30, 1998. A successor agreement proposed by the multi-employer bargaining association has been accepted by the unions (and ratified by their members), and it is anticipated that the multi-employer association will sign the agreement shortly. A third multi-employer agreement covering a bargaining unit of 31 employees in Nevada also expired on June 30, 1998, and a successor agreement has recently been entered into with the union. Of the remaining collective bargaining agreements, one expires in October 1998; one in May 1999; two in June 1999; three in June 2000; three in April 2001; and one in May 2001.

    There are currently no unfair labor practice charges pending against the Penhall Group either before the National Labor Relations Board or the courts. However, Local 12 of the Operating Engineers, which represents workers at three of the bargaining units, claims that its master agreement covers certain Penhall Group employees whom the Penhall Group has not recognized as covered by the agreement. Local 12 claims, in particular, that the Penhall Group is required to contribute to a certain union benefit fund on behalf of these employees; the claimed delinquency payments owed to the fund were, as of the fund's last audit in 1994, approximately $392,074. Local 12 has not, however, filed any legal proceedings or grievances arising from this dispute, even though the dispute is long-standing. In addition to this dispute with Local 12, the Penhall Group is party to two union grievances, neither of which is likely have any material adverse effect on the Penhall Group's operations or financial condition regardless of their resolution.

PROPERTIES

    The Penhall Group is headquartered in Anaheim, California, and currently owns or leases 21 additional facilities (one of which is currently vacant and for sale) which are used for equipment yards and accompanying office space.

    The following table sets forth the location and square footage of each of the Penhall Group's facilities.

LOCATION                                                                    APPROX. SQUARE FEET
--------------------------------------------------------------------------  -------------------
Anaheim, California.......................................................          18,300
Gardena, California.......................................................           3,850
Camarillo, California.....................................................           3,600
San Leandro, California...................................................           6,000
Sacramento, California....................................................           8,000
San Diego, California.....................................................           5,600
San Diego, California(1)..................................................           3,750
Rialto, California(2).....................................................           6,000
Santa Clara, California(2)................................................           9,950
Irvine, California(2).....................................................           3,600
Irvine, California(2).....................................................           9,500
Bakersfield, California(2)................................................           4,000
Burbank, California.......................................................           6,200
Phoenix, Arizona..........................................................          12,900
Austin, Texas.............................................................           6,100
Grapevine, Texas(2).......................................................          11,000
Denver, Colorado..........................................................          15,100
Austell, Georgia(2).......................................................           8,000
Las Vegas, Nevada(2)......................................................           4,000
Portland, Oregon(2)(3)....................................................          24,000
Salt Lake City, Utah(2)...................................................          10,500
Rogers, Minnesota(2)......................................................          11,000

------------------------

(1) Property is currently vacant and for sale.

(2) Leased property.

(3) 12,000 square feet of this property is sub-leased to a sub-tenant.

    The Penhall Group presently leases eleven sites in seven states (collectively, the "Leased Sites"). The average remaining term of the leases under which the Leased Sites are held (collectively, the "Real Property Leases") is 5.6 years (assuming the exercise of all option periods). The Real Property Leases for the following four Leased Sites have remaining terms of less than three years: (i) Las Vegas, Nevada-- monthly tenancy; (ii) Irvine California (16332 Construction Circle West)--monthly tenancy; (iii) Bakersfield, California--May 30, 2000; and (iv) Austell, Georgia--January 31, 2001.

    The Penhall Group acquired a property in Las Vegas, Nevada, on or about July 30, 1998, upon which it intends to construct a new facility. The lease term for the Las Vegas facility which the Penhall Group currently occupies has expired and the Penhall Group is leasing the property on a month-to-month basis. Once it constructs the new facility, the Penhall Group's operations in Las Vegas will be transferred and the current month-to-month lease will be terminated.

    The lease for one of the two facilities that the Penhall Group has in Irvine, California (located at 16332 Construction Circle West) has expired and the Penhall Group is occupying the property on a month to month basis. The Penhall Group is currently negotiating a renewal of the expired Irvine, California lease and does not foresee any difficulties in finalizing the renewal.

    Based on the rental rates in effect on July 1, 1998, aggregate annual base rent payable under all of the Real Property Leases totals approximately $596,000 and the average annual base rent payable under each of the Real Property Leases is approximately $54,000 exclusive of common area maintenance charges and other items of additional rent. Several of the Real Property Leases provide for increases in the base rent during the remaining term thereof (including option periods). In some cases, the amounts of the increases are fixed, while in others, the increases are tied to the Consumer Price Index.

    The Penhall Group believes that its facilities are suitable for its current operations and provide sufficient capacity to meet present needs. However, if the Penhall Group expands its geographic base of operations it may have to obtain additional facilities.

GOVERNMENTAL REGULATION

    The operations of the Penhall Group are subject to certain federal, state and local laws and regulations concerning labor relations, wage rates, equal opportunity employment and affirmative action. While compliance with such laws and regulations has not adversely affected the Penhall Group's operations in the past, there can be no assurance that these requirements will not change or that future compliance will not adversely affect the Penhall Group's operations.

    The Penhall Group's facilities and operations are also subject to certain federal, state and local laws and regulations relating to environmental protection and occupational health and safety, including those governing wastewater discharges, the treatment, storage and disposal of solid and hazardous wastes and materials, and the remediation of contamination associated with the release of hazardous substances. The Penhall Group believes that it is in material compliance with such requirements and does not currently anticipate any material capital expenditures for environmental compliance or remediation for the current or the immediately succeeding fiscal year. The Penhall Group operates at a number of locations at which petroleum products are stored in underground tanks. The Penhall Group is currently in the process of complying with up-coming regulatory obligations to upgrade or close underground storage tanks under the Resource Conservation and Recovery Act of 1980, as amended ("RCRA"), including all applicable requirements of state regulatory agencies, which must be met by December 22, 1998. The Penhall Group believes that the costs associated with the storage tank upgrades or closures (including the cost to address any associated contamination) would not reasonably be expected to exceed $170,000.

    Certain of the Penhall Group's present and former facilities and operations at off-site construction sites have used substances and generated or disposed of wastes which may include material which is or may be considered hazardous or are otherwise regulated by environmental laws, and the Penhall Group may incur liability in connection therewith. Moreover, there can be no assurance that environmental and safety requirements will not become more stringent or be interpreted and applied more stringently in the future. Such future changes or interpretations, or the identification of adverse environmental conditions currently unknown to the Penhall Group, could result in additional environmental compliance or remediation costs to the Penhall Group. Such compliance and remediation costs could be material to the Penhall Group's financial condition or results of operations. See "Risk Factors--Governmental Regulation."

LEGAL PROCEEDINGS

    The Penhall Group is from time to time involved in various legal proceedings and claims arising in the ordinary course of business. The Penhall Group believes that there is no outstanding litigation which could have a material impact on its operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information with respect to the directors and executive officers of the Company. Directors of the Company hold their offices for a term of one year or until their successors are elected and qualified; executive officers of the Company serve at the discretion of the Board of Directors. For information concerning certain arrangements with respect to the election of directors, see "Ownership of Capital Stock -- Stockholders Agreement."

NAME                                                      AGE     TITLE
-----------------------------------------------------     ---     -----------------------------------------------------
John T. Sawyer.......................................         53  Chairman of the Board of Directors, President and
                                                                  Chief Executive Officer
Clark George Bush....................................         43  Vice President and Regional Manager, Southern
                                                                  California Region
M. Bruce Repchinuck..................................         49  Vice President and Regional Manager, Northwest Region
Bruce F. Varney......................................         46  Vice President and Regional Manager, Southwest Region
Martin W. Houge......................................         40  Vice President-Finance and Chief Financial Officer
David S. Neal........................................         36  Regional Manager, Southern Region
Gary Aamold..........................................         48  Vice President and Regional Manager,
                                                                  Highway Services Division
Bruce C. Bruckmann...................................         44  Director
Harold O. Rosser II..................................         49  Director

    JOHN T. SAWYER, CHAIRMAN OF THE BOARD OF DIRECTORS, PRESIDENT AND CHIEF EXECUTIVE OFFICER, joined PII in 1978 as the Estimating Manager of the Anaheim Division. In 1980, Mr. Sawyer was appointed Manager of PII's National Contracting Division, and in 1984, he assumed the position of Vice President and became responsible for managing all construction services divisions. Mr. Sawyer has been President of PenCo since 1989.

    CLARK GEORGE BUSH, VICE PRESIDENT AND REGIONAL MANAGER, SOUTHERN CALIFORNIA REGION, joined PII in 1980 as an Estimator and Jobsite Manager and became a Division Manager in 1984. Mr. Bush was promoted to Regional Manager of Southern California in 1986. In 1990, Mr. Bush was appointed as President of the Company, where he served until his recent appointment as Vice President of PII with responsibility for the Southern California region.

    M. BRUCE REPCHINUCK, VICE PRESIDENT AND REGIONAL MANAGER, NORTHWEST REGION, began his career with PII in 1975 and served in several capacities before being named as Manager of the Oakland Division in 1980. In 1987, Mr. Repchinuck was promoted to Regional Manager and in 1989 was named as Vice President. Mr. Repchinuck currently serves as Regional Manager of the Northwest region.

    BRUCE F. VARNEY, VICE PRESIDENT AND REGIONAL MANAGER, SOUTHWEST REGION, began his employment with PII in 1977, and in 1981 was named Manager of the San Diego Division. From 1991 to 1993, Mr. Varney served as Regional Manager for Southern California, and in 1993 he was appointed as Southwest Regional Manager. In April 1998, Mr. Varney was promoted to Vice President.

    MARTIN W. HOUGE, VICE PRESIDENT-FINANCE AND CHIEF FINANCIAL OFFICER, joined PII in 1996 as Chief Financial Officer. From 1989 to 1996, Mr. Houge served in various financial positions with the Furon Company, including Director of Accounting, Division Controller and Director of Internal Audit. From 1979 to 1989, he was in public accounting with Arthur Young and Company. Mr. Houge is a certified public accountant.

    DAVID S. NEAL, REGIONAL MANAGER, SOUTHERN REGION, joined PII in 1990. Mr. Neal served as an estimator and division manager prior to being named Regional Manager in April 1998. Prior to joining PII, Mr. Neal held several project management positions in the highway contracting industry.

    GARY AAMOLD, VICE PRESIDENT AND REGIONAL MANAGER, HIGHWAY SERVICES DIVISION, joined PII as a result of the HSI Acquisition in April 1998. Since 1989, Mr. Aamold has served in various managerial capacities for HSI.

    BRUCE C. BRUCKMANN, DIRECTOR, is a Managing Director of Bruckmann, Rosser, Sherrill & Co., Inc. (the "Sponsor"). He was an officer of Citicorp Venture Capital Ltd. from 1983 through 1994. Previously, he was an associate at the New York law firm of Patterson, Belknap, Webb & Tyler. Mr. Bruckmann is a director of AmeriSource Health Corporation, Anvil Knitwear, Inc., California Pizza Kitchen, Inc., Chromecraft Revington Corporation, Cort Furniture Rental Corp., Jitney-Jungle Stores of America, Inc., MEDIQ Incorporated, Mohawk Industries, Inc. and Town Sports International, Inc.

    HAROLD O. ROSSER II, DIRECTOR, is a Managing Director of the Sponsor. He was an officer of Citicorp Venture Capital Ltd. from 1987 through 1994. Previously, he spent twelve years with Citicorp/Citibank in various management and corporate finance positions. Mr. Rosser is a director of American Paper Group, Inc., B&G Foods, Inc., California Pizza Kitchen, Inc., Jitney-Jungle Stores of America, Inc. and Acapulco Restaurants, Inc.

    For information concerning certain arrangements with respect to the composition of the Board of Directors of the Company, see "Ownership of Capital Stock -- Stockholders Agreement."

DIRECTOR COMPENSATION AND ARRANGEMENTS

    Following consummation of the Transactions, each non-employee director of the Company will be paid an annual retainer of $12,000 plus fees of $1,000 for each board meeting attended and $500 for each committee meeting attended. Directors who are employees of the Company will not receive additional compensation as directors.

EXECUTIVE COMPENSATION

    The following table summarizes the compensation paid or accrued for fiscal 1998 to the Chief Executive Officer of PII and to each of the four other most highly compensated executive officers of the Penhall Group. Upon consummation of the Transactions, Roger C. Stull retired as Chief Executive Officer of PII.

                           SUMMARY COMPENSATION TABLE
                              ANNUAL COMPENSATION

                                                                                   OTHER ANNUAL       ALL OTHER
NAME AND PRINCIPAL POSITION                               SALARY(1)     BONUS     COMPENSATION(2)  COMPENSATION(3)
--------------------------------------------------------  ----------  ----------  ---------------  ---------------
Roger C. Stull..........................................  $  402,412  $  500,000     $   8,856       $    79,109(4)
  Chief Executive Officer-PII
John T. Sawyer..........................................  $  254,676  $  155,000     $   8,856       $     3,452(5)
  Vice President-PII and President-PenCo
C. George Bush..........................................  $  142,607  $   90,000     $   8,856       $     3,262(6)
  Vice President-PII
M. Bruce Repchinuck.....................................  $  137,340  $  120,000     $   8,856       $     3,373(7)
  Vice President-PII
Bruce F. Varney.........................................  $  128,091  $  100,000     $   8,856       $     3,452(8)
  Vice President-PII

------------------------------
(1) Includes amounts contributed as salary deferral contributions in fiscal 1998 under the Penhall International, Inc. and Affiliated Companies Employees' Profit Sharing (401(k)) Plan (the "Plan"), as follows: $9,204 for Mr. Stull; $9,046 for Mr. Sawyer; $9,024 for Mr. Bush; $9,840 for Mr. Repchinuck; and $10,400 for Mr. Varney.

(2) Includes the amount attributable to the use of an automobile furnished by PII.

(3) Includes PII matching contributions under the Plan, premiums for group term and split-dollar life insurance, premiums for health care insurance and long-term disability insurance premiums.

(4) Includes $910 of PII matching contributions under the Plan, approximately $444 of premiums for group term life insurance, approximately $1,763 of premiums for health care insurance, approximately $430 for long-term disability insurance premiums and approximately $75,562 of premiums, in the aggregate, for life insurance policies on the lives of Mr. Stull and his wife, Ann R.

    Stull, maintained by PII under a split-dollar insurance arrangement. In fiscal 1998, all of the premiums for the split-dollar insurance were paid directly, or by borrowing against the policies, by PII.

(5) Includes $910 of PII matching contributions under the Plan, approximately $444 of premiums for group term life insurance, approximately $1,668 of premiums for health care insurance and approximately $430 for long-term disability insurance premiums.

(6) Includes $910 of PII matching contributions under the Plan, approximately $331 of premiums for group term life insurance, approximately $1,591 of premiums for health care insurance and approximately $430 for long-term disability insurance premiums.

(7) Includes $910 of PII matching contributions under the Plan, approximately $444 of premiums for group term life insurance, approximately $1,589 of premiums for health care insurance and approximately $430 for long-term disability insurance premiums.

(8) Includes $910 of PII matching contributions under the Plan, approximately $444 of premiums for group term life insurance, approximately $1,668 of premiums for health care insurance and approximately $430 for long-term disability insurance premiums.

EMPLOYMENT AGREEMENTS

    Upon consummation of the Transactions, the Company entered into a five-year employment agreement with John T. Sawyer pursuant to which Mr. Sawyer is employed as President and Chief Executive Officer of the Company; the Company also entered into three-year employment agreements with Messrs. Bush and Varney pursuant to which each of such executives is employed as a Vice President of the Company. The agreements provide for a base salary (approximately $246,000 for Mr. Sawyer, $134,000 for C. George Bush and $119,000 for Bruce F. Varney), which will be subject to annual merit increases, and an annual performance bonus. In addition, the agreements provide for the receipt by the executives of standard company benefits. The agreements are terminable by the Company with or without cause. In the event an agreement is terminated without cause, the executive will be entitled to continue to receive his base salary and, for certain executives, bonus, and certain other benefits, for specified periods. Following any termination of employment of an executive, it is expected that the executive will be subject to a non-competition covenant with a duration of two years pursuant to the terms of the Stockholders Agreement (as defined).

401(K) PLAN

    PII sponsors the Penhall International, Inc. and Affiliated Companies Employees' Profit Sharing (401(k)) Plan (the "Plan"), which is intended to satisfy the tax qualification requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Subject to certain terms and conditions of the Plan, substantially all of the Penhall Group's non-union employees are eligible to participate in the Plan. Eligible employees may contribute between 1% and 15% of their compensation to the Plan on a pre-tax basis.

    PII may, but is not required, to make matching contributions to the Plan each year. Any matching contributions will be allocated to each participant's account under the Plan proportionate to the amount that he or she has contributed to the Plan during the applicable Plan year. All PII and employee contributions to the Plan are allocated to a participant's individual account. $161,000 was charged to general and administrative expense by PII related to contributions to and expenses of the Plan for the year ended June 30, 1998.

    All PII and employee contributions to the Plan plus the earnings thereon are 100% vested. Employees may direct the investment of their accounts to various investment funds. The Plan provides for hardship withdrawals and loans to participants.

STOCK OPTION PLAN

    In March 1993, PII adopted a stock option plan pursuant to which certain key employees of PII were granted options to purchase up to 13,750 shares of PII's common stock at an exercise price equal to $51.49 per share. All stock options had ten-year terms, and vested and became fully exercisable five years following the date of grant. In connection with the provisions of the Merger Agreement, on June 30, 1998 each holder of an option exercised all options held by such holder and delivered a promissory note to PII in payment of the exercise price therefor. Upon consummation of the Transactions, PII forgave all but approximately $129,000 of the indebtedness represented by such promissory notes.

                           OWNERSHIP OF CAPITAL STOCK

    The following table sets forth certain information with respect to (i) the beneficial ownership of the Common Stock and the Senior Exchangeable Preferred Stock, Series A Preferred Stock and Series B Preferred Stock of the Company by each person or entity who owns five percent or more thereof and (ii) the beneficial ownership of each class of equity securities of the Company by each director of the Company who is a shareholder, the Chief Executive Officer of the Company and the other executive officers named in the "Summary Compensation Table" above who are shareholders, and all directors and officers of the Company as a group. Unless otherwise specified, all shares are directly held.

                                                                NUMBER AND PERCENT OF SHARES
                                            --------------------------------------------------------------------
                                                                                     SERIES A        SERIES B
                                                COMMON       SENIOR EXCHANGEABLE    PREFERRED       PREFERRED
NAME OF BENEFICIAL OWNER                       STOCK(1)        PREFERRED STOCK        STOCK           STOCK
------------------------------------------  ---------------  -------------------  --------------  --------------
Bruckmann, Rosser, Sherrill & Co.,           582,312/58.52%           --/--         9,717/93.18%    9,333/50.25%
  L.P.(2).................................
  Two Greenwich Plaza
  Suite 100
  Greenwich, CT 06830

The Foundation............................        --/--           10,000/100.0%        --/--           --/--

PII.......................................        --/--               --/--            --/--        4,000/21.54%

John T. Sawyer............................   110,113/11.07%           --/--            --/--        2,645/13.27%

C. George Bush............................    40,380/4.06%            --/--            --/--          873/4.70%

M. Bruce Repchinuck(3)....................    27,843/2.80%            --/--            --/--          487/2.62%

Bruce F. Varney...........................    36,504/3.67%            --/--            --/--          754/4.06%

Bruce C. Bruckmann(4).....................   624,915/62.81%           --/--        10,428/100.0%   10,016/53.93%

Harold O. Rosser II(4)....................   624,915/62.81%           --/--        10,428/100.0%   10,016/53.93%

All directors and officers as a group
  (9 persons).............................   878,978/88.34%           --/--        10,428/100.0%   15,433/83.10%

------------------------

(1) The Company expects to grant options to acquire Common Stock to certain employees to be designated. The shares of Common Stock issuable upon the exercise of such options would equal, in the aggregate, up to an additional 5.0% of the Common Stock on a fully-diluted basis. The table does not include any such shares. See "Certain Relationships and Related Transactions--Stock Options."

(2) BRS is a limited partnership, the sole general partner of which is BRS Partners, Limited Partnership ("BRS Partners") and the manager of which is the Sponsor. The sole general partner of BRS Partners is BRSE Associates, Inc. ("BRSE Associates"). Bruce C. Bruckmann, Harold O. Rosser II, Stephen
    C. Sherrill and Stephen F. Edwards are the only stockholders of the Sponsor and BRSE Associates and may be deemed to share beneficial ownership of the shares shown as beneficially owned by BRS. Such individuals disclaim beneficial ownership of any such shares.

(3) All such shares are held in the name of the Michael Bruce Repchinuck Revocable Trust.

(4) Includes shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock which are owned by BRS and certain other entities and individuals affiliated with BRS. Although Messrs. Bruckmann and Rosser may be deemed to share beneficial ownership of such shares, such individuals disclaim beneficial ownership thereof. See Note 2 above.

COMMON STOCK

    The Company is authorized to issue up to 5,000,000 shares of Common Stock. The holders of Common Stock are entitled to one vote per share on all matters submitted for action by the stockholders. There is no provision for cumulative voting with respect to the election of directors. Accordingly, the holders of more than 50% of the shares of Common Stock will be able to elect all of the directors. In such event, the holders of the remaining shares of Common Stock will not be able to elect any directors.

    Subject to the rights of any holders of outstanding preferred stock of the Company, all shares of Common Stock are entitled to share in such dividends as the Board of Directors of the Company may from time to time declare from sources legally available therefor. Subject to the rights of any holders of outstanding preferred stock of the Company, upon liquidation or dissolution of the Company, whether voluntary or involuntary, all shares of Common Stock are entitled to share equally in the assets available for distribution to stockholders after payment of all prior obligations of the Company.

SENIOR EXCHANGEABLE PREFERRED STOCK

    The Company is authorized to issue up to 250,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"), of which 10,000 shares have been designated as Senior Exchangeable Preferred Stock. With respect to dividend rights and rights on liquidation, winding up and dissolution of the Company, the Senior Exchangeable Preferred Stock ranks senior to the Common Stock, the Series A Preferred Stock and the Series B Preferred Stock. Holders of Senior Exchangeable Preferred Stock are entitled to receive, when as and if declared by the Board of Directors of the Company, out of funds legally available for payment thereof, cash dividends on each share of Senior Exchangeable Preferred Stock at a rate PER ANNUM equal to 10.5% of the Senior Exchangeable Preferred Liquidation Preference (as defined below) of such share before any dividends are declared and paid, or set apart for payment, on any shares of capital stock junior to the Senior Exchangeable Preferred Stock ("Senior Exchangeable Junior Stock") with respect to the same dividend period. All dividends shall be cumulative without interest, whether or not earned or declared. "Senior Exchangeable Preferred Liquidation Preference" means, on any specific date, with respect to each share of Senior Exchangeable Preferred Stock, the sum of (i) $1,000 per share plus (ii) the accumulated unpaid dividends with respect to such share. The New Credit Facility and the Indenture restrict, and any future credit agreements or indentures to which the Company becomes a party may restrict, the ability of the Company to pay cash dividends.

    The Company may, at its option, redeem at any time, from any source of funds legally available therefor, in whole or in part, any or all of the shares of Senior Exchangeable Preferred Stock, at a redemption price per share equal to 100% of the then effective Senior Exchangeable Preferred Liquidation Preference per share, plus an amount equal to a prorated dividend for the period from the dividend payment date immediately prior to the redemption date to the redemption date. On February 1, 2007, the Company shall redeem, from any source of funds legally available therefor, all of the then outstanding shares of Senior Exchangeable Preferred Stock at a redemption price per share equal to 100% of the then effective Senior Exchangeable Preferred Liquidation Preference per share, plus an amount equal to a prorated dividend for the period from the dividend payment date immediately prior to the redemption date to the redemption date.

    The Senior Exchangeable Preferred Stock is exchangeable by the Company at any time and from time to time for junior subordinated notes (the "Junior Subordinated Notes") in an amount equal to the Senior Exchangeable Preferred Liquidation Preference plus an amount equal to a prorated dividend for the period from the dividend payment date immediately prior to the exchange date to the exchange date. The Junior Subordinated Notes will pay interest from the date of exchange at the rate of 10.5% per annum in cash; provided, however, that the Company shall be prohibited from paying interest on the Junior Subordinated Notes in cash for so long as the Notes shall remain outstanding. In such event, interest shall be deemed to be paid by such amount being added to the outstanding principal amount of the Junior Subordinated Notes and shall accrue interest as a portion of the principal amount of the Junior Subordinated Notes to the maximum extent permitted by law. If issued, the Junior Subordinated Notes will mature on February 1, 2007. The New Credit Facility and the Indenture restrict, and any future credit agreements or indentures to which the Company becomes a party may restrict, the ability of the Company to exchange the Senior Exchangeable Preferred Stock for the Junior Subordinated Notes and redeem or repurchase the Junior Subordinated Notes.

    In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of Senior Exchangeable Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount in cash equal to the Senior Exchangeable Preferred Liquidation Preference per share, plus an amount equal to a prorated dividend from the last dividend payment date to the date fixed for liquidation, dissolution or winding up, before any distribution is made on any shares of Senior Exchangeable Junior Stock. If such available assets are insufficient to pay the holders of the outstanding shares of Senior Exchangeable Preferred Stock in full, such assets, or the proceeds thereof, shall be distributed ratably among such holders. Except as otherwise required by law, the holders of Senior Exchangeable Preferred Stock have no voting rights and are not be entitled to any notice of meeting of stockholders.

SERIES A PREFERRED STOCK

    The Company has designated 25,000 shares of Preferred Stock as Series A Preferred Stock. With respect to dividend rights and rights on liquidation, winding up and dissolution of the Company, the Series A Preferred Stock ranks senior to the Common Stock and on a parity with the Series B Preferred Stock. Holders of Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds legally available for payment thereof, cash dividends on each share of Series A Preferred Stock at a rate PER ANNUM equal to 13% of the Liquidation Preference (as defined below) of such share before any dividends are declared and paid, or set apart for payment, on any shares of capital stock junior to the Series A Preferred Stock ("Junior Stock") with respect to the same dividend period. All dividends shall be cumulative without interest, whether or not earned or declared. "Liquidation Preference" means, on any specific date, with respect to each share of Series A Preferred Stock, the sum of (i) $1,000 per share plus
(ii) the accumulated dividends with respect to such share. The New Credit Facility and the Indenture restrict, and any future credit agreements or indentures to which the Company becomes a party may restrict, the ability of the Company to pay cash dividends.

    The Company may, at its option, redeem at any time, from any source of funds legally available therefor, in whole or in part, any or all of the shares of Series A Preferred Stock, at a redemption price per share equal to 100% of the then effective Liquidation Preference per share, plus an amount equal to a prorated dividend for the period from the dividend payment date immediately prior to the redemption date to the redemption date. On August 1, 2007, the Company shall redeem, from any source of funds legally available therefor, all of the then outstanding shares of Series A Preferred Stock at a redemption price per share equal to 100% of the then effective Liquidation Preference per share, plus an amount equal to a prorated dividend for the period from the dividend payment date immediately prior to the redemption date to the redemption date.

    In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of Series A Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount in cash equal to the Liquidation Preference per share, plus an amount equal to a prorated dividend from the last dividend payment date to the date fixed for liquidation, dissolution or winding up, before any distribution is made on any shares of Junior Stock. If such available assets are insufficient to pay the holders of the outstanding shares of Series A Preferred Stock in full, such assets, or the proceeds thereof, shall be distributed ratably among such holders. Except as otherwise required by law, the holders of Series A Preferred Stock have no voting rights and are not be entitled to any notice of meeting of stockholders.

SERIES B PREFERRED STOCK

    The Company has designated 50,000 shares of Preferred Stock as Series B Preferred Stock. The preferences and relative, participating, optional and other special rights and qualifications, limitations and restrictions (including, without limitation, dividend rights and rights on liquidation, winding up and dissolution of the Company) of the Series B Preferred Stock are identical to those of the Series A Preferred Stock, except that the Series B Preferred Stock is not be subject to any mandatory or optional redemption by the Company.

STOCKHOLDERS AGREEMENT

    Upon consummation of the Transactions, the BRS Entities, the Management Stockholders and the Company entered into a Securities Holders Agreement (the "Stockholders Agreement") containing certain agreements among such stockholders with respect to the capital stock and corporate governance of the Company and its subsidiaries. The following is a summary description of the principal terms of the Stockholders Agreement, a copy of which is available upon request to the Company.

    Pursuant to the Stockholders Agreement, the Board of Directors of the Company shall be comprised of no less than three and no more than seven persons (with the exact number to be determined by BRS from time to time). If the Board of Directors is composed of three or four persons, then one individual shall be designated by the Management Stockholders holding a majority of the Common Stock owned by the Management Stockholders and the remainder shall be designated by BRS. If the Board of Directors is composed of five or more persons, then two individuals shall be designated by the Management Stockholders holding a majority of the Common Stock owned by the Management Stockholders (who shall be Management Stockholders and officers of the Company during the term of their directorship) and the remainder shall be designated by BRS. The initial designees of BRS will be Bruce C. Bruckmann and Harold O. Rosser II. Subject to certain rights of removal, John T. Sawyer shall be the designee of the Management Stockholders.

    The Stockholders Agreement contains certain provisions which, with certain exceptions, restrict the ability of the Management Stockholders from transferring any Common Stock or Series B Preferred Stock except pursuant to the terms of the Stockholders Agreement. If the Board of Directors of the Company and holders of at least a majority of the Common Stock of the Company then outstanding shall approve the sale of the Company or any of its subsidiaries to an unaffiliated third person (an "Approved Sale"), each stockholder of the Company shall consent to, vote for and raise no objections against, and waive dissenters and appraisal rights (if any) with respect to, the Approved Sale and, if such sale shall include the sale of capital stock, each stockholder shall sell such stockholder's capital stock on the terms and conditions approved by the Board of Directors of the Company and the holders of a majority of the Common Stock of the Company then outstanding. The Stockholders Agreement also provides for certain additional restrictions on transfer of the Company's Common Stock and Series B Preferred Stock by the Management Stockholders, including the right of the Company to purchase certain Common Stock and Series B Preferred Stock of the Company held by a Management Stockholder upon termination of such Management Stockholder's employment on or prior to the later of the fifth anniversary of the consummation of the Transactions and the 180th day following an Initial Public Offering (as defined below), at a formula price, and the grant of a right of first refusal in favor of the Company in the event a Management Stockholder elects to transfer such Common Stock or Series B Preferred Stock. Under the Stockholders Agreement, a Management Stockholder has the right, subject to the restrictions set forth in the Indenture, the New Credit Facility and other agreements relating to indebtedness of the Company, to require the Company to purchase certain Common Stock and Series B Preferred Stock of the Company held by such Management Stockholder upon termination of such Management Stockholder's employment on or prior to the later of the fifth anniversary of the consummation of the Transactions and the 180th day following an Initial Public Offering, at a formula price. "Initial Public Offering" means the sale by the Company in an underwritten public offering made pursuant to an effective registration statement under the Securities Act of Common Stock for gross offering proceeds of at least $30 million.

REGISTRATION RIGHTS AGREEMENT

    Upon consummation of the Transactions, the BRS Entities, the Management Stockholders and the Company entered into a Registration Rights Agreement (the "Company Registration Rights Agreement") pursuant to which the Company granted certain registration rights to the stockholders of the Company with respect to the Company's Common Stock. Under the Company Registration Rights Agreement, the Company granted to the BRS Entities demand registration rights with respect to the shares of Common

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Stock held by the BRS Entities. All of the stockholders party to the Company
Registration Rights Agreement have the right to participate, or "piggyback," in certain registrations initiated by the Company.

STOCK OPTIONS

    It is expected that certain employees of the Company to be designated will be provided with an opportunity to receive non-qualified options (the "New Options") to purchase shares of Common Stock representing approximately 5% of the outstanding Common Stock on a fully diluted basis. Such persons will have the opportunity to acquire one-fifth of the New Options during each year of the five-year period beginning with the consummation of the Transactions. For each such year, the opportunity to receive any New Option will be subject to the Company's achievement of certain financial performance goals. In certain circumstances, such persons will have the right to immediately receive any unissued or unvested New Options regardless of whether such performance goals have been met.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

NOTE PAYABLE TO ROGER STULL

    In December 1995, PII purchased from Roger Stull certain facilities previously leased to PII for $2.2 million, consisting of $700,000 in cash and a $1.5 million promissory note bearing interest at the prime rate plus 0.25%. The promissory note was secured by a deed of trust and was paid in equal quarterly installments of $375,000, the last of which was made on October 1, 1997.

CERTAIN FEES PAYABLE TO BRS; BRS MANAGEMENT AGREEMENT

    Upon consummation of the Transactions, the Company paid the Sponsor a closing fee of $2.0 million (the "Closing Fee"). In addition, the Company entered into a management services agreement (the "Management Agreement") with the Sponsor pursuant to which the Sponsor will be paid $300,000 per year for certain management, business and organizational strategy, and merchant and investment banking services rendered to the Company. The amount of the annual management fee may be increased under certain circumstances based upon performance or other criteria to be established by the Board of Directors of the Company.

SPLIT-DOLLAR INSURANCE POLICIES

    In addition to group term life insurance, PII maintains and pays the premiums on five split-dollar whole life insurance policies on the lives of Mr. Roger C. Stull and his wife, Ann R. Stull. Mr. Stull is the beneficiary under three of the policies and Mrs. Stull is the beneficiary under two of the policies. The split-dollar insurance provides death benefits equal to, in the aggregate, $1,762,216 for Mr. Stull and $1,530,789 for Mrs. Stull. Since July 1, 1997, PII has paid premiums on the policies in the aggregate amount of $20,173, net of premiums which were paid by borrowing against the policies. As of July 13, 1998, PII had borrowed a total of $1,432,236 against the policies and the aggregate net cash surrender value of the policies as of such date was $301,269.

    Upon consummation of the Transactions, (i) PII and the Stulls terminated their split-dollar insurance arrangement, (ii) PII relinquished any and all claims against the Stulls for reimbursement of premiums paid by PII on the policies, (iii) the Stulls relinquished any and all claims against PII arising out of borrowings by PII against the policies, and (iv) the Stulls obtained ownership of the policies free and clear of any claims by PII.

TAX GROSS-UP PAYMENTS

    Pursuant to the terms of a certain Compensation, Tax Consistency and Indemnification Agreement executed on June 30, 1998, by and among PII and certain members of Management (the "Compensation Agreement"), PII was obligated to make approximately $3.0 million of tax gross-up payments on or before September 15, 1998. John T. Sawyer, Vice President of PII and President of PenCo, C. George Bush, Vice President of PII, M. Bruce Repchinuck, Vice President of PII and Bruce F. Varney, Vice President of PII, received approximately $1,007,511, $444,184, $322,443 and $312,411, respectively, pursuant to the Compensation Agreement.

    On September 15, 1998, PII made such payments out of working capital. The Penhall Group expects that it will realize tax benefits of approximately $3.0 million in the form of reduced tax payment obligations or refunds of tax overpayments as a result of deductions for certain of such tax gross-up payments and deductions with respect to employee stock options. The Penhall Group has realized or anticipates it will realize these tax benefits during a four-month period that began on June 15, 1998.

INDEBTEDNESS OF MANAGEMENT

    On or about April 15, 1998, PII advanced approximately $205,862 to John T. Sawyer, Vice President of PII and President of PenCo, to pay income taxes resulting from compensation income recognized by Mr. Sawyer in calendar year 1997. Pursuant to the Compensation Agreement, the amount advanced to Mr. Sawyer was offset against certain supplemental cash compensation payments that PII made to to Mr. Sawyer on September 15, 1998.

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
                      DESCRIPTION OF CERTAIN INDEBTEDNESS

    The following is a summary of certain indebtedness of the Company. To the extent such summary contains descriptions of the New Credit Facility and other loan documents, such descriptions do not purport to be complete and are qualified in their entirety by reference to such documents, which are available upon request from the Company.

NEW CREDIT FACILITY

    In order to finance a portion of the cash consideration to be paid pursuant to the Merger, the Company's existing credit facility (the "Existing Credit Facility") was replaced by the $50.0 million New Credit Facility with Bankers Trust Company ("BTCo") as administrative agent (the "Administrative Agent"), Credit Suisse First Boston ("CSFB") as syndication agent (the "Syndication Agent") and a syndicate of banks formed by BTCo (the "Senior Lenders").

    The New Credit Facility consists of two facilities: (i) a six-year senior secured Term Loan Facility in an aggregate principal amount equal to $20.0 million; and (ii) a six-year Revolving Credit Facility in an aggregate principal amount not to exceed $30.0 million.

    Term Loans in an aggregate principal amount of $20.0 million were drawn on the closing date of the New Credit Facility in connection with the Recapitalization. Subject to compliance with customary conditions precedent, Revolving Loans will be available at any time prior to the final maturity of the Revolving Credit Facility. Amounts repaid under the Revolving Credit Facility may be reborrowed prior to the final maturity of the Revolving Credit Facility, provided that availability requirements are met. Standby letters of credit will be available at any time and will have an expiry date occurring no later than one year after issuance and, in any case, no later than one business day prior to the final maturity of the Revolving Credit Facility. Trade letters of credit will be available at any time and will have an expiry date occurring no later than 180 days after issuance and, in any case, no later than the thirtieth business day prior to the final maturity of the Revolving Credit Facility.

    All obligations of the Company under the New Credit Facility are unconditionally guaranteed (the "Facility Guaranties") by each existing and each subsequently acquired or organized domestic and, to the extent no adverse tax consequences would result, foreign subsidiary of the Company (the "Facility Guarantors"). The New Credit Facility and the related guarantees are secured by substantially all the assets of the Company and each Facility Guarantor, including but not limited to (i) a first priority pledge of all the capital stock and notes owned by the Company and each Facility Guarantor and (ii) perfected first priority security interests in substantially all tangible and intangible assets of the Company and each Facility Guarantor.

    Borrowings under the New Credit Facility bear interest at a floating rate based upon, at the Company's option, (i) the Applicable Margin plus the Base Rate (as such terms will be defined in the New Credit Facility) in effect from time to time, or (ii) the Applicable Margin plus the Eurodollar Rate (as such term will be defined in the New Credit Facility), adjusted for maximum reserves. The Company may elect interest periods of one, two, three or six months for Eurodollar borrowings. Interest shall be payable at the end of each interest period and, in any event, at least every three months, at the time of repayment of any Loans, and at maturity. In addition to paying interest on outstanding principal under the New Credit Facility, the Company is required to pay a commitment fee to the Senior Lenders equal to 0.5% per annum of the undrawn portion of the commitments in respect of the Revolving Credit Facility, payable quarterly in arrears and upon the termination of the Revolving Credit Facility, in each case for the actual number of days elapsed in a 360-day year. The New Credit Facility contains provisions under which commitment fees and margins on interest rates under the facilities will be adjusted in increments to be agreed upon based on performance goals to be agreed upon.

    The Term Loans amortize on a quarterly basis commencing in September 2000 and are payable in installments under a schedule set forth in the New Credit Facility. Advances made under the Revolving Credit Facility are due and payable in full at maturity. The Term Loans and the Revolving Loans are subject to mandatory prepayments and reductions in the event of certain extraordinary transactions or issuances of debt and equity by the Company or any Facility Guarantor. Such loans are also required to be prepaid with 75% of the Excess Cash Flow (as such term is defined in the New Credit Facility) of the Company or, if the Company's Leverage Ratio (as such term is defined in the New Credit Facility) is less than 4.75 to 1.0, 50% of such Excess Cash Flow.

    The New Credit Facility contains representations and warranties, covenants, events of default and other provisions customary for credit facilities of this type. The Company will pay the Senior Lenders certain syndication and administration fees, reimburse certain expenses and provide certain indemnities, in each case which are customary for credit facilities of this type.

NOTE PAYABLE TO HSI

    In April 1998, PenCo purchased substantially all of the assets of HSI for approximately $9.7 million plus the assumption of approximately $1.3 million of liabilities. PenCo paid approximately $6.0 million of the purchase price in cash, with the remainder payable in equal installments in April 1999 and 2000 pursuant to a $3.7 million secured promissory note which bears interest at 5.51% per annum.

                            DESCRIPTION OF THE NOTES

    The Existing Notes were issued under an indenture (the "Indenture"), dated as of August 1, 1998, between the Issuer and United States Trust Company of New York, as trustee (the "Trustee"). Upon consummation of the Recapitalization Merger, the Company assumed all of the Issuer's obligations under the Existing Notes and the Indenture and the Guarantors became parties to the Indenture and executed the Guarantees. The terms of the Indenture apply to the Existing Notes and to the New Notes to be issued in exchange therefor pursuant to the Exchange Offer (all such Notes being referred to herein collectively as the "Notes"). The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. A copy of the Indenture may be obtained from the Company or either of the Initial Purchasers. The definitions of certain capitalized terms used in the following summary are set forth below under "-- Certain Definitions." For purposes of this section, references to the "Company" include only the Company and not its Subsidiaries.

    The Notes will be senior unsecured obligations of the Company, ranking PARI PASSU in right of payment to all senior unsecured obligations of the Company.

    The Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as paying agent and registrar for the Notes. The Notes may be presented for registration or transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. The Company may change any paying agent and registrar without notice to holders of the Notes (the "Holders"). The Company will pay principal (and premium, if any) on the Notes at the Trustee's corporate office in New York, New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of Holders. Any Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

PRINCIPAL, MATURITY AND INTEREST

    The Notes are limited in aggregate principal amount to $150,000,000, of which $100,000,000 were issued in connection with the Transactions. The Notes will mature on August 1, 2006. Additional amounts may be issued in one or more series from time to time subject to the limitations set forth under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness" and restrictions contained in the New Credit Facility. Interest on the Notes will accrue at the rate of 12% per annum and will be payable semiannually in arrears on each February 1 and August 1, commencing on February 1, 1999, to the persons who are registered Holders at the close of business on the January 15 and July 15, respectively, immediately preceding the applicable interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

    The Notes will not be entitled to the benefit of any mandatory sinking fund.

REDEMPTION

    OPTIONAL REDEMPTION. The Notes will be redeemable, at the Company's option, in whole at any time or in part from time to time, on and after August 1, 2003, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on August 1 of the years set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption:

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2003..............................................................................     106.000%
2004..............................................................................     104.000%
2005..............................................................................     102.000%

    OPTIONAL REDEMPTION UPON PUBLIC EQUITY OFFERINGS. At any time, or from time to time, on or prior to August 1, 2001, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings (as defined below) to redeem up to 30% of the sum of (i) the initial aggregate principal amount of Notes issued in connection with the Transactions and (ii) the respective initial aggregate principal amounts of Notes issued under the Indenture after the Issue Date, at a redemption price equal to 112.0% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; PROVIDED that at least 70% of the sum of (i) the initial aggregate principal amount of Notes issued in connection with the Transactions and (ii) the respective initial aggregate principal amounts of Notes issued under the Indenture after the Issue Date remains outstanding immediately after any such redemption. In order to effect the foregoing redemption with the proceeds of any Public Equity Offering, the Company shall make such redemption not more than 120 days after the consummation of any such Public Equity Offering.

    As used in the preceding paragraph, "Public Equity Offering" means an underwritten public offering of Qualified Capital Stock of the Company pursuant to a registration statement filed with the Commission in accordance with the Securities Act.

SELECTION AND NOTICE OF REDEMPTION

    In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed or, if such Notes are not then listed on a national securities exchange, on a PRO RATA basis, by lot or by such method as the Trustee shall deem fair and appropriate; PROVIDED, HOWEVER, that no Notes of a principal amount of $1,000 or less shall be redeemed in part; PROVIDED, FURTHER, that if a partial redemption is made with the proceeds of a Public Equity Offering, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a PRO RATA basis or on as nearly a PRO RATA basis as is practicable (subject to DTC procedures or the procedures of any other depositary), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the paying agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

RANKING

    The Notes will be general unsecured senior obligations of the Company. The Notes will rank on a parity in right of payment with all existing and future unsubordinated Indebtedness of the Company and senior in right of payment to all existing and future subordinated Indebtedness of the Company.

    The Notes will be effectively subordinated to all secured Indebtedness of the Company (including all Indebtedness outstanding under the New Credit Facility) to the extent of the value of the assets securing such Indebtedness and to all Indebtedness of any other Subsidiaries of the Company (other than the

Guarantors). The Guarantees will be effectively subordinated to all existing and future secured Indebtedness of the related Guarantor (including all Indebtedness outstanding under the New Credit Facility and guaranteed by the Guarantors) to the extent of the value of the assets securing such Indebtedness. All of the outstanding Indebtedness under the New Credit Facility will be guaranteed by the Guarantors on a secured basis. See "Description of Certain Indebtedness -- New Credit Facility."

    As of June 30, 1998, on a Pro Forma Basis, the Company would have had approximately $120.6 million of indebtedness outstanding (exclusive of $30.0 million of unused commitments under the New Credit Facility), $20.0 million of which would have been secured, and the Guarantors would have had approximately $4.1 million of indebtedness outstanding (exclusive of guarantees by the Guarantors of the Company's obligations under the Notes and the New Credit Facility), all of which would have been secured.

    Although the Indenture contains limitations on the amount of additional Indebtedness that the Company may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be secured. Although the Indenture limits the incurrence of Indebtedness and the issuance of preferred stock of certain of the Company's subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See "--Certain Covenants--Limitation on Incurrence of Additional Indebtedness."

GUARANTEES

    Each Guarantor will unconditionally guarantee, on a senior basis, jointly and severally, to each Holder and the Trustee, the full and prompt performance of the Company's obligations under the Indenture and the Notes, including the payment of principal of and interest on the Notes. The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in an amount PRO RATA, based on the net assets of each Guarantor, determined in accordance with GAAP.

    Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor that is a Restricted Subsidiary of the Company without limitation, or with other Persons upon the terms and conditions set forth in the Indenture. See "Certain Covenants -- Merger, Consolidation and Sale of Assets." In the event all of the Capital Stock of a Guarantor is sold by the Company and the sale complies with the provisions set forth in "--Certain Covenants -- Limitation on Asset Sales," the Guarantor's Guarantee will be released. Each Guarantor that is designated as an Unrestricted Subsidiary in accordance with the Indenture shall be released from its Guarantee and related obligations set forth in the Indenture for so long as it remains an Unrestricted Subsidiary.

CHANGE OF CONTROL

    The Indenture provides that upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase.

    Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date for the Notes, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

    If a Change of Control Offer is made, there can be no assurance the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

    Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder's right to redemption upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations or any applicable exchange regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and exchange regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

CERTAIN COVENANTS

    The Indenture contains, among others, the following covenants:

    LIMITATION ON INCURRENCE OF ADDITIONAL INDEBTEDNESS. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); PROVIDED, HOWEVER, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or any of its Restricted Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than (i) 2.0 to 1.0, if the Indebtedness is to be incurred prior to August 1, 2000, (ii) 2.25 to 1.0, if the Indebtedness is to be incurred on or after August 1, 2000 and prior to August 1, 2002, or (iii)
2.50 to 1.0, if the Indebtedness is to be incurred on or after August 1, 2002; PROVIDED, FURTHER, HOWEVER, that the Company shall not be permitted to exchange any of its Senior Exchangeable Preferred

Stock for Junior Subordinated Notes or any other instrument of Indebtedness unless, after giving effect to the exchange thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.75 to 1.0.

    For purposes of determining compliance with this covenant, (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness permitted by this covenant, the Company in its sole discretion will classify such item of Indebtedness and will only be required to include the amount and type of each class of Indebtedness in the test specified in the first paragraph of this covenant or in one of the clauses of the definition of the term "Permitted Indebtedness," (ii) the amount of Indebtedness issued at a price which is less than the principal amount thereof shall be equal to the amount of liability in respect thereof determined in accordance with GAAP, (iii) Indebtedness incurred in connection with, or in contemplation of, any transaction described in the definition of the term "Acquired Indebtedness" shall be deemed to have been incurred by the Company or one of its Restricted Subsidiaries, as the case may be, at the time an acquired Person becomes such a Restricted Subsidiary (or is merged into the Company or such a Restricted Subsidiary) or at the time of the acquisition of assets, as the case may be, and
(iv) guarantees or Liens supporting Indebtedness permitted to be incurred under this covenant may be issued or granted if otherwise issued or granted in accordance with the terms of the Indenture.

    LIMITATION ON RESTRICTED PAYMENTS. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, (a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company's Capital Stock to holders of such Capital Stock, (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock (other than purchases, redemptions, acquisitions or retirements of Capital Stock of the Company otherwise allowed pursuant to the definition of Permitted Investments), (c) make any principal payment on, purchase, defease, redeem, prepay or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company or a Guarantor that is subordinate or junior in right of payment to the Notes or a Guarantee, as the case may be, or (d) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (a), (b), (c) and (d) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto, (i) a Default or an Event of Default shall have occurred and be continuing or (ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant or (iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Board of Directors of the Company) shall exceed the sum of the following amounts (without duplication): (1) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company accrued on a cumulative basis during the period beginning on the first day of the fiscal quarter immediately following the Issue Date and ending on the last day of the last fiscal quarter preceding the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus (2) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company or any options, warrants or other rights to acquire Qualified Capital Stock of the Company; plus (3) 100% of the aggregate net cash proceeds received subsequent to the Issue Date by the Company from any Person (other than a Subsidiary of the Company) from the issuance or sale of debt securities or shares of Disqualified Capital Stock that have been converted into or exchanged for Qualified Capital Stock, together with the aggregate cash received by the Company at the time of such conversion or exchange; plus (4) 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's

Qualified Capital Stock subsequent to the Issue Date; plus (5) an amount equal to the net reduction in Investments in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary (except to the extent any such payment is otherwise included in the calculation of Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, valued in each case as provided in the definition of "Investments," not to exceed, in the case of an Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary.

    Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit: (1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration; (2) if no Default or Event of Default shall have occurred and be continuing, the acquisition, redemption, repurchase or retirement of any shares of Capital Stock of the Company, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of shares of Qualified Capital Stock of the Company; (3) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of the Company or a Guarantor that is subordinate or junior in right of payment to the Notes or the Guarantees, as applicable, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of (A) shares of Qualified Capital Stock of the Company or (B) Refinancing Indebtedness; (4) repurchases by the Company of Capital Stock of the Company from employees, officers or directors of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees, officers or directors, or as otherwise required by existing employment agreements, in an aggregate amount not to exceed $1,000,000 in any calendar year (including any cash payments made during such calendar year pursuant to Indebtedness incurred in order to repurchase Capital Stock of the Company from employees, officers or directors of the Company) and $5,000,000 in the aggregate during the term of the Notes, in each case plus (i) the aggregate cash proceeds actually received from any reissuance during such calendar year of Capital Stock by the Company to employees, officers or directors of the Company and its Subsidiaries and (ii) the aggregate cash proceeds actually received in such calendar year from any payments on life insurance policies in which the Company or any of its Subsidiaries is the beneficiary with respect to any employees, officers or directors of the Company and its Subsidiaries which proceeds are used to purchase the Capital Stock of the Company held by any such employees, officers or directors; PROVIDED, HOWEVER, that the Company shall not be permitted to repurchase Capital Stock pursuant to this clause (4), if (x) any Default or Event of Default shall have occurred and be continuing or (y) on the date of any such repurchase the Company could not incur at least $1.00 of Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; (5) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof; and (6) the exchange of Senior Exchangeable Preferred Stock for Junior Subordinated Notes; PROVIDED, that after giving effect to the exchange thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.75 to 1.0. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2)(ii), (3)(ii)(A), and (4) shall be included in such calculation.

    LIMITATION ON ASSET SALES. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors); (ii) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition; PROVIDED, HOWEVER, that the amount of (A) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or the notes thereto) of the Company or any Restricted Subsidiary that are assumed by the transferee in such Asset Sale and from which the Company or such Restricted Subsidiary is released and (B) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) shall be deemed to be cash for the purposes of this covenant; and (iii) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either (A) to repay any Indebtedness ranking at least PARI PASSU with the Notes (including amounts under Bank Credit Facilities), (B) to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in the business of the Company and its Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto ("Replacement Assets"), or (C) a combination of prepayment and investment permitted by the foregoing clauses
(iii)(A) and (iii)(B). On the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (iii)(A), (iii)(B) and (iii)(C) of the next preceding sentence (each, a "Net Proceeds Offer Trigger Date"), an amount equal to such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (iii)(A),
(iii)(B) and (iii)(C) of the next preceding sentence (each a "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 45 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a PRO RATA basis, that amount of Notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; PROVIDED, HOWEVER, that if at any time any consideration other than cash or Cash Equivalents received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. A transfer of assets by the Company to a Wholly Owned Restricted Subsidiary or by a Restricted Subsidiary to the Company or to a Wholly Owned Restricted Subsidiary will not be deemed to be an Asset Sale. A transaction that is subject to and made in compliance with the "Merger, Consolidation and Sale of Assets" covenant shall not be subject to the application of this covenant. The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $5,000,000 resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $5,000,000, shall be applied as required pursuant to this paragraph).

    Notwithstanding the immediately preceding paragraph, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraph to the extent (i) at least 75% of the consideration for such Asset Sale constitutes Replacement Assets and (ii) such Asset Sale is for fair market value; PROVIDED that any consideration not constituting Replacement Assets received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the two preceding paragraphs.

    Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a PRO RATA basis (based on amounts tendered) unless otherwise required by law or any applicable exchange regulations. A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations or any applicable exchange regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and exchange regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

    LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (a) pay dividends or make any other distributions on or in respect of its Capital Stock; (b) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or (c) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of: (1) applicable law; (2) the Indenture, the Notes and the Guarantees;
(3) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary of the Company; (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired (and such Person's direct and indirect Subsidiaries); (5) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date; (6) a Bank Credit Facility; (7) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4), (5) or (6) above; PROVIDED, HOWEVER, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company or the relevant Restricted Subsidiary of the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4), (5) or (6); (8) any restriction or encumbrance contained in contracts for sale of assets permitted by the Indenture in respect of the assets being sold pursuant to such contracts pending the close of such sale, which encumbrance or restriction is not applicable to any asset other than the assets being sold pursuant to such contracts; (9) Purchase Money Obligations incurred in accordance with the terms of the Indenture for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (c) above on the property so acquired; or (10) restrictions of the nature described in clause (c) above on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien.

    LIMITATION ON PREFERRED STOCK OF RESTRICTED SUBSIDIARIES. The Company will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary of the Company unless at the time of such issuance such Restricted Subsidiary would be entitled to create, incur or assume Indebtedness pursuant to the covenant described under "-- Limitation on Incurrence of Additional Indebtedness" in the aggregate amount equal to the aggregate liquidation value, plus any accrued and unpaid dividends, of the Preferred Stock to be issued. Notwithstanding the foregoing, nothing contained in such covenant will prohibit the ownership of Preferred Stock issued by a Person prior to the time (a) such Person becomes a Restricted Subsidiary of the Company, (b) such Person merges with or into a Restricted Subsidiary of the Company or (c) a Restricted Subsidiary of the Company merges with or into such Person; PROVIDED that such Preferred Stock was not issued by such Person in anticipation of a transaction contemplated by any of clauses (a), (b) or (c) above.

    LIMITATION ON LIENS. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless (i) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes or any Guarantee, the Notes and such Guarantee, as the case may be, are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens and (ii) in all other cases, the Notes and the Guarantees are equally and ratably secured, except for (A) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date; (B) Liens securing Indebtedness incurred pursuant to Bank Credit Facilities; (C) Liens securing the Notes and the Guarantees; (D) Liens in favor of the Company or a Restricted Subsidiary of the Company on assets of any Subsidiary of the Company; (E) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; PROVIDED, HOWEVER, that such Liens (a) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced and (b) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and (F) Permitted Liens.

    MERGER, CONSOLIDATION AND SALE OF ASSETS. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Company's Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless: (i) either (1) the Company shall be the surviving or continuing corporation or (2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Restricted Subsidiaries substantially as an entirety (the "Surviving Entity") (x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed; (ii) immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Incurrence of Additional Indebtedness" covenant; (iii) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred and be continuing; and (iv) the Company or the Surviving Entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

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
    For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

    The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the continuing corporation, the Surviving Entity formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under, and the Company shall be discharged from its obligations under, the Indenture, the Notes and the Registration Rights Agreement with the same effect as if such Surviving Entity had been named as such.

    Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of "-- Limitation on Asset Sales") will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless: (i) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia; (ii) such entity assumes by supplemental indenture all of the obligations of the Guarantor on the Guarantee; and (iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

    Any merger or consolidation of a Restricted Subsidiary with and into the Company (with the Company being the Surviving Entity) or any Guarantor need only comply with clause (iv) of the first paragraph of this covenant.

    LIMITATIONS ON TRANSACTIONS WITH AFFILIATES. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary. All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $2,500,000 shall be approved by a majority of non-interested directors of the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such majority of non-interested directors of the Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $5,000,000, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain an opinion stating that such transaction or series of related transactions are fair to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

    (b) The restrictions set forth in paragraph (a) above shall not apply to (i) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees, agents or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company's Board of Directors or senior management; (ii) transactions exclusively between or among

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
the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture; (iii) any agreement (including the Management Agreement and the payment of all fees and expenses contemplated thereunder; PROVIDED, that no payment of management fees or expenses (other than the Closing
Fee) contemplated under the Management Agreement shall be made unless (i) the Consolidated Fixed Charge Coverage Ratio during the four full fiscal quarters ending on or prior to the date of any such payment is greater than or equal to
1.75 to 1.0 and (ii) the Consolidated Fixed Charge Coverage Ratio calculated solely for the one full fiscal quarter ending on or prior to the date of any such payment is greater than or equal to 1.75 to 1.0) as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Company or its Restricted Subsidiaries, as the case may be, in any material respect than the original agreement as in effect on the Issue Date; (iv) Restricted Payments permitted by the Indenture; (v) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans of the Company entered into in the ordinary course of business and approved by the Board of Directors; (vi) loans and advances, or guarantees of loans of third parties, to employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business not in excess of $2.0 million at any one time outstanding; and (vii) indemnification agreements provided for the benefit of the Company or any Restricted Subsidiary of the Company from officers, directors or employees of the Company or any Restricted Subsidiary.

    ADDITIONAL SUBSIDIARY GUARANTEES. If the Company or any of its Restricted Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any Restricted Subsidiary (other than a Foreign Subsidiary) that is not a Guarantor, or if the Company or any of its Restricted Subsidiaries shall organize, acquire or otherwise invest in another Restricted Subsidiary (other than a Foreign Subsidiary), in each case having total assets with a book value in excess of $500,000, then such transferee or acquired or other Restricted Subsidiary (other than a Foreign Subsidiary) shall (i) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company's obligations under the Notes and the Indenture on the terms set forth in the Indenture and (ii) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary; PROVIDED that such opinion may contain exceptions that are customary in opinions of that type. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.

    REPORTS TO HOLDERS. The Indenture provides that the Company will deliver to the Trustee within 15 days after the filing of the same with the Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. The Indenture further provides that, notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will, beginning on the earlier of the date the Exchange Offer Registration Statement becomes effective and 180 days after the Issue Date, file with the Commission, to the extent permitted, and provide the Trustee and Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. The Company will also comply with the other provisions of TIA Section 314(a).

    NO RESTRICTIONS ON CONSUMMATION OF THE RECAPITALIZATION. The Indenture provides that notwithstanding any provision contained therein to the contrary, the consummation of the Recapitalization will not be prohibited.

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
    ADDITIONAL EQUITY CONTRIBUTIONS. The Indenture provides that if the Company's Consolidated EBITDA for the quarter ended June 30, 1998 is less than $5.6 million on a Pro Forma Basis, BRS or any other Principal will purchase, with cash or Cash Equivalents, Qualified Capital Stock of the Company, in an amount equal to the difference between (x) $5.6 million and (y) the amount of the Company's Consolidated EBITDA for the quarter ended June 30, 1998. The Indenture further provides that any purchase of Qualified Capital Stock required pursuant to this covenant shall occur on or prior to September 30, 1998 and that no other provision of the Indenture will prohibit the issuance of such Qualified Capital Stock.

EVENTS OF DEFAULT

    The following events are defined in the Indenture as "Events of Default":

        (i) the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

        (ii) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

       (iii) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

        (iv) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, which failure continues for a period of 20 days or more, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cancelled within 20 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, in each case with respect to which the 20-day period described above has passed, aggregates $5,000,000 or more at any time;

        (v) one or more judgments in an aggregate amount in excess of $5,000,000 (excluding judgments to the extent covered by insurance by one or more reputable insurers and as to which such insurers have acknowledged coverage for) shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

        (vi) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries; or

       (vii) any Guarantee of a Significant Subsidiary ceases to be in full force and effect or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture); PROVIDED, HOWEVER, that an Event of Default will also be deemed to occur with respect to Subsidiaries that are not Significant Subsidiaries ("Insignificant Subsidiaries") if the Guarantees of such Insignificant Subsidiaries cease to be in full force and effect or are declared null and void and unenforceable or such Insignificant Subsidiaries deny their liability under their Guarantees, if when aggregated and taken as a whole the Insignificant Subsidiaries subject to this clause (vii) would meet the definition of a Significant Subsidiary.

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
    If an Event of Default (other than an Event of Default specified in clause
(vi) above relating to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same shall become immediately due and payable. If an Event of Default specified in clause (vi) above relating to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

    The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences (i) if the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration, (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and (v) in the event of the cure or waiver of an Event of Default of the type described in clause (vi) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

    The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes or except as otherwise prohibited by the TIA.

    Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

    Under the Indenture, the Company is required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for (i) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments, (iii) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company

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may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "--Events of Default" will no longer constitute an Event of Default with respect to the Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; (vii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; (viii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (ix) certain other customary conditions precedent are satisfied. Notwithstanding the foregoing, the opinion of counsel required by clauses (ii) and (iii) above need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

SATISFACTION AND DISCHARGE

    The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

MODIFICATION OF THE INDENTURE

    From time to time, the Company, the Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may: (i) reduce the amount of Notes whose Holders must consent to an amendment; (ii) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes; (iii) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor; (iv) make any Notes payable in money other than that stated in the Notes; (v) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default; (vi) after the Company's obligation to purchase Notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto; (vii) modify or change any provision of the Indenture or the related definitions affecting the ranking of the Notes or any Guarantee in a manner which adversely affects the Holders; or (viii) release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

GOVERNING LAW

    The Indenture provides that it, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

NO PERSONAL LIABILITY OF STOCKHOLDERS, OFFICERS OR DIRECTORS

    The Indenture provides that no direct or indirect stockholder, employee, officer or director, as such, past, present or future of the Issuer, the Company, the Guarantors or any other successor entity shall have any personal liability in connection with the Indenture or the Notes solely by reason of his or its status as such stockholder, employee, officer or director. Each holder of Notes by accepting a Note waives and releases all such liability, and acknowledges and consents to the transactions described under "The

Transactions" for purposes of Section 506 of the California General Corporation Law and Section 10-640 of the Arizona Business Corporation Act. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

THE TRUSTEE

    The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

    The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company or a Subsidiary of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; PROVIDED that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

    Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

    "ACQUIRED INDEBTEDNESS" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

    "AFFILIATE" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

    "ASSET ACQUISITION" means (a) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (b) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

    "ASSET SALE" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of the Company of
(a) any Capital Stock of any Restricted Subsidiary of the Company; or (b) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; PROVIDED, HOWEVER, that

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Asset Sales shall not include (i) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $1,000,000, (ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "Merger, Consolidation and Sale of Assets," (iii) disposals or replacements of obsolete or outdated equipment in the ordinary course of business and (iv) a disposition consisting of a Permitted Investment or Restricted Payment permitted under "Limitation on Restricted Payments."

    "BANK CREDIT FACILITY" means the New Credit Facility and any other agreement or agreements between the Company and/or one or more of the Guarantors and a financial institution or institutions, providing for the making of loans, on a term or revolving basis, the issuance of letters of credit and/or the creation of bankers' acceptances.

    "BOARD OF DIRECTORS" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

    "BOARD RESOLUTION" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

    "BORROWING BASE" means the sum of (i) 85% of the net book value of the accounts receivable of the Company and the Restricted Subsidiaries of the Company and (ii) 50% of the net book value of the inventory of the Company and the Restricted Subsidiaries of the Company.

    "CAPITAL STOCK" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and including any warrants, options or rights to acquire any of the foregoing and instruments convertible into any of the foregoing, and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

    "CAPITALIZED LEASE OBLIGATIONS" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

    "CASH EQUIVALENTS" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

    "CHANGE OF CONTROL" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of

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the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture) (other than a Person or Group controlled by a Permitted Holder); (ii) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); (iii) any Person or Group (other than the Permitted Holders) shall become the owner, directly or indirectly, beneficially or of record, of shares of Capital Stock of the Company representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; (iv) Permitted Holders cease to beneficially own shares of Capital Stock of the Company representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company, and any Person or Group (other than Permitted Holders), directly or indirectly, beneficially or of record owns shares of Capital Stock having more of the aggregate ordinary voting power of the Capital Stock of the Company than the aggregate ordinary voting power represented by shares of Capital Stock of the Company owned by Permitted Holders; or (v) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

    "CHANGE OF CONTROL OFFER" has the meaning set forth under "-- Change of Control."

    "CHANGE OF CONTROL PAYMENT DATE" has the meaning set forth under "-- Change of Control."

    "COMMON STOCK" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

    "CONSOLIDATED EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business), (B) Consolidated Interest Expense, (C) Consolidated Non-cash Charges, less any non-cash items increasing Consolidated Net Income for such period, (D) fees and expenses of the HSI Acquisition and the Transactions, including but not limited to capitalization of costs and expenses related thereto, and (E) non-recurring severance and transaction costs incurred in connection with any acquisition, all as determined on a consolidated basis in accordance with GAAP for such Person and its Restricted Subsidiaries.

    "CONSOLIDATED FIXED CHARGE COVERAGE RATIO" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such Person for such Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a PRO FORMA basis (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act) for the period of such calculation to (i) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness; PROVIDED, HOWEVER, that where such Person and one or more of its Restricted Subsidiaries is, or two or more of such Person's Restricted Subsidiaries are, liable for the same Indebtedness, whether as principal or guarantor, the above sentence shall be calculated to avoid duplication. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

    "CONSOLIDATED FIXED CHARGES" means, with respect to any Person for any period, the sum, without duplication, of (i) Consolidated Interest Expense, plus
(ii) to the extent not included in Consolidated Interest Expense, the product of
(x) the amount of all dividend payments actually paid in cash in such period on any series of Preferred Stock of such Person or its Restricted Subsidiaries (other than dividends paid by any Restricted Subsidiary to the Company or any other Restricted Subsidiary) and (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

    "CONSOLIDATED INTEREST EXPENSE" means, with respect to any Person for any period, the sum of, without duplication: (i) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (excluding any accrued and unpaid interest on the Junior Subordinated Notes; PROVIDED, that such interest is not payable in cash prior to the maturity of the Notes), including without limitation, (a) any amortization of debt discount and amortization or write-off of deferred financing costs, (b) the net costs under Interest Swap Obligations, (c) all capitalized interest and (d) the interest portion of any deferred payment obligation; and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

    "CONSOLIDATED NET INCOME" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; PROVIDED, that aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period shall be determined before any reduction in respect of accrued and unpaid Preferred Stock dividends and before any reduction for accrued and unpaid interest on the Junior

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Subordinated Notes that is not payable in cash prior to the maturity of the
Notes; and PROVIDED, FURTHER, that there shall be excluded from aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period
(a) after-tax gains or losses from Asset Sales (less fees and expenses related thereto) or abandonments or reserves relating thereto, (b) after-tax items classified as extraordinary or nonrecurring gains or losses, (c) for purposes of the covenant entitled "-- Limitation on Restricted Payments," the net income (or loss) of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person, (d) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise, except to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Restricted Subsidiary, (e) the net income (or loss) of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Person, (f) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date, (g) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued), and (h) for purposes of the covenant entitled "-- Limitations on Restricted Payments," in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings (or losses) of the successor corporation prior to such consolidation, merger or transfer of assets.

    "CONSOLIDATED NON-CASH CHARGES" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash charges or expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

    "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

    "DEFAULT" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

    "DISQUALIFIED CAPITAL STOCK" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in each case on or prior to the final maturity date of the Notes, other than Capital Stock of the Company which certain management stockholders have the right to put to the Company pursuant to the terms of the Stockholders' Agreement.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

    "FAIR MARKET VALUE" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company.

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    "FOREIGN SUBSIDIARY" means any Subsidiary of the Company which (i) is not organized under the laws of the United States, any state thereof or the District of Columbia and (ii) conducts substantially all of its business operations in a country other than the United States of America.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

    "GUARANTOR" means (i) each of the Subsidiaries of the Company on the Issue Date and (ii) each of the Company's Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; PROVIDED that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture. Notwithstanding the above, no direct or indirect Foreign Subsidiary of the Company will be considered a Guarantor.

    "HSI ACQUISITION" means the acquisition by Penhall Company of substantially all of the assets of Highway Services Inc. prior to the Issue Date.

    "HSI NOTE" means the $3.7 million secured promissory note incurred by Penhall Company in connection with the HSI Acquisition.

    "INDEBTEDNESS" means with respect to any Person, without duplication, (i) all Obligations of such Person for borrowed money, (ii) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Capitalized Lease Obligations of such Person, (iv) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted), (v) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (i) through (v) above and clause (viii) below, (vii) all Obligations of any other Person of the type referred to in clauses (i) through (vi) which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured, (viii) all Obligations under currency agreements and interest swap agreements of such Person, and (ix) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance on such date of all unconditional Obligations as described above, and the maximum liability upon the occurrence of the contingency giving rise to the Obligation, on any contingent Obligations at such date; PROVIDED, HOWEVER, that the amount outstanding at any time of any Indebtedness incurred with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

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    "INDEPENDENT FINANCIAL ADVISOR" means a firm (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

    "INTEREST SWAP OBLIGATIONS" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

    "INVESTMENT" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. For the purposes of the "Limitation on Restricted Payments" covenant, (i) "Investment" shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (ii) the amount of any Investment (other than as specified in clause (i) above) shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends, distributions, interest payments or repayments of loans or advances in connection with such Investment or any other amounts received in respect of such Investment; PROVIDED that no such payment of dividends, distributions, interest payments or repayments of loans or advances or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends, distributions, interest payments or repayments of loans or advances or receipt of any such amounts would be included in Consolidated Net Income. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, it ceases to be a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

    "ISSUE DATE" means the date of original issuance of the Notes.

    "JUNIOR SUBORDINATED NOTES" means the Company's 10.5% Junior Subordinated Notes due 2007 which may be issued in exchange for Senior Exchangeable Preferred Stock.

    "LEGAL DEFEASANCE" has the meaning set forth under "--Legal Defeasance and Covenant Defeasance."

    "LIEN" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

    "MANAGEMENT AGREEMENT" means the Management Services Agreement that becomes effective upon consummation of the Recapitalization Merger among Bruckmann, Rosser, Sherrill & Co., Inc. and the Company, as in effect on the Issue Date.

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
    "NET CASH PROCEEDS" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of
(a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale and (d) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

    "NET PROCEEDS OFFER" has the meaning set forth under "-- Certain Covenants -- Limitation on Asset Sales."

    "NET PROCEEDS OFFER AMOUNT" has the meaning set forth under "-- Certain Covenants -- Limitation on Asset Sales."

    "NET PROCEEDS OFFER PAYMENT DATE" has the meaning set forth under "-- Certain Covenants -- Limitation on Asset Sales."

    "NET PROCEEDS OFFER TRIGGER DATE" has the meaning set forth under "-- Certain Covenants -- Limitation on Asset Sales."

    "NEW CREDIT FACILITY" means the Credit Agreement dated as of the Issue Date, between the Issuer, the lenders party thereto in their capacities as lenders thereunder and Bankers Trust Company, as Administrative Agent and Credit Suisse First Boston, as Syndication Agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding or deleting Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

    "OBLIGATIONS" means all obligations for principal, premium, interest, penalties, fees, matured indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "PERMITTED HOLDERS" means the Principals and their Related Parties.

    "PERMITTED INDEBTEDNESS" means, without duplication, each of the following:

        (i) Indebtedness under the Notes issued in connection with the Transactions and the Guarantees thereof;

        (ii) Indebtedness incurred pursuant to any Bank Credit Facility in an aggregate principal amount at any time outstanding not to exceed an amount equal to (x) $20.0 million plus (y) the greater of (i) $30.0 million, less the amount of any required permanent repayments of Bank Credit Facilities in accordance with the provisions set forth under "--Certain Covenants -- Limitation on Asset Sales" (which are accompanied by a corresponding permanent commitment reduction thereunder) or (ii) the Borrowing Base;

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       (iii) other Indebtedness of the Company and its Restricted Subsidiaries
    outstanding on the Issue Date;

        (iv) Interest Swap Obligations of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries and Interest Swap Obligations of any Restricted Subsidiary of the Company covering Indebtedness of such Restricted Subsidiary; PROVIDED, HOWEVER, that such Interest Swap Obligations are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

        (v) Indebtedness under Currency Agreements; PROVIDED that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

        (vi) Indebtedness of a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Restricted Subsidiary of the Company, in each case subject to no Lien (other than a Lien in connection with a Bank Credit Facility) held by a Person other than the Company or a Restricted Subsidiary of the Company; PROVIDED that if as of any date any Person other than the Company or a Restricted Subsidiary of the Company owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness (other than a Lien in connection with a Bank Credit Facility), such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

       (vii) Indebtedness of the Company to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Restricted Subsidiary of the Company, in each case subject to no Lien (other than a Lien in connection with the a Bank Credit Facility); PROVIDED that (a) any Indebtedness of the Company to any Restricted Subsidiary of the Company is unsecured and subordinated in right of payment, pursuant to a written agreement, to the Company's obligations under the Indenture and the Notes and (b) if as of any date any Person other than a Restricted Subsidiary of the Company owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness (other than a Lien in connection with a Bank Credit Facility), such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

      (viii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; PROVIDED, HOWEVER, that such Indebtedness is extinguished within five business days of incurrence;

        (ix) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

        (x) Refinancing Indebtedness;

        (xi) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding (which may, but need not, be incurred under a Bank Credit Facility);

       (xii) Obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary of the Company in the ordinary course of business, in

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
    accordance with customary industry practice, in amounts and for purposes customary in the Company's industry;

      (xiii) Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of the Company or any of its Restricted Subsidiaries, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; PROVIDED that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

       (xiv) Guarantees of Indebtedness permitted to be incurred under the Indenture and guarantees of third-party loans to employees or officers of the Company or its Restricted Subsidiaries permitted by clause (vii) of the definition of "Permitted Investments;"

       (xv) Capitalized Lease Obligations and Purchase Money Obligations of the Company or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding;

       (xvi) Indebtedness of the Company or any of its Restricted Subsidiaries that is subordinate to the Notes and is incurred in order to repurchase Capital Stock of the Company from employees, officers or directors of the Company or any of its Subsidiaries upon the death, disability or termination of employment of such employees, officers or directors or as otherwise required by existing employment agreements in an aggregate principal amount not to exceed $1,000,000 in any calender year; and

      (xvii) Indebtedness incurred as a result of accrued and unpaid interest being added to the principal amount of the Junior Subordinated Notes in accordance with the terms of such Junior Subordinated Notes; PROVIDED that such interest is not payable in cash prior to the maturity of the Notes.

    "PERMITTED INVESTMENTS" means (i) Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Restricted Subsidiary of the Company, (ii) Investments in the Company by any Restricted Subsidiary of the Company; PROVIDED that any Indebtedness evidencing such Investment is unsecured and subordinated in right of payment, pursuant to a written agreement, to the Company's obligations under the Notes and the Indenture; (iii) Investments in cash and Cash Equivalents; (iv) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or its Restricted Subsidiaries' businesses and otherwise in compliance with the Indenture; (v) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; (vi) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant; (vii) loans and advances to, or guarantees of third-party loans to, employees and officers of the Company and its Restricted Subsidiaries for relocation expenses and purchasing Capital Stock of the Company not in excess of $2.0 million at any one time outstanding; (viii) Investments the payment for which consists exclusively of Qualified Capital Stock of the Company; (ix) guarantees of Indebtedness permitted to be incurred under the Indenture; and (x) additional Investments not to exceed $2.5 million at any time outstanding.

    "PERMITTED LIENS" means the following types of Liens:

        (i) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

        (ii) statutory Liens of landlords or of mortgagees of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

       (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

        (iv) judgment Liens not giving rise to an Event of Default;

        (v) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

        (vi) any interest or title of a lessor under any Capitalized Lease Obligation; PROVIDED that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation or other property subject to a Permitted Lien held by the lienholder of such Capitalized Lease Obligation;

       (vii) purchase money Liens to finance property or assets (including the cost of construction) of the Company or any Restricted Subsidiary of the Company acquired in the ordinary course of business; PROVIDED, HOWEVER, that
    (A) the related purchase money Indebtedness shall not exceed the cost of such property or assets (including the cost of construction) and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property and assets so acquired or constructed and (B) the Lien securing such Indebtedness shall be created within 90 days of such acquisition or construction;

      (viii) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods or construction;

        (ix) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

        (x) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

        (xi) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

       (xii) Liens securing Indebtedness under Currency Agreements;

      (xiii) Liens securing Acquired Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant; PROVIDED that (A) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and (B) such Liens do not extend to or cover any property or assets of the

    Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

       (xiv) Liens securing Indebtedness under any Bank Credit Facility;

       (xv) Liens arising out of consignment or similar arrangements for the sale of goods in the ordinary course of business;

       (xvi) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries;

      (xvii) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

      (xviii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods;

       (xix) Liens securing Indebtedness under the HSI Note; and

       (xx) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $2.5 million at any one time outstanding.

    "PERSON" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

    "PREFERRED STOCK" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

    "PRINCIPAL" means (i) Bruckmann, Rosser, Sherrill & Co., Inc., a Delaware corporation, and any of its Affiliates, and (ii) Messrs. Bruckmann, Rosser, Sherrill and Edwards, each of whom is a principal on the Issue Date of Bruckmann, Rosser, Sherrill & Co., Inc.

    "PURCHASE MONEY OBLIGATIONS" of any Person means any obligations of such Person or any of its Subsidiaries to any seller or any other person incurred or assumed in connection with the purchase, installation, construction or improvement of real or personal property to be used in the business of such Person or any of its Subsidiaries within 180 days of such purchase, installation, construction or improvement.

    "QUALIFIED CAPITAL STOCK" means any Capital Stock that is not Disqualified Capital Stock.

    "REFINANCE" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

    "REFINANCING INDEBTEDNESS" means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant (other than pursuant to clause (ii), (iv), (v), (vi), (vii), (viii), (ix), (xii), (xiii),
(xiv) or (xvi) of the definition of Permitted Indebtedness), in each case that does not (1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing) or (2) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; PROVIDED that (x) if such Indebtedness being Refinanced is Indebtedness solely of the Company, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

    "RELATED PARTY" means, with respect to any Principal, (A) any spouse or immediate family member (in the case of an individual) of such Principal or (B) a trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners or Persons beneficially holding a 66 2/3% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

    "REPRESENTATIVE" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; PROVIDED that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt in respect of any Designated Senior Debt.

    "RESTRICTED SUBSIDIARY" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

    "REVOLVING CREDIT FACILITY" means one or more revolving credit facilities under a Bank Credit Facility.

    "SALE AND LEASEBACK TRANSACTION" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

    "SENIOR EXCHANGEABLE PREFERRED STOCK" means the Company's 10.5% Senior Exchangeable Preferred Stock, par value $.01 per share.

    "SIGNIFICANT SUBSIDIARY" shall have the meaning set forth in Rule 1.02(w) of Regulation S-X under the Securities Act.

    "STOCKHOLDERS' AGREEMENT" means that Securities Holders Agreement, dated the Issue Date, among the Company and the stockholders of the Company.

    "SUBSIDIARY", with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

    "UNRESTRICTED SUBSIDIARY" of any Person means (i) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary of the Company; PROVIDED that (x) the Company certifies to the Trustee that such designation complies with the "Limitation on Restricted Payments" covenant and (y) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant and (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

    "WHOLLY OWNED RESTRICTED SUBSIDIARY" of any Person means any Restricted Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a foreign Restricted Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Restricted Subsidiary of such Person.

                         BOOK-ENTRY; DELIVERY AND FORM

    Except as set forth below, the New Notes will initially be issued in the form of one registered note in global form without coupons (the "Global Note"). Upon issuance, the Global Note will be deposited with, or on behalf of, the Depository Trust Company (the "Depository") and registered in the name of Cede & Co., as nominee of the Depository.

    If a holder tendering Existing Notes so requests, such holder's New Notes will be issued as described below under "Certificated Securities" in registered form without coupons (the "Certificated Securities").

    The Depository has advised the Company that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a member of the Federal Reserve System, (iii) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (iv) a "Clearing Agency" registered pursuant to Section 17A of the Exchange Act. The Depository was created to hold securities for its participants (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. The Depository's Participants include securities brokers and dealers (including the Initial Purchaser), banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly.

    The Company expects that pursuant to procedures established by the Depository (i) upon deposit of the Global Note, the Depository will credit the accounts of Participants who elect to exchange Existing Notes with an interest in the Global Note and (ii) ownership of the New Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository (with respect to the interest of Participants), the Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments.

    So long as the Depository or its nominee is the registered owner of the Global Note, the Depository or such nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in the Global Note will not be entitled to have New Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Securities, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instruction or approval to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in New Notes represented by the Global Note to pledge such interest to persons or entities that do not participate in the Depository's system, or to otherwise take action with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

    The Company understands that under existing industry practice, in the event the Company requests any action of holders or an owner of a beneficial interest in the Global Note desires to take any action that the Depository, as the holder of such Global Note, is entitled to take, the Depository would authorize the Participants to take such action and the Participant would authorize persons owning through such Participants to take such action or would otherwise act upon the instruction of such persons. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of New Notes by the Depository, or for maintaining, supervising or reviewing any records of the Depository relating to such New Notes.

    Payments with respect to the principal of, premium, if any, and interest on any New Notes represented by the Global Note registered in the name of the Depository or its nominee on the applicable record date will be payable by the Trustee to or at the direction of the Depository or its nominee in its capacity as the registered holder of the Global Note representing such New Notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the New Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payment and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of New Notes (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Global Note as shown on the records of the Depository. Payments by the Participants and the Indirect Participants to the beneficial owners of New Notes will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants.

CERTIFICATED SECURITIES

    If (i) the Company notifies the Trustee in writing that the Depository is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture, then, upon surrender by the Depository of its Global Note, Certificated Securities will be issued to each person that the Depository identifies as the beneficial owner of the New Notes represented by the Global Note. In addition, any person having a beneficial interest in the Global Note or any holder of Existing Notes whose Existing Notes have been accepted for exchange may, upon request to the Trustee or the Exchange Agent, as the case may be, exchange such beneficial interest or Existing Notes for Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

    Neither the Company nor the Trustee shall be liable for any delay by the Depository or any Participant or Indirect Participant in identifying the beneficial owners of the related New Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from the Depository for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the New Notes to be issued).

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion summarizes the material United States federal income tax consequences of the Exchange Offer to a holder of Existing Notes that is an individual citizen or resident of the United States or a United States corporation that purchased the Existing Notes pursuant to their original issue (a "U.S. Holder"). It is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed Treasury regulations, and judicial and administrative determinations, all of which are subject to change at any time, possibly on a retroactive basis. The following relates only to the Existing Notes, and the New Notes received therefor, that are held as "capital assets" within the meaning of Section 1221 of the Code by U.S. Holders. It does not discuss state, local, or foreign tax consequences, nor does it discuss tax consequences to subsequent purchasers (persons who did not purchase the Existing Notes pursuant to their original issue), or to categories of holders that are subject to special rules, such as foreign persons, tax-exempt organizations, insurance companies, banks, and dealers in stocks and securities. Tax consequences may vary depending on the particular status of an investor. No rulings will be sought from the Internal Revenue Service with respect to the federal income tax consequences of the Exchange Offer.

    THIS SECTION DOES NOT PURPORT TO DEAL WITH ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO AN INVESTOR'S DECISION TO EXCHANGE EXISTING NOTES FOR NEW NOTES. EACH INVESTOR SHOULD CONSULT WITH ITS OWN TAX ADVISOR CONCERNING THE APPLICATION OF THE FEDERAL INCOME TAX LAWS AND OTHER TAX LAWS TO ITS PARTICULAR SITUATION BEFORE DETERMINING WHETHER TO EXCHANGE EXISTING NOTES FOR NEW NOTES.

THE EXCHANGE OFFER

    The exchange of Existing Notes pursuant to the Exchange Offer should be treated as a continuation of the corresponding Existing Notes because the terms of the New Notes are not materially different from the terms of the Existing Notes. Accordingly, such exchange should not constitute a taxable event to U.S. Holders and, therefore, (i) no gain or loss should be realized by a U.S. Holder upon receipt of a New Note, (ii) the holding period of the New Note should include the holding period of the Existing Note exchanged therefor and (iii) the adjusted tax basis of the New Note should be the same as the adjusted tax basis of the Existing Note exchanged therefor immediately before the exchange.

STATED INTEREST

    Stated interest on a Note will be taxable to a U.S. Holder as ordinary interest income at the time that such interest accrues or is received, in accordance with the U.S. Holder's regular method of accounting for federal income tax purposes. The Notes are not considered to have been issued with original issue discount for federal income tax purposes.

SALE, EXCHANGE OR RETIREMENT OF THE NOTES

    A U.S. Holder's tax basis in a Note generally will be its cost. A U.S. Holder generally will recognize gain or loss on the sale, exchange or retirement of a Note in an amount equal to the difference between the amount realized on the sale, exchange or retirement and the tax basis of the Note. Gain or loss recognized on the sale, exchange or retirement of a Note (excluding amounts received in respect of accrued interest, which will be taxable as ordinary interest income) generally will be capital gain or loss and will be long-term capital gain or loss if the Note was held for more than one year.

BACKUP WITHHOLDING

    Under certain circumstances, a U.S. Holder of a Note may be subject to "backup withholding" at a 31% rate with respect to payments of interest thereon or the gross proceeds from the disposition thereof.

This withholding generally applies if the U.S. Holder fails to furnish his or her social security number or other taxpayer identification number in the specified manner and in certain other circumstances. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit against such U.S. Holder's federal income tax liability, provided that the required information is furnished to the IRS. Corporations and certain other entities described in the Code and Treasury regulations are exempt from backup withholding if their exempt status is properly established.

                              PLAN OF DISTRIBUTION

    Based on certain interpretive letters issued by the staff of the Commission to third parties in unrelated transactions, the Company is of the view that New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than (i) any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or (ii) any broker-dealer that purchases Notes from the Company to resell pursuant to Rule 144A or any other available exemption) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such New Notes. If any holder has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. A broker-dealer who holds Existing Notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of New Notes. Each such broker-dealer that receives New Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such New Notes.

    This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Existing Notes where such Existing Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Exchange Offer Registration Statement is declared effective, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In
addition, until             , 1999 (90 days after the date of this Prospectus),
all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

    The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Existing Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Existing Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of the New Notes offered hereby will be passed upon for the Company by Dechert Price & Rhoads, New York, New York.

                                    EXPERTS

    The consolidated financial statements of Penhall International, Inc. and subsidiaries as of June 30, 1997 and 1998 and for each of the years in the two-year period ended June 30, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing. The consolidated financial statements of PII for the year ended June 30, 1996, included in this Prospectus, have been audited by Moss Adams LLP, independent auditors, as stated in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The financial statements of Highway Services, Inc. for the year ended December 31, 1997 included in this Prospectus, have been audited by John
A. Knutson & Co., PLLP, independent auditors, as stated in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    Moss Adams L.L.P. was replaced in July 1997 by KPMG Peat Marwick LLP. The decision to change auditors was approved by PII's Board of Directors. Moss Adams LLP's report does not contain an adverse opinion or a disclaimer of opinion, nor is it qualified or modified as to uncertainty, audit scope or accounting principles. There were no disagreements between PII and Moss Adams LLP on any matter or practices, financial statement disclosure, or auditing scope or procedure.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
PENHALL INTERNATIONAL, INC.

Independent Auditors' Report of KPMG Peat Marwick LLP .....................................................        F-2

Independent Auditors' Report of Moss Adams LLP ............................................................        F-3

Consolidated Balance Sheets as of June 30, 1997 and 1998...................................................        F-4

Consolidated Statements of Earnings for the years ended June 30, 1996, 1997 and 1998.......................        F-5

Consolidated Statements of Stockholders' Equity for the years ended June 30, 1996, 1997 and 1998...........        F-6

Consolidated Statements of Cash Flows for the years ended June 30, 1996, 1997 and 1998.....................        F-7

Notes to Consolidated Financial Statements.................................................................        F-8

HIGHWAY SERVICES, INC.

Independent Auditors' Report of John A. Knutson & Co., PLLP................................................       F-24

Statements of Income for the year ended December 31, 1997, and for the three month periods ended March 31,
  1997 and 1998 (unaudited)................................................................................       F-25

Statements of Cash Flows for the year ended December 31, 1997, and for the three month periods ended March
  31, 1997 and 1998 (unaudited)............................................................................       F-26

Notes to Financial Statements..............................................................................       F-27

                          INDEPENDENT AUDITORS' REPORT

The Stockholders
Penhall International, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Penhall International, Inc. and subsidiaries ("the Company") as of June 30, 1997 and 1998, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the two-year period ended June 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Penhall International, Inc. and subsidiaries as of June 30, 1997 and 1998, the results of their operations and their cash flows for each of the years in the two-year period ended June 30, 1998, in conformity with generally accepted accounting principles.

                                          /s/ KPMG Peat Marwick LLP
                                          KPMG PEAT MARWICK LLP

September 25, 1998
Orange County, California

                          INDEPENDENT AUDITORS' REPORT

TO THE STOCKHOLDERS
PENHALL INTERNATIONAL, INC.
AND SUBSIDIARIES

We have audited the accompanying consolidated statements of earnings, stockholders' equity and cash flows of Penhall International, Inc. and Subsidiaries for the year ended June 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Penhall International, Inc. and Subsidiaries for the year ended June 30, 1996, in conformity with generally accepted accounting principles.

                                          /s/ Moss Adams LLP
                                          MOSS ADAMS LLP

Costa Mesa, California
September 26, 1996

                          PENHALL INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                                                 PRO FORMA
                                                                                             JUNE 30,          JUNE 30, 1998
                                                                                     ------------------------    (NOTE 14)
                                                                                        1997         1998       (UNAUDITED)
                                                                                     -----------  -----------  -------------
                                      ASSETS
Current assets:
  Cash.............................................................................  $   676,000      234,000       --
                                                                                     -----------  -----------  -------------
  Receivables:
    Contract and trade receivables.................................................   20,896,000   23,454,000    23,454,000
    Contract retentions, due upon completion and acceptance of work (note 2).......    3,744,000    4,454,000     4,454,000
    Income taxes receivable........................................................      216,000    2,399,000     2,399,000
                                                                                     -----------  -----------  -------------
                                                                                      24,856,000   30,307,000    30,307,000
    Less allowance for doubtful receivables (note 2)...............................    1,110,000      995,000       995,000
                                                                                     -----------  -----------  -------------
        Net receivables............................................................   23,746,000   29,312,000    29,312,000
                                                                                     -----------  -----------  -------------
  Costs and estimated earnings in excess of billings on uncompleted contracts (note
    11)............................................................................      668,000      976,000       976,000
  Deferred tax assets (note 6).....................................................    1,042,000      891,000     4,439,000
  Inventories......................................................................    1,066,000    1,458,000     1,458,000
  Prepaid expenses and other current assets........................................      615,000      670,000       670,000
                                                                                     -----------  -----------  -------------
        Total current assets.......................................................   27,813,000   33,541,000    36,855,000
                                                                                     -----------  -----------  -------------
Property, plant and equipment, at cost:
  Land.............................................................................    3,919,000    4,538,000     4,538,000
  Buildings and leasehold improvements.............................................    6,962,000    7,715,000     7,715,000
  Construction and other equipment.................................................   59,062,000   67,934,000    67,934,000
                                                                                     -----------  -----------  -------------
                                                                                      69,943,000   80,187,000    80,187,000
  Less accumulated depreciation and amortization...................................   29,282,000   35,180,000    35,180,000
                                                                                     -----------  -----------  -------------
        Net property, plant and equipment..........................................   40,661,000   45,007,000    45,007,000
Goodwill, net of accumulated amortization of $199,000 and $471,000 at June 30, 1997
  and 1998, respectively...........................................................      631,000    8,649,000     8,649,000
Other assets, net (note 3).........................................................      728,000    1,126,000     6,664,000
                                                                                     -----------  -----------  -------------
                                                                                     $69,833,000  $88,323,000   $97,175,000
                                                                                     -----------  -----------  -------------
                                                                                     -----------  -----------  -------------
                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term debt (note 5)..................................  $   185,000  $ 2,617,000   $ 2,034,000
  Current installments of notes payable to stockholders (note 10)..................      819,000      131,000       131,000
  Trade accounts payable...........................................................    4,233,000    7,532,000     7,546,000
  Accrued liabilities (note 4).....................................................    4,924,000    9,041,000     7,791,000
  Billings in excess of costs and estimated earnings on uncompleted contracts (note
    11)............................................................................      207,000      665,000       665,000
                                                                                     -----------  -----------  -------------
        Total current liabilities..................................................   10,368,000   19,986,000    18,167,000
                                                                                     -----------  -----------  -------------
Long-term debt, excluding current portion (note 5).................................   12,756,000   15,542,000    22,265,000
Notes payable to stockholders, excluding current portion (note 10).................      351,000      274,000       274,000
Senior Notes.......................................................................      --           --        100,000,000
Deferred tax liabilities (note 6)..................................................    2,479,000    3,609,000     3,609,000
Accrued compensation (note 8)......................................................    4,626,000    5,306,000     6,480,000
Senior Exchangeable Preferred Stock, redemption value $10,000,000. Authorized,
  issued and outstanding 10,000 shares.............................................      --           --         10,000,000
Series A Preferred Stock, redemption value $10,428,000. Authorized 25,000 shares;
  issued and outstanding 10,428 shares.............................................      --           --         10,428,000
Stockholders' equity (deficit):
  Series B Preferred Stock, par value $.01 per share. Authorized 50,000 shares;
    issued and outstanding 18,572 shares, liquidation value $1,000 per share.......      --           --         18,572,000
  Common stock, $.10 par value. Authorized 5,000,000 shares; issued and outstanding
    405,392 and 421,616 shares in 1997 and 1998. On a pro forma basis par value
    $.01 per share. Authorized 5,000,000 shares, issued and outstanding 1,000,000
    shares.........................................................................       40,000       42,000        10,000
  Additional paid-in capital.......................................................   12,848,000   14,498,000       990,000
  Retained earnings (accumulated deficit)..........................................   26,365,000   29,066,000   (93,620,000)
                                                                                     -----------  -----------  -------------
        Total stockholders' equity (deficit).......................................   39,253,000   43,606,000   (74,048,000)
  Commitments and contingencies (notes 7, 8 and 9).................................
  Subsequent events (note 14)......................................................
                                                                                     -----------  -----------  -------------
                                                                                     $69,833,000  $88,323,000   $97,175,000
                                                                                     -----------  -----------  -------------
                                                                                     -----------  -----------  -------------

          See accompanying notes to consolidated financial statements.

                          PENHALL INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                                                    FOR THE YEARS
                                                                                    ENDED JUNE 30
                                                                     --------------------------------------------
                                                                         1996           1997            1998
                                                                     -------------  -------------  --------------
Revenues...........................................................  $  74,895,000  $  95,298,000  $  101,170,000
Cost of revenues...................................................     51,200,000     68,541,000      72,395,000
                                                                     -------------  -------------  --------------
  Gross profit.....................................................     23,695,000     26,757,000      28,775,000
General and administrative expenses (notes 8 and 14)...............     15,156,000     16,953,000      19,880,000
Other compensation (note 14).......................................       --             --             3,271,000
Other operating income, net........................................        867,000        871,000         644,000
                                                                     -------------  -------------  --------------
  Earnings before interest expense and income taxes................      9,406,000     10,675,000       6,268,000
Interest expense...................................................        783,000        811,000       1,036,000
                                                                     -------------  -------------  --------------
  Earnings before income taxes.....................................      8,623,000      9,864,000       5,232,000
Income taxes (note 6)..............................................      3,538,000      4,407,000       2,531,000
                                                                     -------------  -------------  --------------
Net earnings.......................................................  $   5,085,000  $   5,457,000  $    2,701,000
                                                                     -------------  -------------  --------------
                                                                     -------------  -------------  --------------
Earnings per share:
  Basic............................................................  $       13.24  $       13.61  $         6.67
  Diluted..........................................................  $       13.05  $       13.38  $         6.55
Weighted average number of shares outstanding:
  Basic............................................................        383,958        400,813         405,103
  Diluted..........................................................        389,621        407,728         412,434

          See accompanying notes to consolidated financial statements.

                          PENHALL INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                FOR THE YEARS ENDED JUNE 30, 1996, 1997 AND 1998

                                                                      ADDITIONAL                       TOTAL
                                         SHARES                        PAID-IN        RETAINED     STOCKHOLDERS'
                                       OUTSTANDING   COMMON STOCK      CAPITAL        EARNINGS        EQUITY
                                       -----------  --------------  --------------  -------------  -------------
Balances at June 30, 1995............     383,752         38,000       10,947,000      15,927,000     26,912,000
Issuance of shares...................       2,097         --              224,000        --              224,000
Repurchase of shares.................      (1,361)        --              (85,000)       (104,000)      (189,000)
Net earnings.........................      --             --              --            5,085,000      5,085,000
                                       -----------       -------    --------------  -------------  -------------
Balance at June 30, 1996.............     384,488         38,000       11,086,000      20,908,000     32,032,000
Issuance of shares...................      20,904          2,000        1,762,000        --            1,764,000
Net earnings.........................      --             --              --            5,457,000      5,457,000
                                       -----------       -------    --------------  -------------  -------------
Balance at June 30, 1997.............     405,392         40,000       12,848,000      26,365,000     39,253,000
Issuance of shares...................       3,147         --            1,000,000        --            1,000,000
Exercise of stock options............      13,750          2,000          706,000        --              708,000
Repurchase of shares.................        (673)        --              (56,000)       --              (56,000)
Net earnings.........................      --             --              --            2,701,000      2,701,000
                                       -----------       -------    --------------  -------------  -------------
Balance at June 30, 1998.............     421,616     $   42,000     $ 14,498,000   $  29,066,000  $  43,606,000
                                       -----------       -------    --------------  -------------  -------------
                                       -----------       -------    --------------  -------------  -------------

          See accompanying notes to consolidated financial statements.

                          PENHALL INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                       FOR THE YEARS
                                                                                       ENDED JUNE 30
                                                                           -------------------------------------
                                                                              1996         1997         1998
                                                                           -----------  -----------  -----------
Cash flows from operating activities:
  Net earnings...........................................................  $ 5,085,000  $ 5,457,000  $ 2,701,000
  Adjustments to reconcile net earnings to net cash provided by operating activities:
    Depreciation and amortization........................................    5,417,000    6,878,000    8,870,000
    Provision for doubtful accounts......................................      337,000      (94,000)    (115,000)
    Provision for deferred taxes.........................................      642,000     (332,000)   1,281,000
    Compensation expense related to exercise of stock options............      --           --           579,000
    Gain on sale of assets...............................................     (331,000)    (258,000)    (203,000)
    (Increase) decrease in assets and increase (decrease) in liabilities:
      Receivables........................................................      914,000   (6,427,000)  (4,710,000)
      Inventories, prepaid expenses and other assets.....................     (735,000)    (662,000)     295,000
      Costs and estimated earnings in excess of billings on uncompleted
        contracts........................................................     (717,000)     212,000     (308,000)
      Trade accounts payable and accrued liabilities.....................   (1,341,000)   2,248,000    7,100,000
      Billings in excess of costs and estimated earnings on uncompleted
        contracts........................................................      594,000     (472,000)     458,000
      Accrued compensation...............................................      821,000    2,012,000      680,000
                                                                           -----------  -----------  -----------
        Net cash provided by operating activities........................   10,686,000    8,562,000   16,628,000
                                                                           -----------  -----------  -----------
Cash flows from investing activities:
  Proceeds from sale of assets...........................................      989,000    1,003,000    1,122,000
  Capital expenditures...................................................  (11,511,000) (16,089,000) (12,287,000)
  Acquisition of Highway Services, Inc., net of cash acquired............      --           --        (5,882,000)
                                                                           -----------  -----------  -----------
        Net cash used in investing activities............................  (10,522,000) (15,086,000) (17,047,000)
                                                                           -----------  -----------  -----------
Cash flows from financing activities:
  Borrowings under long-term debt........................................      700,000   31,744,000   30,341,000
  Repayments of long-term debt...........................................      --       (26,495,000) (29,824,000)
  Paydown on notes payable to stockholders...............................                  (750,000)    (765,000)
  Proceeds from issuance of common stock.................................      224,000    1,764,000    1,000,000
  Repurchase of common stock.............................................     (189,000)     --           (56,000)
  Debt issuance costs....................................................      --           --          (719,000)
                                                                           -----------  -----------  -----------
        Net cash provided by (used in) financing activities..............      735,000    6,263,000      (23,000)
        Net increase (decrease) in cash..................................      899,000     (261,000)    (442,000)
Cash at beginning of year................................................       38,000      937,000      676,000
                                                                           -----------  -----------  -----------
Cash at end of year......................................................  $   937,000  $   676,000  $   234,000
                                                                           -----------  -----------  -----------
                                                                           -----------  -----------  -----------
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
    Income taxes.........................................................    2,825,000    4,390,000    2,730,000
    Interest.............................................................  $   783,000  $   746,000  $ 1,085,000
                                                                           -----------  -----------  -----------
                                                                           -----------  -----------  -----------
Supplemental disclosure of noncash investing and financing activities:
  Borrowings related to the acquisition of assets........................  $ 1,500,000  $   556,000  $ 3,692,000
                                                                           -----------  -----------  -----------
                                                                           -----------  -----------  -----------
  Exercise of stock options..............................................  $   --       $   --       $   708,000
                                                                           -----------  -----------  -----------
                                                                           -----------  -----------  -----------
  The fair value of Highway Services, Inc. net assets at the date of acquisition was $1,283,000. Goodwill of $8,291,000 was recorded in connection with the acquisition.

          See accompanying notes to consolidated financial statements.

                          PENHALL INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          JUNE 30, 1996, 1997 AND 1998

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

COMPANY'S ACTIVITIES AND OPERATING CYCLE

Penhall International, Inc. ("the Company") was founded in 1957 and was incorporated in the state of California on April 19, 1988. The Company serves customers in the industrial, construction, governmental, and residential markets, primarily through the performance of new construction, rehabilitation, and demolition services in connection with infrastructure projects. The Company's revenues are generated through equipment rentals and construction contracts. The length of the construction contracts varies, but typically range from one to 12 months. In accordance with the operating cycle concept, the Company classifies all contract-related assets and liabilities as current items. The Company's base of operations include among others, the states of California, Arizona, Colorado, Nevada, Texas, Georgia, and Utah. Additionally, through its purchase in April of 1998 of Highway Services, Inc. (see note 13), the Company's operations have been expanded to include the mid-western states of the United States and Canada. The Company's operations are primarily conducted through its wholly-owned subsidiaries, Penhall Company and Phoenix Concrete Cutting, Inc.

BASIS OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and all subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

REVENUE RECOGNITION ON LONG-TERM CONSTRUCTION CONTRACTS

Income from construction operations is recorded using the percentage-of-completion method of accounting. The Company has two types of contracts. The first type of contract is fixed unit in which the percentage of completion is determined based on the units completed as a percentage of estimated total units. The second type of contract is lump sum in which percentage of completion is determined based on costs to date as compared to total estimated costs to complete. If estimated total costs on any contract indicate a loss, the Company provides currently for the total loss anticipated on the contract. For long-term contracts which extend beyond fiscal year ends, revisions in cost and profit estimates during the course of the work are reflected in the accounting period in which facts requiring the revision become known. All remaining revenue and costs are recognized as work is performed.

Contract costs include all direct material, equipment rentals, labor and subcontract costs and those indirect costs related to contract performance, such as indirect labor, tools, supplies, repairs and depreciation cost. General and administrative costs are charged to expense as incurred.

The asset "costs and estimated earnings in excess of billings on uncompleted contracts" represents revenues recognized in excess of amounts billed. The liability "billings in excess of costs and estimated earnings on uncompleted contracts" represents billings in excess of revenues recognized.

Income from claims for additional contract compensation is recorded upon settlement of the disputed amount.

                          PENHALL INTERNATIONAL, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          JUNE 30, 1996, 1997 AND 1998

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INVENTORIES

Inventories, which consist of diamond cutting blades and blade fuel, are stated at cost. Cost is determined using the purchase price of the assets and is expensed based on usage.

PROPERTY, PLANT AND EQUIPMENT

The Company and its subsidiaries provide for depreciation of property, plant and equipment based on the estimated useful lives of the assets, using the straight-line method and a residual value of 10% as follows:

Buildings         15 to 39
                  years
Equipment         3 to 8 years

Leasehold improvements are amortized over the lesser of the life of the lease or useful life of the asset.

The cost and accumulated depreciation applicable to assets sold or otherwise disposed of are eliminated from the asset and accumulated depreciation accounts. Gain or loss on disposition is reflected in other operating income.

GOODWILL

Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, generally 15 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved. Amortization expense related to goodwill amounted to $28,000, $171,000 and $272,000 for the years ended June 30, 1996, 1997 and 1998, respectively.

IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," on July 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future net cash flows (undiscounted and without interest) expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this Statement did not have an impact on the Company's consolidated financial position, results of operations or liquidity.

                          PENHALL INTERNATIONAL, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          JUNE 30, 1996, 1997 AND 1998

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INCOME TAXES

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ENVIRONMENTAL REMEDIATION COSTS

Losses associated with environmental remediation obligations are accrued for when such losses are probable and reasonably estimable. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value.

STOCK-BASED COMPENSATION

Prior to June 30, 1996, the Company accounted for its stock-based compensation plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. In accordance with APB Opinion No. 25, compensation expense for "fixed" stock compensation plans is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. For "variable" stock compensation plans, compensation expense is recorded at the end of each reporting period based on the difference between the purchase or exercise price and the buy-out price or market value of the underlying security. On July 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and to provide disclosures for employee stock-based compensation grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123. No stock options have been granted since 1993. As such, no pro forma disclosures have been made.

EARNINGS PER SHARE

Basic earnings per share is computed by dividing net earnings available to common stockholders by the weighted average number of common shares outstanding during the period. Dilutive earnings per share is calculated by dividing net earnings available to common stockholders plus the impact of assumed dilutive potential securities. The Company has granted certain options which have been treated as common share equivalents for purposes of calculating diluted earnings per share.

                          PENHALL INTERNATIONAL, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          JUNE 30, 1996, 1997 AND 1998

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
The following table sets forth the calculation of diluted earnings per share for each of the years in the three-year period ended June 30, 1998:

                                                                YEAR ENDED JUNE 30,
                                                      ----------------------------------------
                                                          1996          1997          1998
                                                      ------------  ------------  ------------
Diluted earings per share calculation
  Net earnings......................................  $  5,085,000  $  5,457,000  $  2,701,000
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------
  Weighted average shares...........................       383,958       400,813       405,103
  Plus-incremental shares from assumed conversion of
    stock options...................................         5,663         6,915         7,331
                                                      ------------  ------------  ------------
  Dilutive potential shares.........................       389,621       407,728       412,434
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------
Diluted earings per share...........................  $      13.05  $      13.38  $       6.55
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

In March 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"), effective for fiscal years ending after December 15, 1997. SFAS 128 introduces and requires the presentation of "basic" earnings per share which represents net earnings divided by the weighted average shares outstanding. Dual presentation of "diluted" earnings per share, reflecting the effects of all potentially dilutive securities, is also required. The Company adopted the provisions of SFAS No. 128 on July 1, 1997. Earnings per share for all periods presented prior to the Company's adoption of SFAS No. 128 have been restated to conform to the provisions of SFAS No. 128. The adoption of SFAS No. 128 did not have a material impact on the consolidated financial statements of the Company.

MANAGEMENT'S ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

Certain reclassifications have been made to prior years' balances to conform to the current presentation.

                          PENHALL INTERNATIONAL, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          JUNE 30, 1996, 1997 AND 1998

(2) RECEIVABLES

Contract receivables represent those amounts which actually have been billed. Contract retentions are collectible upon completion or other milestones of contract performance. Based upon anticipated contract completion dates, these retainages are expected to be collected as follows:

                                                                      JUNE 30,      JUNE 30,
                                                                        1997          1998
                                                                    ------------  ------------
Years ending June 30:
1998..............................................................  $  1,872,000            --
1999..............................................................     1,123,000       445,000
2000..............................................................       749,000     1,782,000
2001..............................................................       --          1,336,000
2002..............................................................       --            891,000
                                                                    ------------  ------------
                                                                    $  3,744,000  $  4,454,000
                                                                    ------------  ------------
                                                                    ------------  ------------

Transactions in the allowance for doubtful receivables are summarized as follows:

                                                    YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                   JUNE 30, 1996  JUNE 30, 1997  JUNE 30, 1998
                                                   -------------  -------------  -------------
Balance, beginning of period.....................   $   998,000    $ 1,335,000    $ 1,110,000
Provision for doubtful accounts..................       346,000        (94,000)        14,000
Accounts charged off.............................        (9,000)      (131,000)      (129,000)
                                                   -------------  -------------  -------------
Balance end of period............................   $ 1,335,000    $ 1,110,000    $   995,000
                                                   -------------  -------------  -------------
                                                   -------------  -------------  -------------

(3) OTHER ASSETS

                                                                            JUNE 30,
                                                                  ----------------------------
                                                                      1997           1998
                                                                  -------------  -------------
Cash surrender value on officers' life insurance policies.......  $   1,685,000  $     574,000
Loans on officers' life insurance policies......................     (1,357,000)      (449,000)
Debt issuance costs.............................................       --              719,000
Covenants not to compete........................................        288,000        288,000
Accumulated amortization........................................        (52,000)      (146,000)
Other...........................................................        164,000        140,000
                                                                  -------------  -------------
                                                                  $     728,000  $   1,126,000
                                                                  -------------  -------------
                                                                  -------------  -------------

The covenants not to compete are amortized over the life of the agreement. Amortization expense related to the covenants not to compete amounted to $171,000, $107,000 and $94,000 for the years ended June 30, 1996, 1997 and 1998, respectively.

                          PENHALL INTERNATIONAL, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          JUNE 30, 1996, 1997 AND 1998

(4) ACCRUED LIABILITIES

                                                                             JUNE 30,
                                                                    --------------------------
                                                                        1997          1998
                                                                    ------------  ------------
Union benefits....................................................  $    770,000  $    700,000
Accrued bonuses...................................................     1,056,000       807,000
Accrued debt issuance costs.......................................       --            351,000
Accrued merger costs..............................................       --            905,000
Accrued tax gross-up payments (note 14)...........................       --          2,936,000
Accrued insurance.................................................       764,000       618,000
Accrued vacation..................................................       320,000       320,000
Accrued payroll...................................................       459,000     1,521,000
Other.............................................................     1,555,000       883,000
                                                                    ------------  ------------
                                                                    $  4,924,000  $  9,041,000
                                                                    ------------  ------------
                                                                    ------------  ------------

(5) LONG-TERM CREDIT FACILITY AND DEBT

    Long-term debt consists of the following:

                                                                                     JUNE 30
                                                                           ----------------------------
                                                                               1997           1998
                                                                           -------------  -------------
The Company has a $20,000,000 secured bank line of credit with the
  Company's principal bank for working capital purposes. Advances under the line bear interest at various rates of interest ranging from 7.4%
  to 8.5% at June 30, 1997 and 1998. Interest is payable monthly and
  principal is due upon maturity on October 31, 1998. ...................  $  12,150,000     13,860,000

Note payable secured by certain equipment, bearing interest at 6.0%;
  payable in annual principal and interest installments of $208,000; all
  unpaid principal and interest due June 4, 2000.........................        556,000        381,000

Note payable secured by property in Austin, Texas, bearing interest at
  10.0%; payable in monthly principal and interest installments of
  $1,815; all unpaid principal and interest due November 1, 2021.........        199,000        197,000

Note payable secured by certain equipment, bearing interest at 5.51%;
  payable in two installments of principal and interest of $2,000,000 due
  on April 29, 1999 and 2000                                                          --      3,692,000

Other....................................................................         36,000         29,000
                                                                           -------------  -------------
                                                                              12,941,000     18,159,000
Less current installments of long-term debt..............................        185,000      2,617,000
                                                                           -------------  -------------
Long-term debt, excluding current installments...........................  $  12,756,000     15,542,000
                                                                           -------------  -------------
                                                                           -------------  -------------

                          PENHALL INTERNATIONAL, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          JUNE 30, 1996, 1997 AND 1998

(5) LONG-TERM CREDIT FACILITY AND DEBT (CONTINUED)
The Company has unused and available amounts under its line of credit with its principal bank in the amounts of $1,850,000 and $6,140,000, at June 30, 1997 and 1998, respectively.

Under the terms of its line of credit, the Company is required to meet certain financial covenants and ratios, including working capital, net worth, and debt to equity ratios. The Company was in compliance with all covenants and ratios at June 30, 1997 and 1998. Additionally, under the terms of the line of credit, the Company has pledged all of the assets of its wholly owned subsidiaries for the line of credit.

The Company's line of credit was repaid in full on August 4, 1998 through the proceeds received from the new credit facility (see note 14).

Annual maturities of long-term debt for the next five years for the periods ended June 30 are as follows:

                                                                         JUNE 30,
                                                                           1998
                                                                       -------------
1999.................................................................      2,617,000
2000.................................................................      3,059,000
2001.................................................................      1,010,000
2002.................................................................      1,010,000
2003.................................................................        183,000
Thereafter...........................................................     10,280,000
                                                                       -------------
                                                                       $  18,159,000
                                                                       -------------
                                                                       -------------

(6) INCOME TAXES

    Income tax expense (benefit) is comprised of the following components:

                                                                      JUNE 30
                                                     -----------------------------------------
                                                         1996          1997          1998
                                                     ------------  ------------  -------------
Current tax expense:
  Federal..........................................  $  2,270,000  $  3,674,000        919,000
  State............................................       626,000     1,065,000        332,000
                                                     ------------  ------------  -------------
                                                        2,896,000     4,739,000      1,250,000
                                                     ------------  ------------  -------------
Deferred tax expense (benefit):
  Federal..........................................       494,000      (252,000)     1,062,000
  State............................................       148,000       (80,000)       219,000
                                                     ------------  ------------  -------------
                                                          642,000      (332,000)     1,281,000
                                                     ------------  ------------  -------------
                                                     $  3,538,000  $  4,407,000      2,531,000
                                                     ------------  ------------  -------------
                                                     ------------  ------------  -------------

                          PENHALL INTERNATIONAL, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          JUNE 30, 1996, 1997 AND 1998

(6) INCOME TAXES (CONTINUED)
Significant components of the Company's deferred income tax assets and liabilities are as follows:

                                                                            JUNE 30
                                                                  ----------------------------
                                                                      1997           1998
                                                                  -------------  -------------
Deferred tax assets:
  Allowance for doubtful receivables............................  $     444,000  $     408,000
  Accrued compensation..........................................      1,013,000        731,000
  Other.........................................................        598,000        788,000
                                                                  -------------  -------------
      Total deferred tax assets.................................      2,055,000      1,927,000
                                                                  -------------  -------------
Deferred tax liabilities:
  Depreciation..................................................     (3,392,000)    (4,545,000)
  Other.........................................................       (100,000)      (100,000)
                                                                  -------------  -------------
      Total deferred tax liabilities............................     (3,492,000)    (4,645,000)
                                                                  -------------  -------------
      Net deferred tax liability................................  $  (1,437,000) $  (2,718,000)
                                                                  -------------  -------------
                                                                  -------------  -------------

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences.

Deferred income tax expense (benefit) consists of the following:

                                                                       JUNE 30
                                                        --------------------------------------
                                                           1996         1997          1998
                                                        -----------  -----------  ------------
Allowance for doubtful receivables....................  $  (135,000) $    90,000  $     36,000
Other.................................................      284,000     (756,000)     (190,000)
Depreciation..........................................      692,000      860,000     1,153,000
Accrued compensation..................................     (199,000)    (526,000)      282,000
                                                        -----------  -----------  ------------
                                                        $   642,000  $  (332,000) $  1,281,000
                                                        -----------  -----------  ------------
                                                        -----------  -----------  ------------

                          PENHALL INTERNATIONAL, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          JUNE 30, 1996, 1997 AND 1998

(6) INCOME TAXES (CONTINUED)
Income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 34% to earnings before income taxes as follows:

                                                                      JUNE 30
                                                      ----------------------------------------
                                                          1996          1997          1998
                                                      ------------  ------------  ------------
Computed "expected" tax expense.....................  $  2,932,000  $  3,353,000  $  1,779,000
Increase (decrease) in taxes resulting from:
  State income tax expense, net of Federal income
    tax deduction...................................       529,000       605,000       367,000
  Nondeductible portion of stock-based
    compensation....................................       138,000       299,000       221,000
  Other, net........................................       (60,000)      150,000       164,000
                                                      ------------  ------------  ------------
                                                      $  3,539,000  $  4,407,000  $  2,531,000
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

(7) EMPLOYEE RETIREMENT PLANS

    The Company and its subsidiaries contribute to multi-employer pension plans, primarily defined benefit plans, as required by collective bargaining agreements. Contributions to such plans are determined in accordance with the provisions of negotiated labor contracts and are generally based on the number of hours worked. Amounts contributed to these plans in fiscal 1996, 1997, and 1998 aggregated $1,380,000, $1,605,000 and $1,772,000, respectively. In the event of the Company's partial or total withdrawal from such plans, it may be liable for its share of any unfunded vested benefits thereunder. The Company also may be assessed for its share of any unfunded vested benefits resulting from partial or total withdrawal from such plans and any non-payment by other employer participants. Less than 1% of labor is covered by a collective bargaining agreement that will expire within one year.

    The Company sponsors a defined contribution 401(k) plan. Subject to certain terms and conditions of the plan, substantially all of the Company's non-union employees are eligible to participate in the plan. The Company may, but is not required to, make matching contributions to the plan each year, which are allocated to each participant's account in proportion to the amount that he or she has contributed to the plan during the applicable plan year. All Company and employee contributions to the plan plus the earnings thereon are 100% vested. Costs incurred under the plan were $106,000, $152,000 and $161,000 related to the plan for the years ended June 30, 1996, 1997 and 1998, respectively.

(8) STOCK COMPENSATION PLANS

    EMPLOYEE STOCK PURCHASE PLANS--The Company has established employee stock purchase plans referred to as "stock buy-out agreements". Selected employees are allowed to purchase shares at prices that are determined based on a book value formula. The Company guarantees to repurchase the shares upon certain events or termination of the employee. The repurchase price that is paid by the Company is determined based on a book value formula that includes increased multiples at dates specified in the agreements.

                          PENHALL INTERNATIONAL, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          JUNE 30, 1996, 1997 AND 1998

(8) STOCK COMPENSATION PLANS (CONTINUED)
    The stock buy-out agreements entered into subsequent to January 28, 1988 give rise to compensation expense that is accrued over the vesting period based on the difference of the original purchase price and the buy-out price of the shares.

    Shares outstanding that are subject to the stock buy-out agreements were 62,000 and 75,000 at June 30, 1997 and 1998 respectively. The contingent repurchase price of all these shares were $10,606,000 and $13,328,000 at June 30, 1997 and 1998, respectively.

    Compensation expense related to the stock purchase plans amounted to $519,000, $1,643,000 and $994,000 for the years ended June 30, 1996, 1997 and
1998, respectively. The accrued compensation related to the stock buy-out agreements entered into subsequent to January 28, 1988 is reflected as accrued compensation in the accompanying consolidated balance sheets.

    STOCK OPTION PLAN--In March 1993, the Company adopted a stock option plan (the Plan) pursuant to which certain key employees were granted options to purchase up to 13,750 shares of the Company's common stock. Stock options were granted in March 1993 with an exercise price equal to $51.49 per share. All stock options have 10-year terms and vest and become fully exercisable after 5 years from the date of grant. In addition, specific vesting provisions provide for an acceleration of the option exercise date in the event of the occurrence of certain changes in control of the Company. Any shares acquired under these agreements are subject to terms similar to the various employee stock buy-out agreements, as described under Employee Stock Purchase Plans. There are no additional options available for grant under the Plan.

    Compensation expense (benefit) related to the stock option plans due to the related stock buy-out agreements amounted to $302,000, $369,000 and $(314,000) for the years ended June 30, 1996, 1997 and 1998, respectively. The accrued compensation related to the stock option plan is reflected as accrued compensation in the accompanying consolidated balance sheets.

    Stock options outstanding were 13,750 and 0 at June 30, 1997 and 1998. There was no stock option activity during the years ended June 30, 1996 and, 1997. All 13,750 stock options were exercised on June 30, 1998. The Company forgave the exercise price of $51.49 for 11,250 stock options exercised and the resulting compensation expense of $579,000 is included in general and administrative expenses for the year ended June 30, 1998.

(9) COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

    The Company and its subsidiaries lease various properties and equipment under long-term agreements which expire at varying dates through 2002. Certain of these leases provide for renegotiation of annual rentals at specified dates. Rent expense was $452,000, $452,000 and $561,000 for the years ended June 30, 1996, 1997 and 1998, respectively.

                          PENHALL INTERNATIONAL, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          JUNE 30, 1996, 1997 AND 1998

(9) COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) are as follows:

YEARS ENDING JUNE 30:       JUNE 30, 1998
-------------------------  ---------------
1999.....................   $     515,000
2000.....................         530,000
2001.....................         471,000
2002.....................         381,000
2003.....................         185,000
Thereafter...............         114,000
                           ---------------
                            $   2,196,000
                           ---------------
                           ---------------

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to credit risk consist primarily of cash accounts, and contract and trade receivables.

CASH

    At June 30, 1997 and 1998, the Company has approximately $676,000 and $234,000 on deposit at one financial institution.

ENVIRONMENTAL REMEDIATION COSTS

    The Company is currently in the process of complying with upcoming regulatory obligations to upgrade or close underground storage tanks under the Resource Conservation and Recovery Act of 1980, including all applicable requirements of state regulatory agencies, which must be met by December 22, 1998. The Company believes that the costs to address any associated contamination would not reasonably be expected to exceed $170,000. The total estimated aggregate cost of $72,000, principally related to the upgrade or removal of the underground storage tanks, is expected to be paid in 1999 and has been accrued for at June 30, 1998. The cost estimate is based on the proposals from outside environmental engineering companies and from historical costs incurred and represents Management's best estimate of the cost. The estimate of costs and their timing of payment could change as a result of unforeseen circumstances existing at the site.

LETTERS OF CREDIT

    The Company has an existing standby letter of credit with a financial institution in the amount of $450,000 for the benefit of a certain customer of the Company. The standby letter of credit expires on March 1, 1999 and there is no outstanding balance at June 30, 1998. The Company obtained a new standby letter of credit in the aggregate amount of $2,000,000 on July 2, 1998 which expires on December 31, 1998.

                          PENHALL INTERNATIONAL, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          JUNE 30, 1996, 1997 AND 1998

(9) COMMITMENTS AND CONTINGENCIES (CONTINUED)
LITIGATION

    There are various lawsuits and claims pending against and claims being pursued by the Company and its subsidiaries arising out of the normal course of business. It is management's present opinion that the outcome of these proceedings will not have a material effect on the Company's consolidated financial statements taken as a whole.

(10) RELATED PARTY TRANSACTIONS AND NOTES PAYABLE TO STOCKHOLDERS

    During December 1995, the Company purchased from its majority stockholder facilities previously leased under a noncancelable operating arrangement. These facilities were purchased for $2,200,000, with an initial payment of $700,000 and a note payable issued in the amount of $1,500,000. All unpaid principal and interest was paid October 1, 1997.

    In July 1994, the Company repurchased 4,923 shares from a stockholder for a $590,000 promissory note. The note bears interest at 8.0% and is payable in monthly principal and interest installments of $8,333. All unpaid principal and interest is due October 2002.

    In December 1997, the Company repurchased 673 shares from a stockholder with a $111,000 promissory note. The note bears interest at 8.0% and is payable in monthly principal and interest installments of $8,333. All unpaid principal and interest is due January 1999.

(11) COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

                                                                           JUNE 30
                                                                 ----------------------------
                                                                     1997           1998
                                                                 -------------  -------------
Costs incurred on uncompleted contracts........................  $  15,043,000  $  24,533,000
Estimated earnings to date.....................................      5,849,000      3,279,000
                                                                 -------------  -------------
                                                                    20,892,000     27,812,000
Less billings to date..........................................     20,431,000     27,501,000
                                                                 -------------  -------------
                                                                 $     461,000  $     311,000
                                                                 -------------  -------------
                                                                 -------------  -------------
Included in accompanying consolidated balance sheets under the following captions:
    Costs and estimated earnings in excess of billings on
      uncompleted contracts....................................  $     668,000  $     976,000
    Billings in excess of costs and estimated earnings on
      uncompleted contracts....................................       (207,000)      (665,000)
                                                                 -------------  -------------
                                                                 $     461,000  $     311,000
                                                                 -------------  -------------
                                                                 -------------  -------------

(12) FAIR VALUE OF FINANCIAL INSTRUMENTS

    SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the statements of financial

                          PENHALL INTERNATIONAL, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          JUNE 30, 1996, 1997 AND 1998

(12) FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED) condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

    The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at June 30, 1997 and 1998.

                                                                               JUNE 30,
                                                      ----------------------------------------------------------
                                                                  1997                          1998
                                                      ----------------------------  ----------------------------
                                                        CARRYING         FAIR         CARRYING         FAIR
                                                         AMOUNT          VALUE         AMOUNT          VALUE
                                                      -------------  -------------  -------------  -------------
Financial assets:
  Cash..............................................  $     676,000  $     676,000  $     234,000  $     234,000
  Net receivables...................................     23,746,000     23,746,000     29,312,000     29,312,000
Financial liabilities:
  Current installments of
    long-term debt..................................        185,000        185,000      2,617,000      2,617,000
  Current installments of notes payable to
    stockholders....................................        819,000        819,000        131,000        131,000
  Trade accounts payable............................      4,233,000      4,233,000      7,532,000      7,532,000
  Long-term debt....................................     12,756,000     12,758,000     15,542,000     15,440,000
  Notes payable to stockholders.....................        351,000        351,000        274,000        274,000

    The carrying amounts shown in the table are included in the consolidated balance sheets under the indicated captions.

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

        Cash, net receivables, current installments of long-term debt, current installments of notes payable to stockholders, and trade accounts payables:
    The carrying amounts approximate fair value because of the short maturity of these instruments.

        Long-term debt and notes payable to stockholders: The fair value of the Company's long-term debt and notes payable to stockholders is estimated by discounting the future cash flows of each instrument at rates currently offered to the Company for similar debt instruments of comparable maturities by the Company's bankers.

(13) HIGHWAY SERVICES ACQUISITION

    On April 29, 1998, Penhall Company, a wholly-owned subsidiary of the Company, purchased substantially all of the assets of Highway Services, Inc. for approximately $9,654,000 plus the assumption of approximately $1,324,000 of liabilities. Penhall Company paid approximately $5,962,000 in cash, with the remainder payable in equal installments in April 1999 and 2000 pursuant to a $3,692,000 secured

                          PENHALL INTERNATIONAL, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          JUNE 30, 1996, 1997 AND 1998

(13) HIGHWAY SERVICES ACQUISITION (CONTINUED) promissory note which bears interest at 5.51% per annum. HSI is based in Minnesota and operates in approximately 25 states and is a national provider of construction services including grinding, grooving, sawing, sealing and pavement replacement. The acquisition has been accounted for by the purchase method and accordingly, the results of operations of HSI have been included in the Company's consolidated financial statements since April 29, 1998. The excess of the purchase price over the fair value of the net identifiable assets acquired of approximately $8,291,000 has been recorded as goodwill and is being amortized on a straight-line basis over 15 years. The purchase agreement also provides that certain stockholders of HSI purchase 3,147 of the Company's common stock for $1,000,000.

    The following unaudited pro forma financial information presents the combined results of operations of the Company and HSI as if the acquisition had occurred as of the beginning of fiscal year 1997 and 1998, after giving affect to certain adjustments, including amortization of goodwill, increased interest expense on debt related to the acquisition, and related income taxes. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Company and HSI constituted a single entity during such periods.

                                                                                            (UNAUDITED)
                                                                                        YEAR ENDED JUNE 30,
                                                                                   ------------------------------
                                                                                        1997            1998
                                                                                   --------------  --------------
Revenues.........................................................................  $  114,238,000  $  114,706,000
                                                                                   --------------  --------------
                                                                                   --------------  --------------
Net earnings.....................................................................  $    7,061,000  $    3,701,000
                                                                                   --------------  --------------
                                                                                   --------------  --------------
Earnings per share:
  Basic..........................................................................          $17.62           $9.14
  Diluted........................................................................          $17.32           $8.97

Weighted average number of shares outstanding:
  Basic..........................................................................         400,813         405,103
  Diluted........................................................................         407,728         412,434

(14) SUBSEQUENT EVENTS

    On August 4, 1998, $100,000,000 of 12% Senior Notes (the Senior Notes) were sold by Penhall Acquisition Corp., an Arizona corporation formed by an unrelated third party (the Third Party) to effect the recapitalization of the Company. As part of the recapitalization, a series of mergers (the Recapitalization Mergers) were consummated pursuant to which Phoenix Concrete Cutting, Inc., a wholly-owned subsidiary of the Company, became the corporate parent of the Company, the Third Party acquired a 62.5% interest in the Company and Phoenix Concrete Cutting, Inc. became the successor obligor of the Senior Notes. Following the consummation of the Recapitalization Mergers, Phoenix Concrete Cutting, Inc. changed its name to Penhall International Corp., and the Company changed its name to Penhall Rental Corp. For the year ended June 30, 1998, $1,207,000 is included in general and administrative expenses for the costs associated with the Recapitalization Mergers. At June 30, 1998, $719,000 has been deferred as an other asset relating to costs associated with the issuance of the debt.

                          PENHALL INTERNATIONAL, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          JUNE 30, 1996, 1997 AND 1998

(14) SUBSEQUENT EVENTS (CONTINUED)
    The Senior Notes are guaranteed by the wholly-owned subsidiaries of the Company and mature on August 1, 2006. Interest will be payable semiannually in arrears beginning February 1, 1999. In addition, the Senior Notes are redeemable, at the Company's option, in whole at any time or in part from time to time, on or after August 1, 2003, at certain redemption rates ranging from 106% to 102%.

    Under generally accepted accounting principles, the Recapitalization Mergers will be accounted for as a leveraged recapitalization transaction in a manner similar to a pooling-of-interests. Under this method, the transfer of controlling interest in the Company to a new investor will not change the accounting basis of the assets and liabilities in the Company's separate stand-alone financial statements.

    In connection with the Recapitalization Mergers, the Company on June 30, 1998 entered into a certain Compensation Tax Consistency and Indemnificaiton Agreement (the Agreement) with certain members of management. Under the Agreement, the Company is obligated to make $3,271,000 of tax gross-up payments to certain members of management. Such expense is included in the statement of earnings for the year ended June 30, 1998 as other compensation.

    Concurrent with the Recapitalization Mergers, the Company entered into a $50,000,000 Senior secured credit facility agreement (the Credit Facility); whereby, it issued a $20,000,000 term loan (the Term Loan) and received a revolving loan (the Revolving Loan) for a maximum credit commitment of $30,000,000.

    The Term Loan in the amount of $20,000,000 commences on August 4, 1998 with quarterly principal payments and ends on June 15, 2004. The quarterly principal payments escalate, at graduated levels, from $750,000 per quarter for the four quarters ending June 15, 2001 to $1,250,000 per quarter for the four quarters ending June 15, 2002 to $1,500,000 per quarter for the eight quarters ending June 15, 2004. The Company may elect to maintain the Term Loan as Base Rate Loans and/or convert into Eurodollar Loans. Interest payments on a Base Rate Loan will accrue quarterly at 1.25% plus the higher of the Federal Funds Effective Rate (as defined) or the then current prime rate and is payable in quarterly installments. Interest payments on Eurodollar Loans will accrue at 2.25% plus the Eurodollar Rate (as defined) and is payable on the last day of each elected interest period which shall range from one to six months, as elected by the Company.

    The Revolving Loan in the maximum credit amount of $30,000,000 commences on August 4, 1998 and the principal matures and is payable on June 15, 2004. Minimum borrowings shall be $250,000 for borrowings elected as Base Rate Loans and $500,000 for borrowings elected as Eurodollar Loans. Interest payments on a Base Rate Loan will accrue quarterly at 1.25% plus the higher of the Federal Funds Effective Rate (as defined) or the then current prime rate and is payable in quarterly installments. Interest payments on Eurodollar Loans will accrue at 2.25% plus the Eurodollar Rate (as defined) and is payable on the last day of each elected interest period which shall range from one to six months, as elected by the Company.

    Subject to and upon the terms and conditions set forth in the Credit Facility Agreement, the lender may make a Swingline Loan to the Company in the aggregate principal amount of $2,500,000. The expiration date of the Swingline Loan is June 10, 2004. The Swingline Loan will be maintained as a Base Rate Loan in which interest payments will accrue quarterly at 1.25% plus the higher of the Federal Funds Effective Rate (as defined) or the then current prime rate and is payable in quarterly installments.

                          PENHALL INTERNATIONAL, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          JUNE 30, 1996, 1997 AND 1998

(14) SUBSEQUENT EVENTS (CONTINUED)
    The Credit Facility is secured by certain assets of the Company and contains certain financial and non-financial covenants.

    The initial proceeds from the Credit facility were used by the Company to extinguish the bank line of credit as discussed in note 5.

    The Company's contractual principal repayment obligations under the Senior Notes and the Credit Facility for the years ending June 30 are as follows:

                          AMOUNT
                       -------------
1999.................       --
2000.................       --
2001.................      3,000,000
2002.................      5,000,000
2003.................      6,000,000
Thereafter...........    106,000,000
                       -------------
Total................    120,000,000
                       -------------
                       -------------

                          JOHN A. KNUTSON & CO., PLLP
                          CERTIFIED PUBLIC ACCOUNTANTS

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Highway Services, Inc.

We have audited the accompanying statements of income, retained earnings, and cash flows of Highway Services, Inc. for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Highway Services, Inc. for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          JOHN A. KNUTSON & CO., PLLP
                                          /s/ John A. Knutson & Co., PLLP
                                          Certified Public Accountants

January 29, 1998
Minneapolis, Minnesota

                             HIGHWAY SERVICES, INC.

                   STATEMENT OF INCOME AND RETAINED EARNINGS

                                                                      FOR THE YEAR   FOR THE THREE  FOR THE THREE
                                                                          ENDED      MONTH PERIOD   MONTH PERIOD
                                                                      DECEMBER 31,    ENDED MARCH    ENDED MARCH
                                                                          1997         31, 1997       31, 1998
                                                                      -------------  -------------  -------------
                                                                                      (UNAUDITED)    (UNAUDITED)
Contract income.....................................................  $  19,693,559   $ 2,722,826    $ 1,402,182

Contract costs......................................................     15,062,354     2,415,860        772,225
                                                                      -------------  -------------  -------------
      Gross profit..................................................      4,631,205       306,966        629,957

Operating expenses
  Equipment (Note 4)................................................        537,534       192,373        288,155
  General and administrative........................................      1,467,427       230,889        236,695
  Interest, net.....................................................         54,281        18,325          4,317
                                                                      -------------  -------------  -------------
                                                                          2,059,242       441,587        529,167
                                                                      -------------  -------------  -------------

      Net income (loss).............................................      2,571,963      (134,621)       100,790

Retained earnings
  Beginning of year.................................................      2,465,831     2,465,831      3,408,794
  Dividends declared and paid.......................................     (1,629,000)      --          (1,889,846)
                                                                      -------------  -------------  -------------
  End of year.......................................................  $   3,408,794   $ 2,331,210    $ 1,619,738
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

      Net earnings (loss) per common share..........................  $    1,420.97   $    (74.38)   $     55.68
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                       See Notes to Financial Statements.

                             HIGHWAY SERVICES, INC.

                            STATEMENT OF CASH FLOWS

                                                           FOR THE YEAR
                                                              ENDED      FOR THE THREE MONTH  FOR THE THREE MONTH
                                                           DECEMBER 31,  PERIOD ENDED MARCH   PERIOD ENDED MARCH
                                                               1997           31, 1997             31, 1998
                                                           ------------  -------------------  -------------------
                                                                             (UNAUDITED)          (UNAUDITED)
Cash flows from operating activities:
  Net income.............................................   $2,571,963      $    (134,621)       $     100,790
  Adjustments to reconcile net income to net cash flows
    from operating activities
    Depreciation.........................................      416,678            104,169              121,033
    Gain on sale of equipment............................      (20,790)          --                     (3,064)
    Cash value increase in excess of premiums............      (23,762)             5,836                   25
    (Increase) decrease in assets
      Accounts receivable................................     (452,892)        (1,892,764)             660,232
      Costs and estimated earnings in excess of billings
        on uncompleted contracts.........................      110,169            110,169             --
      Inventories........................................      214,856            206,632              (42,065)
      Prepaid expenses...................................      (52,442)           (46,718)              29,025
      Refundable taxes...................................       (6,280)          --                      6,280
    Increase (decrease) in liabilities
      Accounts payable...................................      231,002            685,511             (411,189)
      Accrued expenses...................................     (128,614)          (111,898)             (98,059)
                                                           ------------  -------------------  -------------------
        Net cash provided by operating activities........    2,859,888         (1,073,684)             363,008
                                                           ------------  -------------------  -------------------
Cash flows from investing activities:
  Proceeds from sale of equipment........................       73,640           --                     12,939
  Expenditures for property and equipment................     (387,284)          (131,564)             (32,337)
  Deposit on computer equipment..........................       14,225             14,225             --
  Life insurance premiums paid...........................      (23,799)           (16,036)              (7,800)
                                                           ------------  -------------------  -------------------
        Net cash (used) in investing activities..........     (323,218)          (133,375)             (27,198)
Cash flows from financing activities:
  Principal payments on long-term debt...................     (257,062)           937,589              807,769
  Principal payments on capitalized lease obligation.....      (25,694)          --                   --
  Distributions to stockholders..........................   (1,629,000)          --                 (1,889,846)
                                                           ------------  -------------------  -------------------
        Net cash (used) in financing activities..........   (1,911,756)           937,589           (1,082,077)
                                                           ------------  -------------------  -------------------
        Net increase (decrease) in cash and cash
          equivalents....................................      624,914           (269,470)            (746,267)
Cash and cash equivalents
  Beginning of period....................................      259,540            259,540              884,454
                                                           ------------  -------------------  -------------------
  End of period..........................................   $  884,454      $      (9,930)       $     138,187
                                                           ------------  -------------------  -------------------
                                                           ------------  -------------------  -------------------

                       See Notes to Financial Statements.

SUPPLEMENTAL DISCLOSURES
See Note 7

                             HIGHWAY SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

    Highway Services, Inc., incorporated on March 15, 1968, is a contractor specializing in grinding, sawing, and repairing concrete highways throughout the United States.

USE OF ESTIMATES

    Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

REVENUE AND COST RECOGNITION

    The Company reports revenue from construction contracts on the percentage of completion method for both financial and income tax reporting. Percentage of completion is measured by the percentage of total costs incurred to date compared to estimated total costs for each contract. Contract costs include material, labor and benefits, subcontractors, equipment overhead, and other direct costs. Provision for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Revisions in cost and profit estimates are reflected in the accounting period when the facts which require the revision become known.

UNAUDITED INTERIM STATEMENTS:

    The financial statements for the three months ended March 31, 1997 and 1998 are unaudited. In the opinion of Management all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of such financial statements have been included. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the Company's future results of operations for the full year ending December 31, 1998.

PROPERTY AND DEPRECIATION

    Property and equipment are carried at cost. Maintenance and repairs are charged to operations and additions or improvements are capitalized. Items of property sold, retired, or otherwise disposed of are removed from the asset and accumulated depreciation accounts and any gains or losses thereon are reflected in operations.

    Depreciation is computed using straight-line and accelerated methods over the following estimated service lives:

TYPE OF ASSET                                                                       LIVES
-----------------------------------------------------------------------------  ---------------
Construction equipment.......................................................  5 to 7 Years
Equipment capitalized under lease............................................  5 Years
Trucks, trailers, and autos..................................................  7 Years
Shop and office equipment....................................................  5 to 12 Years
Building.....................................................................  39 Years

2. RETIREMENT PLANS

PROFIT SHARING PLAN

    In 1994 the Company adopted an employee retirement savings plan under Internal Revenue Code Section 401(k). Full-time employees with at least one year of service may enter the plan and elect to defer

                             HIGHWAY SERVICES, INC.

2. RETIREMENT PLANS (CONTINUED)
up to 15% of their salaries. Discretionary employer matching contributions are determined periodically by the Company's board of directors. For the year ended December 31, 1997, and the three month periods ended March 31, 1997 and 1998, the Company matched 40% of employee elective deferrals. Total employer matching contributions were $79,717, $9,085 (unaudited) and $8,195 (unaudited) for the years ended December 31, 1997 and the three month periods ended March 31, 1997 and 1998, respectively.

MULTI-EMPLOYER PENSION PLANS

    The Company contributes to union-sponsored multi-employer retirement plans in accordance with negotiated union contracts. The plans cover all union employees, which represent substantially all of the Company's employees. Contributions, based on varying rates for the hours worked by the employees, totaled $170,986, $51,884 (unaudited) and $28,354 (unaudited) for the year ended December 31, 1997 and the three month periods ended March 31, 1997 and 1998, respectively.

    Government regulations significantly increase pension responsibilities for participating employers. Under these regulations (the Multi-Employer Pension Plan Amendments Act of 1980) if a plan terminates or the employer withdraws, the Company could be subject to a substantial "withdrawal liability". The most current financial information available from the plan which covers most of the Company employees states that as of December 31, 1996 (the date of the latest actuarial valuation) the unfunded value of vested benefits was $0. The Company does not anticipate withdrawal from the plans, nor is the Company aware of any unexpected plan terminations.

3. PROVISION FOR INCOME TAXES

    The Company has elected to be taxed as an S corporation, whereby all taxable income flows through to the stockholders. Therefore, no provision for federal income taxes has been made.

    Taxes currently payable occur for those states which charge minimum fees for S corporations.

    In the future, if the Company elects to be taxed as a C corporation, deferred income taxes would be set-up for the cumulative difference between financial statement and income tax depreciation methods. As of December 31, 1997 the cumulative difference between depreciation methods was approximately $693,000, on which deferred income taxes would be approximately $277,000.

4. EQUIPMENT EXPENSE

                                                                             THREE MONTH   THREE MONTH
                                                                YEAR ENDED   PERIOD ENDED  PERIOD ENDED
                                                               DECEMBER 31,   MARCH 31,     MARCH 31,
                                                                   1997          1997          1998
                                                               ------------  ------------  ------------
                                                                             (UNAUDITED)   (UNAUDITED)
Depreciation.................................................   $  416,678    $  104,876    $  114,224
Repairs......................................................      807,286       156,096       146,384
Labor and fringes............................................      266,473        60,168        77,686
Equipment rent...............................................      (13,940)            0             0
Licenses and fees............................................       46,914        32,200        44,941
Gain on sale of equipment....................................      (20,790)            0        (3,064)
                                                               ------------  ------------  ------------
                                                                 1,502,621       353,340       380,171
Equipment costs charged to contracts.........................     (965,087)     (160,967)      (92,016)
                                                               ------------  ------------  ------------
                                                                $  537,534    $  192,373    $  288,155
                                                               ------------  ------------  ------------
                                                               ------------  ------------  ------------

                             HIGHWAY SERVICES, INC.

5. RELATED PARTY TRANSACTIONS AND LEASES

    The Company leases its building from R & B Properties, a partnership related to Highway Services, Inc. through common ownership.

    The building lease has a one year term ending February 1, 1998, with a base rent of $2,800 per month. This is a triple net lease requiring the Company to pay all taxes, insurance, and maintenance costs. Rent expense, including real estate taxes was $48,156, $6,663 (unaudited) and $8,954 (unaudited) for the year ended December 31, 1997 and three month periods ended March 31, 1997 and 1998, respectively.

    Future minimum annual lease payments required for years ending December 31 are as follows:

1998...............................................................  $  36,254
1999...............................................................     38,050
2000...............................................................     39,942
2001...............................................................     42,025
2002...............................................................      3,517

6. JOINT VENTURE

    On November 19, 1996, the Company entered into a joint venture agreement with Penhall Company of California. The joint venture has signed a subcontract with Granite Construction to grind existing concrete pavement in the State of California for approximately $2,600,000. The Company's portion of the work, approximately $1,300,000 or 50% of the subcontract, was accounted for as a separate job with Granite Construction and was completed during 1997.

7. SUPPLEMENTAL DISCLOSURES TO STATEMENTS OF CASH FLOWS

    Supplemental cash flow information and schedules of non-cash investing and financing activities:

                                                            YEAR ENDED    THREE MONTHS    THREE MONTHS
                                                           DECEMBER 31       ENDED           ENDED
                                                               1997      MARCH 31, 1997  MARCH 31, 1998
                                                           ------------  --------------  --------------
                                                           (UNAUDITED)    (UNAUDITED)     (UNAUDITED)
Interest paid............................................   $   79,792     $   18,325      $   12,625
                                                           ------------  --------------  --------------
                                                           ------------  --------------  --------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                  PAGE
                                                ---------
Available Information.........................        iii
Summary.......................................          1
Risk Factors..................................         15
The Transactions..............................         23
Use of Proceeds...............................         24
Capitalization................................         25
Unaudited Pro Forma Condensed Consolidated
  Financial Statements........................         26
Selected Historical Consolidated Financial
  Data........................................         34
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..................................         35
The Exchange Offer............................         41
Industry Overview.............................         47
Business......................................         48
Management....................................         60
Ownership of Capital Stock....................         63
Certain Relationships and Related
  Transactions................................         68
Description of Certain Indebtedness...........         69
Description of the Notes......................         71
Book-Entry; Delivery and Form.................        100
Certain Federal Income Tax Consequences.......        102
Plan of Distribution..........................        103
Legal Matters.................................        105
Experts.......................................        105
Index to Financial Statements.................        F-1

    UNTIL            , 1999 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE NOTES, WHETHER OR NOT PARTICIPATING IN THE ORIGINAL DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                   PROSPECTUS

                                  $100,000,000

                                     [LOGO]

                          PENHALL INTERNATIONAL CORP.

                               OFFER TO EXCHANGE

                           12% SENIOR NOTES DUE 2006
                              FOR ALL OUTSTANDING
                           12% SENIOR NOTES DUE 2006

                                          , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 10-851 of the Arizona Business Corporation Act provides that an Arizona corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if the individual (1) conducted himself in good faith; (2) reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceedings, he had no reasonable cause to believe his conduct was unlawful. A corporation may indemnify a director in these circumstances only upon specific authorization by the board of directors (or in certain circumstances, a committee thereof) special legal counsel or by shareholders as provided in Section 10-855. Section 10-852 of the Arizona Business Corporation Act provides that an Arizona corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding, unless the articles of incorporation provide otherwise.

    The Articles of Incorporation of the Company provide that a director of the Company shall be entitled to the benefits of all limitations on the liability of directors generally that are available under the Arizona Business Corporation Act, except liability for: (i) the amount of a financial benefit received by a director to which the director is not entitled; (ii) an intentional infliction of harm on the corporation or the shareholders; (ii) a violation Section 10-833 of the Arizona Business Corporation Act; or (iv) an intentional violation of criminal law.

    The Bylaws of the Company provide that the Company shall, to the full extent permitted by the laws of the State of Arizona, indemnify all directors and officers whom it has the power to indemnify pursuant thereto.

    The foregoing summary of the Arizona Business Corporation Act, of the Company's Articles of Incorporation and of the Company's Bylaws is qualified in its entirety by reference to the relevant provisions of the Arizona Business Corporation Act and by reference to the relevant provisions of the Company's Articles of Incorporation (filed as Exhibit 3.1) and the relevant provisions of the Company's Bylaws (filed as Exhibit 3.2).

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits:

  EXHIBIT
    NO.                                                     DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------
       2     Agreement and Plan of Merger, dated as of June 30, 1998 (as amended pursuant to letter agreements executed in connection therewith), by and among Penhall International, Inc., the stockholders of Penhall
             International, Inc., Phoenix Concrete Cutting, Inc., Bruckmann, Rosser, Sherrill & Co., L.P. and Penhall
             Acquisition Corp.

       3.1   Amended and Restated Articles of Incorporation of the Company (formerly known as Phoenix Concrete
             Cutting, Inc.)

       3.2   Bylaws of the Company

       3.3   Restated Articles of Incorporation of Penhall Rental Corp. (formerly known as Penhall International,
             Inc.)

       3.4   Bylaws of Penhall Rental Corp. (formerly known as Penhall International, Inc.)

  EXHIBIT
    NO.                                                     DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------
       3.5   Articles of Incorporation of Penhall Company

       3.6   Bylaws of Penhall Company

       4.1   Indenture dated as of August 1, 1998, between Penhall Acquisition Corp. and United States Trust Company
             of New York, as Trustee

       4.2   First Supplemental Indenture dated as of August 4, 1998, by and among the Company, Penhall Rental Corp.,
             Penhall Company and United States Trust Company of New York

       4.3   Assumption Agreement dated as of August 4, 1998 among the Company, Penhall Rental Corp. and Penhall
             Company

       4.4   Registration Rights Agreement dated as of August 4, 1998, by and among Penhall Acquisition Corp., BT
             Alex. Brown Incorporated and Credit Suisse First Boston Corporation

       4.5   Form of the Company's 12% Senior Notes due 2006 (included in Exhibit 4.1)

       4.6   Credit Agreement dated August 4, 1998, by and among the Company, Penhall Acquisition Corp., Bankers Trust
             Company, as administrative agent, Credit Suisse First Boston, as syndication agent, and various lending institutions named therein

       4.7   Securities Holders Agreement dated August 4, 1998, by and among the Company, Bruckmann, Rosser, Sherrill
             & Co., L.P. and the Management Stockholders named therein

       5     Opinion of Dechert Price & Rhoads*

      10.1   Purchase Agreement dated July 28, 1998, among Penhall Acquisition Corp., BT Alex. Brown Incorporated and
             Credit Suisse First Boston Corporation with respect to the 12% Senior Notes due 2006

      10.2   Management Agreement dated August 4, 1998, by and between the Company and Bruckmann, Rosser, Sherrill &
             Co., Inc.

      10.3   Employment Agreement dated as of August 4, 1998, by and between the Company and C. George Bush

      10.4   Employment Agreement dated as of August 4, 1998, by and between the Company and Bruce Varney

      10.5   Employment Agreement dated as of August 4, 1998, by and between the Company and Scott E. Campbell

      10.6   Employment Agreement dated as of August 4, 1998, by and between the Company and Jack S. Hobbs

      10.7   Employment Agreement dated as of August 4, 1998, by and between the Company and Vincent M. Gutierrez

      10.8   Employment Agreement dated as of August 4, 1998, by and between the Company and Leif McAfee

      10.9   Penhall International, Inc. and Affiliated Companies Employees' Profit Sharing (401(k)) Plan*

      10.10  Penhall International, Corp. 1998 Stock Option Plan*

      12     Statement of Ratio of Earnings to Fixed Charges

      21     Subsidiaries of the Company

  EXHIBIT
    NO.                                                     DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------
      23.1   Consent of Dechert Price & Rhoads (included in Exhibit 5)

      23.2   Consent of KPMG Peat Marwick LLP

      23.3   Consent of Moss Adams LLP

      23.4   Consent of John A. Knutson & Co., PLLP

      24     Power of Attorney (included on signature page)

      25     Statement of Eligibility and Qualification, Form T-1, of United States Trust Company of New York, as
             Trustee under the Indenture filed as Exhibit 4.1

      27     Financial Data Schedule

      99.1   Form of Letter of Transmittal*

      99.2   Form of Notice of Guaranteed Delivery*

------------------------

*   To be supplied by amendment.

    (b) Financial Statement Schedules:

SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

    Schedules not listed above are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

ITEM 22. UNDERTAKINGS

    (a) The undersigned registrant hereby undertakes:

        (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

PENHALL INTERNATIONAL CORP.

    Pursuant to the requirements of the Securities Act of 1933, as amended, the above-named Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Anaheim, State of California, on the 30th day of September, 1998.

                                PENHALL INTERNATIONAL CORP.

                                By:              /s/ JOHN T. SAWYER
                                     -----------------------------------------
                                                   John T. Sawyer
                                        CHAIRMAN OF THE BOARD, PRESIDENT AND
                                              CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    Each person whose signature appears below appoints John T. Sawyer and Martin
W. Houge, either of whom may act without the joinder of the other, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on September 30, 1998.

          SIGNATURE                       TITLE
------------------------------  --------------------------


                                Chairman of the Board,
      /s/ JOHN T. SAWYER          President and Chief
------------------------------    Executive Officer
        John T. Sawyer            (Principal Executive
                                  Officer)

                                Vice President-Finance and
     /s/ MARTIN W. HOUGE          Chief Financial Officer
------------------------------    (Principal Accounting
       Martin W. Houge            Officer)

    /s/ BRUCE C. BRUCKMANN
------------------------------  Director
      Bruce C. Bruckmann

   /s/ HAROLD O. ROSSER II
------------------------------  Director
     Harold O. Rosser II

                                   SIGNATURES

PENHALL RENTAL CORP.

    Pursuant to the requirements of the Securities Act of 1933, as amended, the above-named Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Anaheim, State of California, on the 30th day of September, 1998.

                                PENHALL RENTAL CORP.

                                By:              /s/ JOHN T. SAWYER
                                     -----------------------------------------
                                                   John T. Sawyer
                                        CHAIRMAN OF THE BOARD, PRESIDENT AND
                                              CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on September 30, 1998.

          SIGNATURE                       TITLE
------------------------------  --------------------------


                                Chairman of the Board
                                  (Sole Director),
      /s/ JOHN T. SAWYER          President and Chief
------------------------------    Executive Officer
        John T. Sawyer            (Principal Executive
                                  Officer)

                                Vice President-Finance,
     /s/ MARTIN W. HOUGE          Chief Financial Officer
------------------------------    and Secretary (Principal
       Martin W. Houge            Accounting Officer)

                                   SIGNATURES

PENHALL COMPANY

    Pursuant to the requirements of the Securities Act of 1933, as amended, the above-named Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Anaheim, State of California, on the 30th day of September, 1998.

                                PENHALL COMPANY

                                By:              /s/ JOHN T. SAWYER
                                     -----------------------------------------
                                                   John T. Sawyer
                                        CHAIRMAN OF THE BOARD, PRESIDENT AND
                                              CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on September 30, 1998.

          SIGNATURE                       TITLE
------------------------------  --------------------------


                                Chairman of the Board
                                  (Sole Director),
      /s/ JOHN T. SAWYER          President and Chief
------------------------------    Executive Officer
        John T. Sawyer            (Principal Executive
                                  Officer)

                                Vice President-Finance,
     /s/ MARTIN W. HOUGE          Chief Financial Officer
------------------------------    and Secretary (Principal
       Martin W. Houge            Accounting Officer)